As filed with the Securities and Exchange Commission on June 23, 2021

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Amendment No. 1 to
Form 10
GENERAL FORM FOR REGISTRATION OF SECURITIES PURSUANT TO SECTION 12(b) OR 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934
Barings Private Credit Corporation
(Exact name of registrant as specified in its charter)
Maryland	04-1590850
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
300 South Tryon Street, Suite 2500 Charlotte, North Carolina	28202
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (704) 805-7200 with copies to:
Harry Pangas
Dechert LLP
1900 K Street NW
Washington, DC 20006
Securities to be registered pursuant to Section 12(b) of the Act:
None
Securities to be registered pursuant to Section 12(g) of the Act:
Common Stock, par value $0.001 per share
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

i

EXPLANATORY NOTE
Barings Private Credit Corporation is filing this Amendment No. 1 to its Registration Statement on Form 10 (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on a voluntary basis in connection with its election to be regulated as a business development company (a “BDC”) under the Investment Company Act of 1940, as amended (the “1940 Act”). Barings Private Credit LLC initially organized as a Maryland limited liability company on April 2, 2021 and converted to a Maryland corporation named Barings Private Credit Corporation effective on May 13, 2021, in connection with the commencement of operations.
Unless indicated otherwise in this Registration Statement or the context requires otherwise, the terms:
•
the terms, “we,” “us,” “our” and the “Company” refer to Barings Private Credit LLC prior to the conversion to a Maryland corporation, and Barings Private Credit Corporation on and after the date of the conversion;

•	“Barings,” “Adviser” and our “Investment Adviser” refers to Barings LLC;
•	“BBDC” refers to Barings BDC, Inc. a publicly-traded BDC which is also managed by the Investment Adviser; and
•	“BCIC” refers to Barings Capital Investment Corporation, a non-listed, public-reporting BDC which is also managed by the Investment Adviser.
The Company is an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As a result, the Company is eligible to take advantage of certain reduced disclosure and other requirements that are otherwise applicable to public companies including, but not limited to, not being subject to the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act of 2002. See “Item 1. Business – JOBS Act.”
Upon the effective date of this Registration Statement, we will be subject to the requirements of Section 13(a) of the Exchange Act, including the rules and regulations promulgated under the Exchange Act, which will require us to file annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. Upon the effective date of this Registration Statement, we will also be subject to the proxy rules in Section 14 of the Exchange Act, and our directors, officers and principal stockholders will be subject to the reporting requirements of Sections 13 and 16 of the Exchange Act. We will also be required to comply with all other obligations of the Exchange Act applicable to issuers filing registration statements pursuant to Section 12(g) of the Exchange Act. The SEC maintains a website (http://www.sec.gov) that contains the reports mentioned in this section.
Investing in shares of our common stock may be considered speculative and involves a high degree of risk, including the following:
•	An investment in our shares is not suitable for you if you might need access to the money you invest in the foreseeable future.
•	You should not expect to be able to sell your shares regardless of how we perform.
•	If you are unable to sell your shares, you will be unable to reduce your exposure on any market downturn.
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Shares of our common stock are not currently listed on an exchange and given that we have no current intention of pursuing any such listing, it is unlikely that a secondary trading market will develop for shares of our common stock. Therefore, the Company’s shares constitute illiquid investments. The purchase of our shares of common stock is intended to be a long-term investment. We do not intend to complete a liquidity event within any specific time period, if at all. We do not intend to list our shares on a national securities exchange.

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Our distributions may be funded from unlimited amounts of offering proceeds or borrowings, which may constitute a return of capital and reduce the amount of capital available to us for investment. Any capital returned to you through distributions will be distributed after payment of fees and expenses.

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We will invest in securities that are rated below investment grade by rating agencies or that would be rated below investment grade if they were rated. Below investment grade securities, which are often referred to as “junk” have predominantly speculative characteristics with respect to the issuer’s capacity to pay interest and repay principal. They will also be difficult to value and are illiquid.

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Investment in the Company is suitable only for sophisticated investors and requires the financial ability and willingness to accept the high risks and lack of liquidity inherent in an investment in the Company.

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The Company intends to invest primarily in privately-held companies for which very little public information exists. Such companies are also generally more vulnerable to economic downturns and may experience substantial variations in operating results.

•	The privately-held companies and below-investment-grade securities in which the Company will invest will be difficult to value and are illiquid.
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The Company has elected to be regulated as a BDC under the 1940 Act, which imposes numerous restrictions on the activities of the Company, including restrictions on leverage and on the nature of its investments.

FORWARD-LOOKING STATEMENTS
This Registration Statement on Form 10 contains forward-looking statements regarding the plans and objectives of management for future operations. Any such forward-looking statements may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” “target,” “goals,” “plan,” “forecast,” “project,” other variations on these words or comparable terminology, or the negative of these words. These forward-looking statements are based on assumptions that may be incorrect, and we cannot assure you that the projections included in these forward-looking statements will come to pass. Our actual results could differ materially from those expressed or implied by the forward-looking statements as a result of various factors, including the factors discussed in Item 1A entitled “Risk Factors” in Part I of this Registration Statement and elsewhere in this Registration Statement. Other factors that could cause our actual results and financial condition to differ materially include, but are not limited to, changes in political, economic or industry conditions, the interest rate environment or conditions affecting the financial and capital markets, including with respect to changes from the impact of the COVID-19 pandemic; the length and duration of the COVID-19 outbreak in the United States as well as worldwide and the magnitude of the economic impact of that outbreak; the effect of the COVID-19 pandemic on our business prospects and the prospects of our portfolio companies, including our and their ability to achieve our respective objectives; the effect of the disruptions caused by the COVID-19 pandemic on our ability to effectively manage our business and on the availability of equity and debt capital and our use of borrowed money to finance a portion of our investments; risks associated with possible disruption due to terrorism in our operations or the economy generally; and future changes in laws or regulations and conditions in our operating areas.
We have based the forward-looking statements included in this Registration Statement on information available to us on the date of this Registration Statement, and we assume no obligation to update any such forward-looking statements, unless we are required to do so by applicable law. However, you are advised to consult any additional disclosures that we may make directly to you or through reports that we in the future may file with the Securities and Exchange Commission, including subsequent amendments to this Registration Statement, annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

Item 1.	Business.
The Company
We were formed on April 2, 2021 as a Maryland limited liability company named Barings Private Credit LLC and converted to a Maryland corporation named Barings Private Credit Corporation effective on May 13, 2021, in connection with the commencement of our operations. We have elected to be regulated as a BDC under the 1940 Act and operate as an externally managed, non-diversified closed-end management investment company. In addition, we expect to elect to be treated as a regulated investment company (“RIC”) under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), and expect to maintain our qualification as a RIC annually thereafter. As a BDC and a RIC, we must comply with certain regulatory requirements. See “Item 1. Business – Regulation as a Business Development Company” and “Item 1. Business – Certain U.S. Federal Income Tax Considerations.”
We are a non-exchange traded, perpetual-life BDC, which is a BDC whose shares are not listed for trading on a stock exchange or other securities market. We use the term “perpetual-life BDC” to describe an investment vehicle of indefinite duration, whose shares of common stock are intended to be sold by the BDC quarterly on a continuous basis at a price generally equal to the BDC’s quarterly net asset value per share. In our perpetual-life structure, we may offer investors an opportunity to repurchase their shares on a quarterly basis, but we are not obligated to offer to repurchase any in any particular quarter in our discretion. We believe that our perpetual nature enables us to execute a patient and opportunistic strategy and be able to invest across different market environments. This may reduce the risk of the Company being a forced seller of assets in market downturns compared to non-perpetual funds. While we may consider a liquidity event at any time in the future, we currently do not intend to undertake a liquidity event, and we are not obligated by our Articles of Incorporation or otherwise to effect a liquidity event at any time.
We are externally managed by the Investment Adviser, Barings LLC, which is registered with the SEC under the Investment Advisers Act of 1940, as amended (the “Advisers Act”). The Investment Adviser also provides the administrative services necessary for us to operate (in such capacity, the “Administrator”). The Administrator may enter into one or more agreements with third parties for them to provide certain administrative services to the Company. The Investment Adviser, a wholly-owned subsidiary of Massachusetts Mutual Life Insurance Company (“MassMutual”), is a leading global asset management firm, with over $326.6 billion in assets under management as of March 31, 2021.
Formation Transactions/Initial Portfolio
On May 12, 2021, shortly prior to our election to be regulated as a BDC and conversion to a Maryland corporation, and in order to avoid the blind pool-aspects typically associated with the launch of a new fund, we acquired from MassMutual and C.M. Life Insurance Company (“CM Life”), a subsidiary of MassMutual, a select portfolio of senior secured private debt investments in, and funding obligations to, well-established middle-market businesses that operate across a wide range of industries (the “Initial Portfolio”). We used the proceeds from the initial closing (the “Initial Closing”) of the Private Offering (as defined below), in connection with which we received $450 million of gross proceeds, along with borrowings under the Revolving Credit Facility (as defined below), to purchase the Initial Portfolio.
The Initial Portfolio is comprised of investments that we believe provide us with a sound foundation for the start of our business. The investments in the Initial Portfolio were selected based upon our defined investment objective, amount and type of unfunded obligations associated with each investment and the investment requirements set forth under the 1940 Act or otherwise imposed by applicable laws, rules or regulations, including in accordance with our election to be treated as a RIC for tax purposes.
The aggregate purchase price for the Initial Portfolio was $602.8 million, which is equal to the sum of the fair values of each investment in the Initial Portfolio at the time of purchase of the Initial Portfolio, net of accrued fees associated with certain unfunded obligations in the Initial Portfolio. The investments in the Initial Portfolio were valued as of March 31, 2021 by an independent third-party valuation firm, provided that any investments in the Initial Portfolio acquired by MassMutual or CM Life after March 31, 2021 were initially valued at cost. In connection with the acquisition of the Initial Portfolio, Barings conducted certain valuation procedures to confirm whether there had been any material changes to the fair value of the investments and obligations in the Initial Portfolio and determined that no purchase price adjustments were necessary.

Revolving Credit Facility
On May 11, 2021, BPC Funding LLC (“BPC Funding”), our wholly-owned subsidiary, entered into an uncommitted senior secured revolving credit facility (the “Revolving Credit Facility”) with BNP Paribas (“BNPP”). BNPP serves as administrative agent, State Street Bank and Trust Company serves as collateral agent, and the Company serves as servicer under the Revolving Credit Facility. The initial maximum amount of borrowings available under the Revolving Credit Facility is $400 million. See “Item 2. Financial Information – Management’s Discussion and Analysis of Financial Condition and Results of Operations – Financial Condition, Liquidity and Capital Resources – Revolving Credit Facility” for more information.
The Private Offering
We are offering on a continuous basis up to $1,000,000,000 in shares of our common stock (the “Private Offering”) in connection with which we have entered, and intend to continue to enter, into subscription agreements with investors (each, a “Subscription Agreement”). The Initial Closing of the Private Offering occurred on May 10, 2021, in connection with which we sold 22,500,000 common units in exchange for gross proceeds of $450 million. The common units issued in the Initial Closing subsequently converted, on a one-to-one basis, into shares of common stock in connection with our conversion to a Maryland corporation.
We will endeavor to take all reasonable actions to avoid interruptions in the continuous Private Offering. Although the shares of common stock in the Private Offering are being sold under the exemption provided by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), only to investors that are “accredited investors” in accordance with Rule 506 of Regulation D promulgated under the Securities Act, there can be no assurance that we will not need to suspend our continuous offering for various reasons, including but not limited to regulatory review from the SEC and various state regulators, to the extent applicable.
We and Barings have applied for exemptive relief from SEC that, if granted, will permit us to issue multiple classes of shares of our common stock with varying sales loads, contingent deferred sales charges, and/or asset-based service and/or distribution fees, the details for which will be finalized at a later date at our discretion (the “Multi-Class Exemptive Relief”). The SEC has not yet granted the Multi-Class Exemptive Relief, and there is no assurance that the relief will be granted.
We intend to issue shares of our common stock in the Private Offering on a quarterly basis at a price per share generally equal to the net asset value per share for our common stock; provided that the Company shall retain the right, if determined by the Company in its sole discretion, to accept subscriptions and issue shares of common stock, in amounts to be determined by the Company, more or less frequently to one or more investors for regulatory, tax or other reasons as may be determined to be appropriate by the Company. The purchase price for common units in the Initial Closing was $20.00 per unit (which subsequently converted, on a one-to-one basis, into shares of our common stock in connection with our conversion to a Maryland corporation). Thereafter, the purchase price per share will equal our net asset value per share, as of the effective date of the quarterly share purchase date. In connection with each issuance of shares in the Private Offering, our Board of Directors (the “Board”) or a committee thereof is required, within 48 hours (excluding Sundays and holidays) of the time of sale, to make the determination that we are not selling shares of our common stock at a price below the then-current net asset value of our common stock at the time at which the sale is made.
The purchase of our shares of common stock is intended to be a long-term investment. We do not intend to complete a liquidity event within any specific time period, if at all. We do not intend to list our shares on a national securities exchange. See “Item 9. Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters – Market Information.”
Beginning no later than the first full calendar quarter after the one-year anniversary of the Initial Closing, and at the discretion of the Board, we intend to commence a share repurchase program in which we intend to repurchase, in each quarter, up to 5% of our shares of common stock outstanding as of the close of the previous calendar quarter, generally using a purchase price equal to the net asset value per share as of the last calendar day of the applicable quarter. However, we are not obligated to repurchase any shares and may choose to repurchase only some, or even none, of the shares that have been requested to be repurchased in any particular quarter in our discretion. The Board may amend, suspend or terminate the share repurchase program if it deems such action to be in our best interest and the best interest of our stockholders. As a result, share repurchases may not be available each quarter, stockholders may not be able to sell their shares promptly or at a desired price, and an investment in our shares is not suitable if you require short-term liquidity with respect to your investment in

us. We intend to conduct such repurchase offers in accordance with the requirements of Rule 13e-4 promulgated under the Exchange Act and the 1940 Act and subject to compliance with applicable covenants and restrictions under our financing arrangements. All shares purchased by us pursuant to the terms of each tender offer will be redeemed and thereafter will be authorized and unissued shares. See “Item 9. Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters – Share Repurchase Program.”
Description of Business
We are a financial services company that primarily lends to and invests in senior secured private debt investments in well-established middle-market businesses that operate across a wide range of industries.
Our investment objective is to generate current income by investing directly in privately-held middle-market companies to help these companies fund acquisitions, growth or refinancing. Barings employs fundamental credit analysis, and targets investments in businesses with low levels of cyclicality (i.e., the risk of business cycles or other economic cycles adversely affecting them) and operating risk relative to other businesses in this market segment. The holding size of each position will generally be dependent upon a number of factors including total facility size, pricing and structure, and the number of other lenders in the facility. Barings has experience managing levered vehicles, both public and private, and seeks to enhance our returns through the use of leverage with a prudent approach that prioritizes capital preservation. Barings believes this strategy and approach offers attractive risk/return with lower volatility given the potential for fewer defaults and greater resilience through market cycles. A significant portion of our investments are expected to be rated below investment grade by rating agencies or, if unrated, would be rated below investment grade if they were rated. Below investment grade securities, which are often referred to as “junk,” have predominantly speculative characteristics with respect to the issuer’s capacity to pay interest and repay principal. To a lesser extent, we may make investments in syndicated loan opportunities for cash management and other purposes, which includes but is not limited to maintaining more liquid investments to manage our share repurchase program.
We generate revenues in the form of interest income, primarily from our investments in debt securities, loan origination and other fees and dividend income. Fees generated in connection with our debt investments are recognized over the life of the loan using the effective interest method or, in some cases, recognized as earned. We invest primarily in senior secured private debt investments that have terms of between five and seven years and bear interest between the London Interbank Offered Rate (“LIBOR”) (or an applicable successor rate) plus 450 basis points and LIBOR plus 650 basis points per annum. As a BDC, at least 70% of our assets must be “qualifying assets” (measured at the time of investment), which principally include investments in eligible portfolio companies as defined in the 1940 Act. An eligible portfolio company is generally any issuer which is (i) organized under the laws of, and has its principal place of business in, the United States; (ii) is not an investment company or a company that would be an investment company but for certain exclusions under the 1940 Act; and (iii) satisfies any of the following: (a) does not have any class of securities that is traded on a national securities exchange, (b) has a class of securities listed on a national securities exchange, but has an aggregate market value of outstanding voting and non-voting common equity of less than $250 million, (c) is controlled by a BDC, either alone or as part of a group acting together, and such BDC has an affiliated person who is a director of the company or (d) is a small and solvent company having total assets of not more than $4 million and capital and surplus of not more than $2 million. In addition, we will be permitted to and may invest up to 30% of our total assets opportunistically in “non-qualifying assets.” See “Item 1. Business – Regulation as a Business Development Company.” These opportunistic investments in non-qualifying assets may include but may not be limited to assets from the following asset classes: European direct lending, structured credit (e.g., collateralized loan obligations and asset-backed securities), private asset-backed securities, high-yield investments, special situations, real estate debt and/or mortgage securities. A significant portion of any such investments are expected to be rated below investment grade by rating agencies or, if unrated, would be rated below investment grade if they were rated.
The Investment Adviser
Our Investment Adviser, a wholly-owned subsidiary of MassMutual, is a leading global asset management firm and is registered with the SEC as an investment adviser under the Advisers Act. Barings’ primary investment capabilities include fixed income, private credit, real estate, equity, and alternative investments. Subject to the overall supervision of the Board, a majority of which is made up of directors that are not “interested persons,” as defined in Section 2(a)(19) of the 1940 Act, of the Company or the Investment Adviser (“Independent Directors”), Barings’ Global Private Finance Group (“Barings GPFG”) manages our day-to-day operations, and provides investment advisory and management services to us. Barings GPFG is part of Barings’ $244.2 billion Global Fixed Income Platform that invests in liquid, private and structured credit. Barings GPFG manages private funds and separately managed accounts, along with multiple public vehicles. The Investment Adviser has retained its indirect, wholly-owned subsidiary, Baring International Investment Limited (“BIIL”), as a sub-adviser to manage European investments for the Company. BIIL is an investment adviser registered with the SEC in the United States and the Financial Conduct Authority in the United Kingdom with its principal office located in London. As of March 31, 2021, BIIL had approximately $18.3 billion in assets under management. See “Item 1. Business – Sub-Advisory Agreement” for more information regarding the sub-advisory arrangement with BIIL
Among other things, Barings (i) determines the composition of our portfolio, the nature and timing of the changes therein and the manner of implementing such changes; (ii) identifies, evaluates and negotiates the structure of the investments made by us; (iii) executes, closes, services and monitors the investments that we make; (iv) determines the securities and other assets that we purchase, retain or sell; (v) performs due diligence on prospective portfolio companies and (vi) provides us with such other investment advisory, research and related services as we may, from time to time, reasonably require for the investment of our funds.
Barings’ investment experience within the direct private credit market began in 1992 with the formal inception of its private finance business (now called the Global Private Finance Group), and has remained an integral part of Barings’ overall platform to date. Barings GPFG began with a primary focus on investments in North American subordinated debt and equity co-investments, but diversified over the years to expand its capabilities geographically and across all tranches of the capital structure of middle-market companies. Barings GPFG now stands at 69 investment professionals (as of May 31, 2021), located in seven offices on four continents.
Included in Barings GPFG is Barings North American Private Finance Team (the “U.S. Investment Team”), which consists of 35 investment professionals (as of May 31, 2021) located in three offices in the U.S. The U.S. Investment Team provides a full set of solutions to the North American middle market, including revolvers, first and second lien senior secured loans, unitranche structures, mezzanine debt and equity co-investments. The U.S. Investment Team averages over 19 years of industry experience at the Managing Director and Director level. In addition, Barings believes that it has best-in-class support personnel, including expertise in risk management, legal, accounting, tax, information technology and compliance, among others. We expect to benefit from the support provided by these personnel in our operations.
Status under CFTC Rules
To the extent Barings provides commodity interest trading advice to its clients or operates commodity pools, Barings is a commodity trading advisor (“CTA”) or commodity pool operator (“CPO”) duly exempt from registration with the U.S. Commodity Futures Trading Commission (the “CFTC”) or excluded from the definition of CPO. Barings shall maintain such exemption from registration or exclusion continuously or, alternatively, will become a CTA or CPO duly registered with the CFTC and a member in good standing with the National Futures Association.
Investment Committee
The Barings North American Private Finance investment committee (the “Investment Committee”) consists of six members: Eric Lloyd, Managing Director and Global Head of Private Assets; Terry Harris, Managing Director and Head of Global Private Finance Portfolio Management; Ian Fowler, Managing Director, Fund Portfolio Manager and Co-Head of Global Private Finance; Adam Wheeler, Managing Director, Co-Head of Global Private Finance; Mark Flessner, Managing Director and Fund Portfolio Manager; and Brian Baldwin, Managing Director. Collectively, the Investment Committee has over 160 years of industry experience, and each member averages approximately 27 years of industry experience. A majority of the votes cast at a meeting at which a majority of the members of the Investment Committee is present is required to approve all investment decisions.
Eric Lloyd, Terry Harris, Ian Fowler and Adam Wheeler also sit on the European and Asia Pacific Investment Committees, affording them a unique relative value perspective across all of Barings’ investment geographies. Ian Fowler, Mark Flessner and Brian Baldwin have all worked together at prior firms including GE Capital, Freeport Financial and Harbour Group. Barings believes that the individual and shared experience of these six senior team members provides the Investment Committee with an appropriate balance of shared investment philosophy and difference of background and opinion.

Our Business Strategy
Investment Objective
Our primary objective is to generate current income by investing directly in privately-held middle-market companies to help these companies fund acquisitions, growth or refinancing. We invest primarily in directly originated senior secured private debt investments. To a lesser extent, we may make investments in syndicated loan opportunities for cash management and other purposes, which includes but is not limited to maintaining more liquid investments to manage our share repurchase program. Barings believes that the inherently attractive structural features of first lien senior secured private debt investments, coupled with the extensive industry experience and investment expertise of the U.S. Investment Team, provide an opportunity to deliver consistently attractive returns to investors. Our strategy includes the following components:
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Leveraging Barings GPFG’s Origination and Portfolio Management Resources. Barings GPFG has 69 investment professionals located in seven different offices in the U.S., Europe, Australia and Asia. These regional investment teams have been working together in their respective regions for a number of years and have extensive experience advising, investing in and lending to companies across changing market cycles. In addition, the individual members of these teams have diverse investment backgrounds, with prior experience at investment banks, commercial banks, and privately and publicly held companies. We believe this diverse experience provides an in-depth understanding of the strategic, financial and operational challenges and opportunities of middle-market companies.

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Utilizing Long-Standing Relationships to Source Investments. Barings GPFG has worked diligently over decades to build strategic relationships with private equity firms globally. Barings GPFG’s long history of providing consistent, predictable capital to middle-market sponsors, even in periods of market dislocation, has earned Barings a reputation as a reliable partner. Barings GPFG also maintains extensive personal relationships with entrepreneurs, financial sponsors, attorneys, accountants, investment bankers, commercial bankers and other non-bank providers of capital who refer prospective portfolio companies to it. These relationships historically have generated significant investment opportunities. We believe that this network of relationships will continue to produce attractive investment opportunities.

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Focusing on the Middle-Market. We invest primarily in middle-market companies. These companies tend to be privately owned, often by a private equity sponsor, and typically generate annual adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) of $10.0 million to $75.0 million.

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Providing One-Stop Customized Financing Solutions. Barings GPFG’s ability to commit to and originate larger hold positions (in excess of $200 million) in a given transaction is a differentiator to middle-market private equity sponsors. In today’s market, it has become increasingly important to have the ability to underwrite an entire transaction, providing financial sponsors with certainty of close. Barings GPFG offers a variety of financing structures and has the flexibility to structure investments to meet the needs of our portfolio companies.

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Applying Consistent Underwriting Policies and Active Portfolio Management. We believe robust due diligence on each investment is paramount due to the lack of an active secondary market. With limited ability to liquidate holdings, private credit investors must take a longer-term, “originate-to-hold” investment approach. Barings GPFG has implemented underwriting policies and procedures that are followed for each potential transaction. This consistent and proven fundamental underwriting process includes a thorough analysis of each potential portfolio company’s competitive position, financial performance, management team operating discipline, and growth potential and industry attractiveness, which Barings GPFG believes allows them to better assess the company’s prospects. After closing, Barings GPFG maintains ongoing access to both the sponsor and portfolio company management in order to closely monitor investments and suggest or require remedial actions as needed to avoid a default.

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Maintaining Portfolio Diversification. While we focus our investments in middle-market companies, we seek to invest across various industries. Barings GPFG monitors our investment portfolio to ensure we have acceptable industry balance, using industry and market metrics as key indicators. By monitoring our investment portfolio for industry balance, we will seek to reduce the effects of economic downturns associated with any particular industry or market sector. Notwithstanding our intent to invest across a variety of industries, we may from time to time hold securities of a single portfolio company that comprise more than 5.0% of our total assets and/or more than 10.0% of the outstanding voting securities of the portfolio company. For that reason, we will be classified as a non-diversified management investment company under the 1940 Act.
Investments
Debt Investments
The terms of our debt investments will be tailored to the facts and circumstances of each transaction and prospective portfolio company, with a structure that seeks to protect lender rights and manage risk while creating incentives for the portfolio company to achieve its business plan. We also seek to limit the downside risks of our investments by negotiating covenants that are designed to protect our investments while affording our portfolio companies as much flexibility in managing their businesses as possible. Such restrictions may include affirmative and negative covenants, default penalties, lien protections, change of control provisions, put rights and a pledge of the operating companies’ stock which will provide us with additional exit options in downside scenarios. Other lending protections may include term loan amortization, excess cash flow sweeps (effectively additional term loan amortization), limitations on a company’s ability to make acquisitions, maximums on capital expenditures and limits on allowable dividends and distributions. Further, up-front closing fees of typically 1-3% of the loan amount act effectively as pre-payment protection given the cost to a company to refinance early. Additionally, we will sometimes include call protection provisions effective for the first six to twelve months of an investment to enhance our potential total return.
We focus on investing primarily in senior secured private debt investments in well-established middle-market businesses that operate across a wide range of industries. Senior secured private debt investments are negotiated directly with the borrower, rather than marketed by a third party or bought and sold in the secondary market. We believe that negotiated senior secured private debt investments may offer higher returns and certain more favorable protections than syndicated senior secured loans. Fees generated in connection with our debt investments are recognized over the life of the loan using the effective interest method or, in some cases, recognized as earned. We invest primarily in loans that have terms of between five and seven years, and bear interest at rates ranging from LIBOR (or an applicable successor rate) plus 450 basis points to LIBOR plus 650 basis points per annum. To a lesser extent, we may make investments in syndicated loan opportunities for cash management and other purposes, which includes but is not limited to maintaining more liquid investments to manage our share repurchase program.
Equity Investments
We may acquire equity interests in portfolio companies. In such cases, we will generally seek to structure our equity investments as non-control investments to provide us with customary minority rights.
Investment Criteria
We utilize the following criteria and guidelines in evaluating investment opportunities. However, not all of these criteria and guidelines will be met in connection with each of our investments.
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Established Companies with Positive Cash Flow. We seek to invest in later-stage or mature companies with a proven history of generating positive cash flows. We typically focus on companies with a history of profitability and trailing twelve-month adjusted EBITDA ranging from $10.0 million to $75.0 million.

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Experienced Management Teams. Based on our prior investment experience, we believe that a management team with significant experience with a portfolio company or relevant industry experience is essential to the long-term success of the portfolio company. We believe management teams with these attributes are more likely to manage the companies in a manner that protects our debt investment.

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Strong Competitive Position. We seek to invest in companies that have developed strong positions within their respective markets, are well positioned to capitalize on growth opportunities and compete in industries with barriers to entry. We also seek to invest in companies that exhibit a competitive advantage, which may help to protect their market position and profitability.

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Varied Customer and Supplier Bases. We prefer to invest in companies that have varied customer and supplier bases. Companies with varied customer and supplier bases are generally better able to endure economic downturns, industry consolidation and shifting customer preferences.

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Significant Invested Capital. We believe the existence of significant underlying equity value provides important support to investments. We seek to identify portfolio companies that we believe have well-structured capital beyond the layer of the capital structure in which we invest.

Investment Process
Our investment origination and portfolio monitoring activities are performed by Barings GPFG. Barings GPFG has an Investment Committee that is responsible for all aspects of our investment process. The investment process is designed to maximize risk-adjusted returns, minimize non-performing assets and avoid investment losses. In addition, the investment process is also designed to provide sponsors and prospective portfolio companies with efficient and predictable deal execution.
Origination
Barings GPFG’s origination process is summarized in the following chart:

Investment Pre-Screen
Designed to provide early feedback from investment committee prior to committing resources to pursue a transaction

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Preliminary Investment Proposal
To determine if proposed pricing and structure terms are competitive prior to allocating resources to pursue investment

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Investment Approval
Approval to commit to the investment opportunity, subject to specific conditions

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Commitment Letter
Controls around commitment letter issuance ensure compliance with investment approval and Barings GPFG standards

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Documentation
Review of legal documents to confirm consistency with approval and Barings GPFG standards

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Closing
Final sign off on due diligence findings, conditions to approval and deal terms modified subsequent to approval

Investment Pre-Screen
The investment pre-screen process begins with a review of an offering memorandum or other high-level prospect information by an investment originator. A fundamental bottoms-up credit analysis is prepared and independent third-party research is gathered in addition to the information received from the sponsor. The investment group focuses on a prospective investment’s fundamentals, sponsor/source and proposed investment structure. This review may be followed by a discussion between the investment originator and an investment group head to identify investment opportunities that should be passed on, either because they fall outside of Barings GPFG’s stated investment strategy or offer an unacceptable risk-adjusted return. If the originator and investment group head agree that an investment opportunity is worth pursuing, a credit analyst assists the originator with preparation of a screening memorandum. The screening memorandum is discussed internally with the investment group head and other senior members of the investment group, and in certain instances, the investment group head may elect to review the screening memorandum with the Investment Committee prior to the preliminary investment proposal.
Preliminary Investment Proposal
Following the screening memorandum discussion, if the decision is made by the investment group head to pursue an investment opportunity, key pricing and structure terms may be communicated to the prospective borrower verbally or via a non-binding standard preliminary term sheet in order to determine whether the proposed terms are competitive.
Investment Approval
Upon acceptance by a sponsor/prospective borrower of preliminary key pricing and structure terms, the investment process continues with formal due diligence. The investment team attends meetings with the prospective portfolio company’s management, reviews historical and forecasted financial information and third-party diligence reports, conducts research to support preparation of proprietary financial models including both base case and downside scenarios, valuation analyses, and ultimately, an underwriting memorandum for review by the Investment Committee. A majority of the votes cast at a meeting at which a majority of the members of the Investment Committee is present is required to approve all investment decisions.
Commitment Letter
For investments that require written confirmation of commitment, commitment letters must be approved by Barings GPFG’s internal legal team. Commitment letters include customary conditions as well as any conditions specified by the Investment Committee. Such conditions could include, but are not limited to, specific confirmatory due diligence, minimum pre-close adjusted EBITDA, minimum capitalization, satisfactory documentation, satisfactory legal due diligence and absence of material adverse change. Unless specified by the Investment Committee as a condition to approval, commitment letters need not include final Investment Committee approval as a condition precedent.
Documentation
Once an investment opportunity has been approved, negotiation of definitive legal documents occurs, usually simultaneously with completion of any third-party confirmatory due diligence. Typically, legal documentation will be reviewed by Barings GPFG’s internal legal team or by outside legal counsel to ensure that our security interest can be perfected and that all other terms of the definitive loan documents are consistent with the terms approved by the Investment Committee.
Closing
A closing memorandum is provided to the Investment Committee. The closing memorandum addresses final investment structure and pricing terms, the sources and uses of funds, any variances from the original approved terms, an update related to the prospect’s financial performance and, if warranted, updates to internal financial models. The closing memorandum also addresses each of the specific conditions to the approval of the investment by the Investment Committee, including results of confirmatory due diligence with any exceptions or abnormalities highlighted, and includes an analysis of financial covenants with a comparison to the financial forecast prepared by management.

Portfolio Management and Investment Monitoring
Our portfolio management and investment monitoring processes are overseen by Barings GPFG. Barings GPFG’s portfolio management process is designed to maximize risk-adjusted returns and identify non-performing assets well in advance of potentially adverse events in order to mitigate investment losses. Key aspects of the Barings GPFG investment and portfolio management process include:
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Culture of Risk Management. The investment team that approves an investment monitors the investment’s performance through repayment. We believe this practice encourages accountability by connecting investment team members with the long-term performance of the investment. This also allows us to leverage the underwriting process, namely the comprehensive understanding of the risk factors associated with the investment that an investment team develops during underwriting. In addition, we foster continuous interaction between investment teams and the Investment Committee. This frequent communication encourages the early escalation of issues to members of the Investment Committee to leverage their experience and expertise well in advance of potentially adverse events.

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Ongoing Monitoring. Each portfolio company is assigned to an analyst who is responsible for the ongoing monitoring of the investment. Upon receipt of information (financial or otherwise) relating to an investment, a preliminary review is performed by the analyst in order to assess whether the information raises any issues that require increased attention. Particular consideration is given to information which may impact the value of an asset. In the event that something material is identified, the analyst is responsible for notifying the relevant members of the deal team and Investment Committee.

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Quarterly Portfolio Reviews. All investments are reviewed on at least a quarterly basis. The quarterly portfolio reviews provide a forum to evaluate the current status of each asset and identify any recent or long-term performance trends, either positive or negative, that may affect its current valuation.

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Focus Credit List Reviews. Certain credits are deemed to be on the “Focus Credit List” and are reviewed on a more frequent basis. These reviews typically occur monthly but can occur more or less frequently based on situational factors and the availability of updated information from the applicable portfolio company. During these reviews, the investment team provides an update on the situation and discusses potential courses of action with the Investment Committee to ensure any mitigating steps are taken in a timely manner.

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Sponsor Relationships. We intend to invest primarily in transactions backed by a private equity sponsor and when evaluating investment opportunities, we will take into account the strength of the sponsor (e.g., track record, sector expertise, strategy, governance, follow-on investment capacity and relationship with Barings GPFG). Having a strong relationship and staying in close contact with sponsors and management during not only the underwriting process but also throughout the life of the investment allows us to engage the sponsor and management early to address potential covenant breaks or other issues.

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Robust Investment and Portfolio Management System. Barings’ investment and portfolio management system serves as the central repository of data used for investment management, including both company-level metrics (e.g., probability of default, adjusted EBITDA and geography) and asset-level metrics (e.g., price, spread/coupon and seniority). Barings GPFG portfolio management has established a required set of data that analysts must update quarterly, or more frequently when appropriate, in order to produce a one-page summary for each company, known as tearsheets, which are used during quarterly portfolio reviews.

Exit Strategies/Refinancing
While we generally expect to exit most investments through the refinancing or repayment of our debt, Barings GPFG will typically assist our portfolio companies in developing and planning exit opportunities, including any sale or merger of our portfolio companies. Barings GPFG may also assist in the structure, timing, execution and transition of these exit strategies.

Competition
We compete for investments with a number of investment funds including public funds, private equity funds, other BDCs, as well as traditional financial services companies such as commercial banks and other sources of financing. Some of these entities have greater financial and managerial resources than we do. In addition, some of our competitors may have higher risk tolerances or different risk assessments, which could allow them to consider more investments and establish more relationships than we do. Furthermore, many of our competitors are not subject to the regulatory restrictions that the 1940 Act imposes on us as a BDC.
We use the expertise of the investment professionals of Barings to assess investment risks and determine appropriate pricing for our investments in portfolio companies. We believe the relationship we have with Barings enables us to learn about, and compete for financing opportunities with companies in middle-market businesses that operate across a wide range of industries. For additional information concerning the competitive risks we face, see “Item 1A. Risk Factors—Risks Relating to Our Business and Structure—We operate in a highly competitive market for investment opportunities, which could reduce returns and result in losses.”
Expenses
We do not currently have any employees and do not expect to have any employees. The Company’s day-to-day investment operations are managed by Barings, and services necessary for the Company’s business, including the origination and administration of its investment portfolio, are provided by individuals who are employees of Barings, as our Investment Adviser and Administrator, pursuant to the terms of the Investment Advisory Agreement and the Administration Agreement. All investment professionals of Barings and its staff, when and to the extent engaged in providing investment advisory and management services under the Investment Advisory Agreement, and the compensation and routine overhead expenses of such personnel allocable to such services, are provided and paid for by Barings and not by the Company. The Company bears all other costs and expenses of its operations and transactions, including those listed in the Investment Advisory Agreement. See “Item 1. Business – Investment Advisory Agreement.”
The Company reimburses Barings for the costs and expenses incurred by it in performing its obligations and providing personnel and facilities under the Administration Agreement in an amount negotiated and mutually agreed to by the Company and Barings quarterly in arrears. In no event will the agreed-upon quarterly expense amount exceed the amount of expenses that would otherwise be reimbursable by the Company under the Administration Agreement for the applicable quarterly period, and Barings will not be entitled to the recoupment of any amounts in excess of the agreed-upon quarterly expense amount. See “Item 1. Business – Administration Agreement.”
We entered into an Expense Support and Conditional Reimbursement Agreement (the “Expense Support Agreement”), dated May 13, 2021, with Barings, pursuant to which Barings may elect to pay certain of our expenses on our behalf (“Expense Payment”), including organization and offering expenses, provided that no portion of the payment will be used to pay any interest expense or, if applicable following receipt of the Multi-Class Exemptive Relief, if any, distribution and/or shareholder servicing fees of the Company. Any Expense Payment that Barings commits to pay must be paid by Barings to us in any combination of cash or other immediately available funds no later than forty-five days after such commitment is made in writing, and/or offset against amounts due from us to Barings or its affiliates. If Barings elects to pay certain of our expenses, Barings will be entitled to reimbursement of such expenses from us if Available Operating Funds (as defined below in “Item 1. Business – Expense Support and Conditional Reimbursement Agreement”) exceed the cumulative distributions accrued to our stockholders, subject to the terms of the Expense Support Agreement. See “Item 1. Business – Expense Support and Conditional Reimbursement Agreement.”
The Company and Barings may engage one or more placement agents to assist with the placement of shares of the Company’s common stock. Prior to the receipt of the Multi-Class Exemptive Relief, if any, the Investment Adviser has agreed to pay all placement fees and related expenses to placement agents in connection with the Private Offering, but may decide not to do so in connection with its offering of other share classes to the extent it receives the Multi-Class Exemptive Relief. The prospect of receiving placement fees or other compensation may provide placement agents and/or their salespersons with an incentive to favor sales of the shares of the Company over the sale of interests of other investments with respect to which the placement agent does not receive such additional compensation, or receives lower levels of additional compensation.

From time to time, Barings or its affiliates may pay third-party providers of goods or services. We will reimburse Barings or such affiliates thereof for any such amounts paid on our behalf. All of the foregoing expenses will ultimately be borne by our stockholders.
Distribution Policy
We intend to make distributions on a quarterly basis to our stockholders of substantially all of our income, starting with the first calendar quarter after the Initial Closing, and as determined by the Board in its discretion considering factors such as our earnings, cash flow, capital needs and general financial condition and the requirements of Maryland law. As a result, our distribution rates and payment frequency may vary from time to time.
We intend to elect to be treated as a RIC under the Code, and intend to make the required distributions to our stockholders as specified therein. In order to qualify and maintain our tax treatment as a RIC and to obtain RIC tax benefits, we must meet certain minimum distribution, source-of-income and asset diversification requirements. If such requirements are met, then we will generally be required to pay income taxes only on the portion of our taxable income and gains we do not distribute (actually or constructively). We can offer no assurance that we will achieve results that will permit the payment of any cash distributions and our ability to make distributions will be limited by the asset coverage requirement and related provisions under the 1940 Act and contained in any applicable indenture and related supplements to any debt we may issue in the future.
The minimum distribution requirements applicable to RICs require us to distribute to our stockholders each year at least 90% of our investment company taxable income (“ICTI”), as defined by the Code. Depending on the level of ICTI earned in a tax year, we may choose to carry forward ICTI in excess of current year distributions into the next tax year and pay a 4% U.S. federal excise tax on such excess. Any such carryover ICTI must be distributed before the end of the next tax year through a dividend declared prior to filing the final tax return related to the year which generated such ICTI.
ICTI generally differs from net investment income for financial reporting purposes due to temporary and permanent differences in the recognition of income and expenses. We may be required to recognize ICTI in certain circumstances in which we do not receive cash. For example, if we hold debt obligations that are treated under applicable tax rules as having original issue discount (such as debt instruments issued with warrants), we must include in ICTI each year a portion of the original issue discount that accrues over the life of the obligation, regardless of whether cash representing such income is received by us in the same taxable year. We may also have to include in ICTI other amounts that we have not yet received in cash, such as interest income from investments that have been classified as non-accrual for financial reporting purposes. Interest income on non-accrual investments is not recognized for financial reporting purposes, but generally is recognized in ICTI. Because any original issue discount or other amounts accrued will be included in our ICTI for the year of accrual, we may be required to make a distribution to our stockholders in order to satisfy the minimum distribution requirements, even though we will not have received and may not ever receive any corresponding cash amount. ICTI also excludes net unrealized appreciation or depreciation, as investment gains or losses are not included in taxable income until they are realized.
Dividend Reinvestment Plan
We have adopted a dividend reinvestment plan that provides for reinvestment of our distributions on behalf of our common stockholders, unless a common stockholder elects to receive cash as provided below. As a result, if the Board authorizes, and we declare, a cash dividend, then our common stockholders who have not “opted out” of our dividend reinvestment plan will have their cash dividends automatically reinvested in additional shares of our common stock, rather than receiving the cash dividends.
No action is required on the part of a registered common stockholder to have his or her cash dividend reinvested in shares of our common stock. A registered common stockholder may elect to receive an entire dividend in cash by notifying our investor relations department to request a change form, as described below. Such change form must be received by State Street Bank and Trust Company, the “Plan Administrator” and our transfer agent and registrar, no later than 10 business days prior to the distribution date fixed by the Board for such dividend. If such change form is received less than 10 business days prior to the distribution date fixed by the Board, then that dividend will be reinvested pursuant to the terms of the plan. The Plan Administrator will set up an account for shares acquired through the plan for each common stockholder who has not elected to receive dividends in cash and hold such shares in non-certificated form. Those common stockholders whose shares are held by a broker or other financial intermediary may receive dividends in cash by notifying their broker or other financial intermediary of their election so long as their broker or other financial intermediary notifies the Plan Administrator of the same by submitting the change form.
The number of shares to be issued to a stockholder under the dividend reinvestment plan will be determined by dividing the total dollar amount of the distribution payable to such stockholder by the net asset value per share of our common stock as of the last day of our fiscal quarter immediately preceding the date such distribution was declared.
There will be no charges to common stockholders who participate in the plan. We will pay the Plan Administrator’s fees under the plan.
Common stockholders who receive dividends in the form of stock generally are subject to the same federal, state and local tax consequences as are common stockholders who elect to receive their dividends in cash. However, since a participating stockholder’s cash dividends will be reinvested, such stockholder will not receive cash with which to pay any applicable taxes on reinvested dividends. A common stockholder’s basis for determining gain or loss upon the sale of stock received in a dividend from us will be equal to the total dollar amount of the dividend payable to the common stockholder. Any stock received in a dividend will have a holding period for tax purposes commencing on the day following the day on which the shares are credited to the U.S. common stockholder’s account. Stock received in a dividend may generate a wash sale if such stockholder sold out stock at a realized loss within 30 days either before or after such dividend.
Participants may elect to receive their entire dividend in cash or to terminate their accounts under the plan by filling out a change form. To request a change form or for more information, please contact our investor relations department at 1-888-401-1088 or bdcinvestorrelations@barings.com.
We may terminate the dividend reinvestment plan upon notice in writing mailed to each participant at least 30 days prior to any record date for the payment of any dividend by us. All correspondence concerning the plan should be directed to the Plan Administrator by mail at State Street Bank and Trust Company, One Heritage Drive, North Quincy, MA 02171.
Investment Advisory Agreement
Barings serves as our investment adviser. The principal executive offices of Barings are located at 300 South Tryon Street, Suite 2500 Charlotte, North Carolina 28202.
We entered into the Investment Advisory Agreement with Barings on May 13, 2021, pursuant to which Barings manages our day-to-day operations and provides us with investment advisory services. Among other things, the Investment Adviser (i) determines the composition of the portfolio of the Company, the nature and timing of the changes therein and the manner of implementing such changes; (ii) identifies, evaluates and negotiates the structure of the investments made by the Company; (iii) executes, closes, services and monitors the investments that the Company makes; (iv) determines the securities and other assets that the Company will purchase, retain or sell; (v) performs due diligence on prospective portfolio companies and (vi) provides the Company with such other investment advisory, research and related services as the Company may, from time to time, reasonably require for the investment of its funds.
Under the Investment Advisory Agreement, the Company pays the Investment Adviser (i) a base management fee and (ii) an incentive fee as compensation for the investment advisory and management services it provides the Company thereunder.
Base Management Fee
The base management fee is calculated at an annual rate of 0.75% of our average gross assets, including assets purchased with borrowed funds or other forms of leverage but excluding (i) cash and cash equivalents (as defined below) and (ii) net unsettled purchases and sales of investments. For services rendered under the Investment Advisory Agreement, the base management fee is payable quarterly in arrears on a calendar quarter basis. The base management fee is calculated based on the average value of our gross assets (excluding (i) cash and cash equivalents and (ii) net unsettled purchases and sales of investments) at the end of the two most recently completed calendar quarters prior to the quarter for which such fees are being calculated; provided, that upon the end of the first calendar quarter following the Initial Closing, the base management fee is calculated based on the value of our gross assets (excluding (i) cash and cash equivalents and (ii) net unsettled purchases and sales of investments) as of such calendar quarter-end; provided further, that upon the end of the second calendar quarter following the Initial Closing, the base management fee is calculated based on the average value of our gross assets (excluding (i) cash and cash equivalents and (ii) net unsettled purchases and sales of investments) at the end of each of the first two calendar quarters following the Initial Closing (including the quarter for which such fees are being calculated).
The base management fee for any partial quarter will be appropriately pro-rated. All or any part of the base management fee not taken as to any quarter will be deferred without interest and may be taken in any quarter prior to the occurrence of a liquidity event (if any). For purposes of the Investment Advisory Agreement, “cash equivalents” means U.S. government securities, money market fund investments, commercial paper instruments and other similar cash equivalent investments maturing within one year of purchase.
Incentive Fee
The incentive fee under the Investment Advisory Agreement is based on the Company’s income, as described below.
No portion of the incentive fee will be payable until the completion of the first full calendar quarter following the one-year anniversary of the initial effective date of the Investment Advisory Agreement, May 13, 2021 (the “Initial Effective Date”). Upon the completion of the first full calendar quarter following the one-year anniversary of the Initial Effective Date and thereafter, the incentive fee will be determined and paid quarterly in arrears based on the amount by which (x) the aggregate “Pre-Incentive Fee Net Investment Income” (as defined below) in respect of the then-current calendar quarter and the three preceding calendar quarters (the “Trailing Twelve Months”), exceeds (y) the Hurdle Amount (as defined below) in respect of the Trailing Twelve Months. The Hurdle Amount will be determined on a quarterly basis, and will be calculated by multiplying 8.0% by the average of the Company’s net asset value at the beginning of each applicable calendar quarter comprising the relevant Trailing Twelve Months. For this purpose, “Pre-Incentive Fee Net Investment Income” means interest income, dividend income and any other income (including, without limitation, any accrued income that the Company has not yet received in cash and any other fees such as commitment, origination, structuring, diligence and consulting fees or other fees that the Company receives from portfolio companies) accrued during the calendar quarter, minus the Company’s operating expenses accrued during the calendar quarter (including, without limitation, the base management fee, administration expenses and any interest expense and dividends paid on any issued and outstanding preferred stock, but excluding the incentive fee). For the avoidance of doubt, Pre-Incentive Fee Net Investment Income does not include any realized capital gains, realized capital losses or unrealized capital appreciation or depreciation.
The calculation of the incentive fee for each quarter will be as follows:
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No incentive fee will be payable to the Investment Adviser in any calendar quarter in which the Company’s aggregate Pre-Incentive Fee Net Investment Income for the Trailing Twelve Months does not exceed the Hurdle Amount;

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100% of the Company’s aggregate Pre-Incentive Fee Net Investment Income for the Trailing Twelve Months, if any, that exceeds the Hurdle Amount but is less than or equal to an amount (the “Catch-Up Amount”) determined on a quarterly basis by multiplying 8.889% by the average of the Company’s net asset value at the beginning of each applicable calendar quarter comprising the relevant Trailing Twelve Months. The Catch-Up Amount is intended to provide the Investment Adviser with an incentive fee of 10% on all of the Company’s Pre-Incentive Fee Net Investment Income when the Company’s Pre-Incentive Fee Net Investment Income reaches the Catch-Up Amount for the Trailing Twelve Months; and

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For any quarter in which the Company’s aggregate Pre-Incentive Fee Net Investment Income for the Trailing Twelve Months exceeds the Catch-Up Amount, the incentive fee will equal 10% of the amount of the Company’s Pre-Incentive Fee Net Investment Income for such Trailing Twelve Months, as the Hurdle Amount and Catch-Up Amount will have been achieved.

Subject to the Incentive Fee Cap (discussed below), the amount of the incentive fee that will be paid to Barings for a particular quarter will equal the aggregate incentive fee calculated as set forth above, less the aggregate incentive fees that were paid to Barings in the preceding three calendar quarters (or portion thereof) comprising the relevant Trailing Twelve Months.
The incentive fee is subject to a cap (the “Incentive Fee Cap”). The Incentive Fee Cap in any quarter is an amount equal to 0.50% of the average value of the Company’s gross assets (excluding (i) cash and cash equivalents and (ii) net unsettled purchases and sales of investments) at the end of the each quarter during the Trailing Twelve Months and appropriately adjusted for any share issuances or repurchases during the period (the “Average TTM Gross Assets”); provided, however, that in the event that the Company’s Cumulative Pre-Incentive Fee Net Return (as defined below) during the relevant Trailing Twelve Months is less than 9.0%, then the Incentive Fee Cap will equal 0.20% of the Average TTM Gross Assets.
For purposes of the Investment Advisory Agreement, “Cumulative Pre-Incentive Fee Net Return” during the relevant Trailing Twelve Months means (1) (a) the aggregate Pre-Incentive Fee Net Investment Income in respect of the Trailing Twelve Months less (b) any Net Capital Loss (if positive), in respect of the Trailing Twelve Months, divided by (2) the average of the Company’s net asset values measured at the beginning of each quarter in the Trailing Twelve Months.
“Net Capital Loss” in respect of a particular period means the difference, if positive, between (i) aggregate capital losses on the Company’s assets, whether realized or unrealized, in such period and (ii) aggregate capital gains or other gains on the Company’s assets, whether realized or unrealized, in such period.
If, in any quarter, the Incentive Fee Cap is zero or a negative value, we will pay no incentive fee to Barings in that quarter. If, in any quarter, the Incentive Fee Cap is a positive value but is less than the incentive fee as calculated above, we will pay Barings the Incentive Fee Cap for such quarter. If, in any quarter, the Incentive Fee Cap is equal to or greater than the incentive fee as calculated above, we will pay Barings the incentive fee for such quarter without regard to the Incentive Fee Cap.
The fees that are payable under the Investment Advisory Agreement for any partial period will be appropriately prorated. The fees are calculated using detailed policies and procedures approved by Barings and the Board, including a majority of the Independent Directors, and such policies and procedures are consistent with the description of the calculation of the fees set forth above.
Barings may elect to defer or waive all or a portion of the fees that would otherwise be paid to it in its sole discretion. Any portion of a fee not taken as to any period will be deferred without interest and may be taken in any such other period prior to the occurrence of a liquidity event (if any) as Barings may determine in its sole discretion.
Payment of Expenses
All investment professionals of Barings and its staff, when and to the extent engaged in providing investment advisory and management services under the Investment Advisory Agreement, and the compensation and routine overhead expenses of such personnel allocable to such services, are provided and paid for by Barings and not by the Company. The Company bears all other costs and expenses of its operations and transactions, including, without limitation, those relating to:
•	organizational and offering expenses;
•	investment advisory and management fees payable under the Investment Advisory Agreement;
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all other non-investment advisory expenses incurred by the Company or Barings in connection with administering the Company’s business (including payments under the Administration Agreement based upon the Company’s allocable portion of Barings’ overhead in performing its obligations under the Administration Agreement, including rent and the allocable portion of the cost of the Company’s Chief Financial Officer and Chief Compliance Officer and their respective staffs); and

•	all other expenses of the Company’s operations and transactions, including those listed in the Investment Advisory Agreement.

Sub-Advisory Agreement
Barings has retained BIIL, its indirect, wholly-owned subsidiary, as a sub-adviser to manage European investments for us, pursuant to the terms of a sub-advisory agreement (the “Sub-Advisory Agreement”). BIIL is an investment adviser registered with the SEC in the United States and the Financial Conduct Authority in the United Kingdom with its principal office located in London.
Under the terms of the Sub-Advisory Agreement and except as expressly provided for therein, BIIL provides advisory serves with respect to our European investments on terms and conditions that are, as far as possible, identical to the terms and conditions under which Barings itself serves as our investment adviser under the Investment Advisory Agreement. In addition, except as expressly set forth in the Sub-Advisory Agreement, BIIL is entitled to the same rights and protections as Barings is under the terms of the Investment Advisory Agreement. Barings maintains oversight responsibilities for BIIL’s activities as they relate to our investment portfolio (including BIIL’s compliance with the requirements set out, referred to or contemplated by the Investment Advisory Agreement), but BIIL is not under the day-to-day direction and supervision of Barings with respect to such activities; provided, however, that Barings retains ultimate discretion over the selection, acquisition and disposal of assets to or from our investment portfolio. Barings, and not the Company, is solely responsible for paying compensation to BIIL, which amount shall be a portion of the management fees paid by the Company to Barings under the Investment Advisory Agreement, as agreed to between Barings and BIIL from time to time.
This Sub-Advisory Agreement will continue in effect for two years from its initial effective date, May 13, 2021, and thereafter will continue automatically for successive annual periods, provided that such continuance is specifically approved at least annually by (1) the vote of the Board, or by the vote of a majority of our outstanding voting securities, and (2) the vote of a majority of our directors who are not “interested persons” as defined in Section 2(a)(19) of the 1940 Act. The Sub-Advisory Agreement may be terminated at any time, without the payment of any penalty, upon 60 days’ written notice, (1) by the vote of a majority of our outstanding voting securities, (2) by the vote of the Board, (3) by Barings, or (4) by BIIL. The Sub-Advisory Agreement will automatically terminate in the event of its or the Investment Advisory Agreement’s “assignment” (as such term is defined for purposes of Section 15(a)(4) of the 1940 Act) or upon termination of the Investment Advisory Agreement.
Administration Agreement
Barings also serves as our administrator under the Administration Agreement, which we entered into on May 13, 2021. The Administrator may also enter into one or more agreements with third parties for them to provide certain administrative services to us.
Under the terms of the Administration Agreement, Barings performs (or oversees, or arranges for, the performance of) the administrative services necessary for the operation of the Company, including, but not limited to, office facilities, equipment, clerical, bookkeeping and record-keeping services at such office facilities and such other services as Barings, subject to review by the Board, from time to time, determines to be necessary or useful to perform its obligations under the Administration Agreement. Barings also, on behalf of the Company and subject to oversight by the Board, arranges for the services of, and oversees, custodians, depositories, transfer agents, dividend disbursing agents, other stockholder servicing agents, accountants, attorneys, underwriters, brokers and dealers, corporate fiduciaries, insurers, banks and such other persons in any such other capacity deemed to be necessary or desirable.
The Company reimburses Barings for the costs and expenses incurred by it in performing its obligations and providing personnel and facilities under the Administration Agreement in an amount negotiated and mutually agreed to by the Company and Barings quarterly in arrears. In no event will the agreed-upon quarterly expense amount exceed the amount of expenses that would otherwise be reimbursable by the Company under the Administration Agreement for the applicable quarterly period, and Barings will not be entitled to the recoupment of any amounts in excess of the agreed-upon quarterly expense amount. The costs and expenses incurred by Barings on behalf of the Company under the Administration Agreement include, but are not limited to:
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the allocable portion of Barings’ rent for the Company’s Chief Financial Officer and the Chief Compliance Officer and their respective staffs, which is based upon the allocable portion of the usage thereof by such personnel in connection with their performance of administrative services under the Administration Agreement;

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the allocable portion of the salaries, bonuses, benefits and expenses of the Company’s Chief Financial Officer and Chief Compliance Officer and their respective staffs, which is based upon the allocable portion of the time spent by such personnel in connection with performing administrative services for the Company under the Administration Agreement;

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the actual cost of goods and services used for the Company and obtained by Barings from entities not affiliated with the Company, which is reasonably allocated to the Company on the basis of assets, revenues, time records or other method conforming with generally accepted accounting principles;

•	all fees, costs and expenses associated with the engagement of a sub-administrator, if any; and
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costs associated with (a) the monitoring and preparation of regulatory reporting, including registration statements and amendments thereto, prospectus supplements, and tax reporting, (b) the coordination and oversight of service provider activities and the direct cost of such contractual matters related thereto and (c) the preparation of all financial statements and the coordination and oversight of audits, regulatory inquiries, certifications and sub-certifications.

The Company bears all costs and expenses that are incurred in its operation and transactions and not specifically assumed by the Barings pursuant to the Investment Advisory Agreement.
Certain Terms of the Investment Advisory Agreement and Administration Agreement
The Investment Advisory Agreement has an initial term of two years from the Initial Effective Date. Thereafter, it shall continue automatically for successive one-year periods, provided that such continuance is specifically approved at least annually by (i) the vote of the Board, or by the vote of a majority of the outstanding voting securities of the Company and (ii) the vote of a majority of the directors who are not “interested persons” as defined in Section 2(a)(19) of the 1940 Act. The Investment Advisory Agreement may be terminated at any time, without the payment of any penalty, upon 60 days’ written notice, (i) by the vote of a majority of the outstanding voting securities of the Company or (ii) by the vote of the Board, or (iii) by Barings upon 90 days’ written notice. The Investment Advisory Agreement will automatically terminate in the event of its “assignment” (as such term is defined for purposes of Section 15(a)(4) of the 1940 Act).
The Administration Agreement has an initial term of two years and thereafter will continue automatically for successive one-year periods so long as such continuance is specifically approved at least annually by the Board, including a majority of the directors who are not “interested persons” as defined in Section 2(a)(19) of the 1940 Act. The Administration Agreement may be terminated at any time, without the payment of any penalty, by vote of the Board, or by Barings, upon 90 days’ written notice to the other party. The Administration Agreement may not be assigned by a party without the consent of the other party.
Barings will not be liable for any action taken or omitted to be taken by it in connection with the performance of any of its duties or obligations under the Investment Advisory Agreement and the Administration Agreement, as applicable, provided that Barings will not be protected against any liability to the Company or its stockholders to which Barings would otherwise be subject by reason of fraud, willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or by reason of the reckless disregard of its duties and obligations under the respective agreement. In addition, each of the Investment Advisory Agreement and the Administration Agreement provides that, absent fraud, willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of the reckless disregard of its duties and obligations under the respective agreement, Barings, and its officers, managers, partners, agents, employees, controlling persons, members and any other person or entity affiliated with Barings (collectively, the “Indemnified Parties”), are entitled to indemnification from the Company for any damages, liabilities, costs, demands, charges, claims and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) incurred by the Indemnified Parties in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Company or its security holders) arising out of any actions or omissions or otherwise based upon the performance of any of Barings’ duties or obligations under the Investment Advisory Agreement or the Administration Agreement, as applicable, or otherwise as an investment adviser or administrator of the Company. Barings’ services under the Investment Advisory Agreement and the Administration Agreement are not exclusive, and Barings is generally free to furnish similar services to other entities so long as its performance under the Investment Advisory Agreement is not adversely affected.

Expense Support and Conditional Reimbursement Agreement
We have entered into the Expense Support Agreement with Barings, pursuant to which Barings may elect to make Expense Payments on the Company’s behalf, including organization and offering expenses, provided that no portion of the payment will be used to pay any interest expense or, if applicable following receipt of the Multi-Class Exemptive Relief, if any, distribution and/or shareholder servicing fees of the Company. Any Expense Payment that Barings commits to pay must be paid by Barings to us in any combination of cash or other immediately available funds no later than forty-five days after such commitment is made in writing, and/or offset against amounts due from us to Barings or its affiliates.
Following any calendar quarter in which Available Operating Funds (as defined below) exceed the cumulative distributions accrued to the Company’s stockholders based on distributions declared with respect to record dates occurring in such calendar quarter (the amount of such excess referred to in this Registration Statement as “Excess Operating Funds”), the Company will pay such Excess Operating Funds, or a portion thereof, to Barings until such time as all Expense Payments made by Barings to the Company within three years prior to the last business day of such calendar quarter have been reimbursed. Any payments required to be made by us under the Expense Support Agreement are be referred to in this Registration Statement as a “Reimbursement Payment.” “Available Operating Funds” means the sum of (i) our net investment company taxable income (including net short-term capital gains reduced by net long-term capital losses), (ii) our net capital gains (including the excess of net long-term capital gains over net short-term capital losses) and (iii) dividends and other distributions paid to us on account of investments in portfolio companies (to the extent such amounts listed in clause (iii) are not included under clauses (i) and (ii) above).
The amount of the Reimbursement Payment for any calendar quarter will equal the lesser of (i) the Excess Operating Funds in such quarter and (ii) the aggregate amount of all Expense Payments made by Barings to the Company within three years prior to the last business day of such calendar quarter that have not been previously reimbursed by the Company to Barings; provided that Barings may waive its right to receive all or a portion of any Reimbursement Payment in any particular calendar quarter, in which case such waived amount will remain unreimbursed Expense Payments reimbursable in future quarters pursuant to the terms of the Expense Support Agreement.
Our obligation to make a Reimbursement Payment will automatically become a liability of the Company on the last business day of the applicable calendar quarter, except to the extent Barings has waived its right to receive such payment for the applicable quarter. The Reimbursement Payment for any calendar quarter will be paid by us to Barings in any combination of cash or other immediately available funds as promptly as possible following such calendar quarter and in no event later than forty-five days after the end of such calendar quarter.
Either we or Barings may terminate the Expense Support Agreement at any time, with or without notice, without the payment of any penalty, provided that any Expense Payments that have not been reimbursed by us to Barings will remain the obligation of the Company following any such termination, subject to the terms of the Expense Support Agreement.
Valuation Process and Determination of Net Asset Value
Investment Valuation
The most significant estimate inherent in the preparation of our financial statements is the valuation of investments and the related amounts of unrealized appreciation and depreciation of investments recorded. We conduct the valuation of our investments, upon which our net asset value is based, in accordance with our valuation policy, as well as established and documented processes and methodologies for determining the fair values of portfolio company investments on a recurring (at least quarterly) basis in accordance with the 1940 Act and FASB ASC Topic 820, Fair Value Measurements and Disclosures, or ASC Topic 820. Our current valuation policy and processes were established by Barings and were approved by the Board.
Under ASC Topic 820, fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between a willing buyer and a willing seller at the measurement date. For our portfolio securities, fair value is generally the amount that we might reasonably expect to receive upon the current sale of the security. The fair value measurement assumes that the sale occurs in the principal market for the security, or in the absence of a principal market, in the most advantageous market for the security. If no market for the security exists or if we do not have access to the principal market, the security should be valued based on the sale occurring in a hypothetical market.
Under ASC Topic 820, there are three levels of valuation inputs, as follows:
•	Level 1 Inputs - include quoted prices (unadjusted) in active markets for identical assets or liabilities.
•
Level 2 Inputs - include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

•	Level 3 Inputs - include inputs that are unobservable and significant to the fair value measurement.
A financial instrument is categorized within the ASC Topic 820 valuation hierarchy based upon the lowest level of input to the valuation process that is significant to the fair value measurement. For example, a Level 3 fair value measurement may include inputs that are observable (Levels 1 and 2) and unobservable (Level 3). Therefore, unrealized appreciation and depreciation related to such investments categorized as Level 3 investments may include changes in fair value that are attributable to both observable inputs (Levels 1 and 2) and unobservable inputs (Level 3).
Our investment portfolio includes certain debt and equity instruments of privately held companies for which quoted prices or other observable inputs falling within the categories of Level 1 and Level 2 are generally not available. In such cases, we determine the fair value of our investments in good faith primarily using Level 3 inputs. In certain cases, quoted prices or other observable inputs exist, and if so, we assess the appropriateness of the use of these third-party quotes in determining fair value based on (i) our understanding of the level of actual transactions used by the broker to develop the quote and whether the quote was an indicative price or binding offer and (ii) the depth and consistency of broker quotes and the correlation of changes in broker quotes with underlying performance of the portfolio company.
There is no single standard for determining fair value in good faith, as fair value depends upon the specific circumstances of each individual investment. The recorded fair values of our Level 3 investments may differ significantly from fair values that would have been used had an active market for the securities existed. In addition, changes in the market environment and other events that may occur over the life of the investments may cause the gains or losses ultimately realized on these investments to be different than the valuations currently assigned.
Investment Valuation Process
Barings has established a pricing committee that is, subject to the oversight of the Board, responsible for the approval, implementation and oversight of the processes and methodologies that relate to the pricing and valuation of assets we hold. Barings uses independent third party providers to price the portfolio, but in the event an acceptable price cannot be obtained from an approved external source, Barings will utilize alternative methods in accordance with internal pricing procedures established by Barings’ pricing committee.
At least annually, Barings conducts reviews of the primary pricing vendors to validate that the inputs used in the vendors’ pricing process are deemed to be market observable. While Barings is not provided access to proprietary models of the vendors, the reviews have included on-site walkthroughs of the pricing process, methodologies and control procedures for each asset class and level for which prices are provided. The review also includes an examination of the underlying inputs and assumptions for a sample of individual securities across asset classes, credit rating levels and various durations, a process Barings continues to perform annually. In addition, the pricing vendors have an established challenge process in place for all security valuations, which facilitates identification and resolution of prices that fall outside expected ranges. Barings believes that the prices received from the pricing vendors are representative of prices that would be received to sell the assets at the measurement date (i.e., exit prices).
Our money market fund investments will generally be valued using Level 1 inputs and our equity investments listed on an exchange or on the NASDAQ National Market System will be valued using Level 1 inputs, using the last quoted sale price of that day. Our syndicated senior secured loans (if any) and structured products will generally be valued using Level 2 inputs, which are generally valued at the bid quotation obtained from dealers in loans by an independent pricing service. Our middle-market, private debt and equity investments will generally be valued using Level 3 inputs.
Independent Valuation
The fair value of loans and equity investments that are not syndicated or for which market quotations are not readily available, including middle-market loans, will generally be submitted to an independent provider to perform an independent valuation on those loans and equity investments as of the end of each quarter. Such loans and equity investments will initially be held at cost, as that is a reasonable approximation of fair value on the acquisition date, and monitored for material changes that could affect their valuation (for example, changes in interest rates or the credit quality of the borrower). At the quarter end following the initial acquisition, such loans and equity investments will be sent to a valuation provider which will determine the fair value of each investment. The independent valuation provider applies various methods (synthetic rating analysis, discounting cash flows, and re-underwriting analysis) to establish the rate of return a market participant would require (the “discount rate”) as of the valuation date, given market conditions, prevailing lending standards and the perceived credit quality of the issuer. Future expected cash flows for each investment are discounted back to present value using these discount rates in the discounted cash flow analysis. A range of values will be provided by the valuation provider and Barings will determine the point within that range that it will use in making valuation recommendations to the Board, and will report to the Board on its rationale for each such determination. Barings uses its internal valuation model as a comparison point to validate the price range provided by the valuation provider and, where applicable, in determining the point within that range that it will use in making valuation recommendations to the Board. If Barings’ pricing committee disagrees with the price range provided, it may make a fair value recommendation to the Board that is outside of the range provided by the independent valuation provider, and will notify the Board of any such override and the reasons therefore. In certain instances, we may determine that it is not cost-effective, and as a result is not in the stockholders’ best interests, to request the independent valuation firm to perform an independent valuation on certain investments. Such instances include, but are not limited to, situations where the fair value of the investment in the portfolio company is determined to be insignificant relative to the total investment portfolio. Pursuant to these procedures, the Board will determine in good faith whether our investments were valued at fair value in accordance with our valuation policies and procedures and the 1940 Act based on, among other things, the input of Barings, the Board’s Audit Committee and the independent valuation firm.
The SEC recently adopted new Rule 2a-5 under the 1940 Act. This rule establishes requirements for determining fair value in good faith for purposes of the 1940 Act. We will comply with the new rule’s valuation requirements on or before the SEC’s compliance date in 2022.
Valuation Techniques
Our valuation techniques are based upon both observable and unobservable pricing inputs. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect our market assumptions. Our assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the financial instrument. An independent pricing service provider is the preferred source of pricing a loan, however, to the extent the independent pricing service provider price is unavailable or not relevant and reliable, we will utilize alternative approaches such as broker quotes or manual prices. We attempt to maximize the use of observable inputs and minimize the use of unobservable inputs. The availability of observable inputs can vary from investment to investment and is affected by a wide variety of factors, including the type of security, whether the security is new and not yet established in the marketplace, the liquidity of markets and other characteristics particular to the security.
Quarterly Net Asset Value Determination
We determine the net asset value per share of our common stock on at least a quarterly basis. The net asset value per share is equal to the value of our total assets minus total liabilities and any preferred stock outstanding divided by the total number of shares of common stock outstanding.

Regulation as a Business Development Company
The following is a general summary of the material regulatory provisions affecting BDCs. It does not purport to be a complete description of all of the laws and regulations affecting BDCs.
General
We have elected to be regulated as a BDC under the 1940 Act. A BDC is regulated under the 1940 Act and must be organized in the United States for the purpose of investing in or lending to primarily private companies and making significant managerial assistance available to them. A BDC may use capital provided by its stockholders and from other sources to make long-term, private investments in businesses.
The 1940 Act provides that we may not change the nature of our business so as to cease to be, or to withdraw our election as, a BDC unless approved by a majority of our outstanding voting securities. The 1940 Act defines “a majority of the outstanding voting securities” as the lesser of (i) 67.0% or more of the voting securities present at a meeting if the holders of more than 50.0% of our outstanding voting securities are present or represented by proxy, or (ii) more than 50.0% of our outstanding voting securities. We do not anticipate any substantial change in the nature of our business.
As with other companies regulated by the 1940 Act, a BDC must adhere to certain substantive regulatory requirements. A majority of our directors must be persons who are not interested persons, as that term is defined in the 1940 Act, of the Company or the Investment Adviser. Additionally, we are required to provide and maintain a bond issued by a reputable fidelity insurance company to protect the Company against larceny and embezzlement. Furthermore, as a BDC, we are prohibited from protecting any director or officer against any liability to us or our stockholders arising from willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such person’s office.
As a BDC, we are permitted, under specified conditions, to issue multiple classes of debt and one class of stock senior to our common stock if our asset coverage, as defined in the 1940 Act as the ratio of our total assets (less all liabilities and indebtedness not represented by senior securities) to our outstanding senior securities, is at least equal to 150% immediately after each such issuance. We and Barings have applied for the Multi-Class Exemptive Relief that, if granted, will permit us to issue multiple classes of shares of our common stock with varying sales loads, contingent deferred sales charges, and/or asset-based service and/or distribution fees, the details for which will be finalized at a later date at our discretion. The SEC has not yet granted the Multi-Class Exemptive Relief, and there is no assurance that the relief will be granted.
In addition, while any senior securities remain outstanding (other than senior securities representing indebtedness issued in consideration of a privately arranged loan which is not intended to be publicly distributed), we must make provisions to prohibit any distribution to our stockholders or the repurchase of such securities or shares unless we meet the applicable asset coverage ratios at the time of the distribution or repurchase. We may also borrow amounts up to 5.0% of the value of our total assets for temporary purposes without regard to asset coverage. For a discussion of the risks associated with leverage, see “Item 1A. Risk Factors—Risks Relating to Our Business and Structure—We finance investments with borrowed money.”
We may also be prohibited under the 1940 Act from knowingly participating in certain transactions with our affiliates without the prior approval of our directors who are not interested persons, as defined in Section 2(a)(19) of the 1940 Act, of the Company or the Investment Adviser. And, in some cases, such transaction will require prior approval by the SEC. As a BDC, we are generally limited in our ability to invest in any portfolio company in which our Investment Adviser or any of its affiliates has an investment or to make certain negotiated co-investments with our Investment Adviser or its affiliates without exemptive relief from the SEC, subject to certain exceptions. Barings’ existing SEC exemptive relief under Sections 17(d) and 57(i) of the 1940 Act and Rule 17d-1 thereunder, granted on October 19, 2017 (the “Exemptive Relief”) permits certain present and future funds, including us, advised by Barings (or an investment adviser controlling, controlled by or under common control with Barings) to co-invest in suitable negotiated investments. Co-investments made under the Exemptive Relief are subject to compliance with the conditions and other requirements contained in the Exemptive Relief, which could limit our ability to participate in a co-investment transaction.
We do not intend to acquire securities issued by any investment company that exceed the limits imposed by the 1940 Act. Under these limits, except for registered money market funds, we generally cannot acquire more than 3% of the voting stock of any investment company, invest more than 5% of the value of our total assets in the securities of one investment company or invest more than 10% of the value of our total assets in the securities of investment companies in the aggregate. The portion of our portfolio invested in securities issued by investment companies ordinarily will subject our stockholders to additional expenses. Our investment portfolio is also subject to diversification requirements by virtue of our intention to be a RIC for U.S. tax purposes and our intention to continue to operate in a manner so as to qualify for the tax treatment applicable to RICs.
In addition, investment companies registered under the 1940 Act and private funds that are excluded from the definition of “investment company” pursuant to either Section 3(c)(1) or 3(c)(7) of the 1940 Act may not acquire directly or through a controlled entity more than 3% of our total outstanding voting stock (measured at the time of the acquisition), unless the funds comply with an exemption under the 1940 Act. As a result, certain of our investors may hold a smaller position in our shares than if they were not subject to these restrictions.
We are generally not able to issue and sell our common stock at a price below net asset value per share. We may, however, sell our common stock, or warrants, options or rights to acquire our common stock, at a price below the then-current net asset value of our common stock if our Board determines that such sale is in our best interests and the best interests of our stockholders, and our stockholders approve such sale. In addition, we may generally issue new shares of our common stock at a price below net asset value in rights offerings to existing stockholders, in payment of dividends and in certain other limited circumstances.
Under the 1940 Act, a BDC is subject to restrictions on the issuance, terms and amount of warrants, options or rights to purchase shares that it may have outstanding at any time. In particular, the amount of shares that would result from the conversion or exercise of all outstanding warrants, options or rights to purchase shares cannot exceed 25% of the BDC’s total outstanding shares.
We will be periodically examined by the SEC for compliance with the 1940 Act.
As a BDC, we will be subject to certain risks and uncertainties. See “Item 1A. Risk Factors—Risks Relating to Our Business and Structure—Our investment portfolio is recorded at fair value as determined in good faith by our Board and, as a result, there will be uncertainty as to the value of our portfolio investments.”
Qualifying Assets
We may invest up to 30% of our portfolio opportunistically in “non-qualifying assets”, which will be driven primarily through opportunities sourced through the Investment Adviser. However, under the 1940 Act, a BDC may not acquire any asset other than assets of the type listed in Section 55(a) of the 1940 Act, which are referred to as “qualifying assets,” unless, at the time the acquisition is made, qualifying assets represent at least 70% of the BDC’s total assets. The principal categories of qualifying assets relevant to our business are any of the following:
1.
Securities purchased in transactions not involving any public offering from the issuer of such securities, which issuer (subject to certain limited exceptions) is an eligible portfolio company, or from any person who is, or has been during the preceding 13 months, an affiliated person of an eligible portfolio company, or from any other person, subject to such rules as may be prescribed by the SEC. An eligible portfolio company is defined in the 1940 Act and rules adopted pursuant thereto as any issuer which:

a.	is organized under the laws of, and has its principal place of business in, the United States;
b.
is not an investment company (other than a small business investment company wholly owned by the BDC) or a company that would be an investment company but for certain exclusions under the 1940 Act; and

c.	satisfies any of the following:
i.	does not have any class of securities with respect to which a broker or dealer may extend margin credit;
ii.	is controlled by a BDC or a group of companies including a BDC and the BDC has an affiliated person who is a director of the eligible portfolio company;
iii.	is a small and solvent company having total assets of not more than $4.0 million and capital and surplus of not less than $2.0 million;
iv.	does not have any class of securities listed on a national securities exchange; or

v.	has a class of securities listed on a national securities exchange, but has an aggregate market value of outstanding voting and non-voting common equity of less than $250.0 million.
2.	Securities in companies that were eligible portfolio companies when we made our initial investment if certain other requirements are satisfied.
3.	Securities of any eligible portfolio company which we control.
4.
Securities purchased in a private transaction from a U.S. issuer that is not an investment company or from an affiliated person of the issuer, or in transactions incident thereto, if the issuer is in bankruptcy and subject to reorganization or if the issuer, immediately prior to the purchase of its securities, was unable to meet its obligations as they came due without material assistance (other than conventional lending or financing arrangements).

5.
Securities of an eligible portfolio company purchased from any person in a private transaction if there is no ready market for such securities and we already own 60% of the outstanding equity of the eligible portfolio company.

6.	Securities received in exchange for or distributed on or with respect to securities described in (1) through (5) above, or pursuant to the exercise of warrants or rights relating to such securities.
7.	Cash, cash equivalents, U.S. government securities or high-quality debt securities maturing in one year or less from the time of investment.
In addition, a BDC must have been organized and have its principal place of business in the United States and must be operated for the purpose of making investments in the types of securities described in (1), (2), (3) or (4) above.
If at any time less than 70% of our gross assets are comprised of qualifying assets, including as a result of an increase in the value of any non-qualifying assets or decrease in the value of any qualifying assets, we would generally not be permitted to acquire any additional non-qualifying assets, other than office furniture and equipment, interests in real estate and leasehold improvements and facilities maintained to conduct the business operations of the BDC, deferred organization and operating expenses, and other non-investment assets necessary and appropriate to its operations as a BDC, until such time as 70% of our then current gross assets were comprised of qualifying assets. We would not be required, however, to dispose of any non-qualifying assets in such circumstances.
Managerial Assistance to Portfolio Companies
In order to count portfolio securities as qualifying assets for the purpose of the 70.0% test, we must either control the issuer of the securities or must offer to make available to the issuer of the securities (other than small and solvent companies described above) significant managerial assistance; except that, where we purchase such securities in conjunction with one or more other persons acting together, one of the other persons in the group may make available such managerial assistance. Making available “significant managerial assistance” means, among other things, any arrangement whereby we offer to provide, and, if accepted, do so provide, significant guidance and counsel concerning the management, operations or business objectives and policies of a portfolio company. Barings provides such managerial assistance on our behalf to portfolio companies that request this assistance. We may receive fees for these services.
Temporary Investments
Pending investment in other types of “qualifying assets,” as described above, our investments may consist of cash, cash equivalents, U.S. government securities or high-quality debt securities maturing in one year or less from the time of investment, which we refer to, collectively, as temporary investments, so that 70.0% of our assets are qualifying assets. We may invest in U.S. Treasury bills or in repurchase agreements, provided that such agreements are fully collateralized by cash or securities issued by the U.S. Government or its agencies. A repurchase agreement involves the purchase by an investor, such as us, of a specified security and the simultaneous agreement by the seller to repurchase it at an agreed-upon future date and at a price that is greater than the purchase price by an amount that reflects an agreed-upon interest rate. There is no percentage restriction on the proportion of our assets that may be invested in such repurchase agreements. However, if more than 25.0% of our total assets constitute repurchase agreements from a single counterparty, we would not meet the asset diversification tests required to maintain our tax treatment as a RIC for U.S. federal income tax purposes. Thus, we do not intend to enter into repurchase agreements with a single counterparty in excess of this limit. Our management team will monitor the creditworthiness of the counterparties with which we enter into repurchase agreement transactions.
Code of Ethics
We and Barings have adopted a code of ethics (the “Global Code of Ethics Policy”), which covers ethics and business conduct. This document applies to our and Barings’ directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, and any person performing similar functions, and establishes procedures for personal investments and restricts certain personal securities transactions. Personnel subject to the Global Code of Ethics Policy may invest in securities for their personal investment accounts, including securities that may be purchased or held by us, so long as such investments are made in accordance with the code’s requirements. Following the effectiveness of this Registration Statement, we will report any amendments to or waivers of a required provision of our Global Code of Ethics Policy under cover of a Current Report on Form 8-K.
Compliance Policies and Procedures
We and Barings have adopted and implemented written policies and procedures reasonably designed to prevent violation of the U.S. federal securities laws, and are required to review these compliance policies and procedures annually for their adequacy and the effectiveness of their implementation, and to designate a chief compliance officer to be responsible for administering such policies and procedures. Michael Cowart serves as our Chief Compliance Officer.
Sarbanes-Oxley Act of 2002
Following the effectiveness of this Registration Statement, we will be subject to the reporting and disclosure requirements of the Exchange Act, including the filing of quarterly, annual and current reports, proxy statements and other required items. In addition, we will be subject to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), which imposes a wide variety of regulatory requirements on publicly-held companies and their insiders. Many of these requirements affect us. For example:
•
pursuant to Rule 13a-14 under the Exchange Act, our Chief Executive Officer and Chief Financial Officer will be required to certify the accuracy of the financial statements contained in our periodic reports;

•	pursuant to Item 307 of Regulation S-K, our periodic reports will be required to disclose our conclusions about the effectiveness of our disclosure controls and procedures;
•
pursuant to Rule 13a-15 under the Exchange Act, our management will required to prepare an annual report regarding its assessment of our internal control over financial reporting after we have been subject to the reporting requirements of the Exchange Act for a specified period of time and, starting from the date on which we cease to be an emerging growth company under the JOBS Act, must obtain an audit of the effectiveness of internal control over financial reporting performed by our independent registered public accounting firm should we become an accelerated filer; and

•
pursuant to Item 308 of Regulation S-K and Rule 13a-15 under the Exchange Act, our periodic reports must disclose whether there were significant changes in our internal control over financial reporting or in other factors that could significantly affect these controls subsequent to the date of their evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

The Sarbanes-Oxley Act will require us to review our then-current policies and procedures to determine whether we comply with the Sarbanes-Oxley Act and the regulations promulgated under such act. We continue to monitor our compliance with all regulations that are adopted under the Sarbanes-Oxley Act and will take actions necessary to ensure that we comply with that act.
Proxy Voting Policies and Procedures
We delegate our proxy voting responsibilities to Barings. Barings votes proxies relating to our portfolio securities in a manner which we believe will be in the best interest of our stockholders. Barings reviews on a case-by-case basis each proposal submitted to a stockholder vote to determine its impact on the portfolio securities held by us. Although Barings generally votes against proposals that may have a negative impact on our portfolio securities, they may vote for such a proposal if there exists compelling long-term reasons to do so.
The proxy voting decisions of Barings are made by the investment professionals who are responsible for monitoring each of its clients’ investments. To ensure that their vote is not the product of a conflict of interest, Barings requires that: (i) anyone involved in the decision making process disclose to our chief compliance officer any potential conflict that he or she is aware of and any contact that he or she has had with any interested party regarding a proxy vote; and (ii) employees involved in the decision making process or vote administration are prohibited from revealing how we intend to vote on a proposal in order to reduce any attempted influence from interested parties.
Stockholders may, without charge, obtain information regarding how we voted proxies with respect to our portfolio securities by making a written request for proxy voting information to: Chief Compliance Officer, 300 South Tryon Street, Suite 2500, Charlotte, North Carolina 28202 or by contacting our investor relations department at 1-888-401-1088 or bdcinvestorrelations@barings.com.
Privacy Principles
The Company looks to protect nonpublic personal data and provides a copy of its privacy policy to stockholders regardless of whether they are natural persons. The Company’s privacy policy summarized below is intended to be compliant with the requirements of the data protection laws (“Relevant Data Protection Laws”) applicable to the particular personal data at issue, including, federal and state regulations as applied to the Company.
From time to time nonpublic personal information of our stockholders may be collected (either directly from stockholders, from personnel of stockholders or advisers of stockholders or from non-affiliated sources) as required for legitimate business purposes. The following are sources of information that may be collected:
1.	Subscription Agreements, investor questionnaires and other forms, which may include a stockholder’s name, address, social security number and personally identifiable financial information;
2.	Account History, including information about a stockholder’s shares, such as capital contributions, share purchases and sales and distributions from the Company;
3.	Transactions with the Company, including information the Company receives and maintains relating to securities transactions with and through the Company; and
4.	Correspondence, written, telephonic or electronic, between stockholders and the Company, the Investment Adviser, any of the Investment Adviser’s affiliates or any of the Company’s service providers.
In addition to the sources listed above, the Company and the Investment Adviser and its affiliates may also collect this information from their respective internet web sites, if applicable.
The Company may share all of the information that we collect, as described above, with our Investment Adviser and its affiliates in order to service stockholder accounts or provide stockholders with information about other products and services offered by the Company or the Investment Adviser or its affiliates that may be of interest to them.
In addition, the Company may disclose all of the information that it collects about stockholders to certain third parties who are not affiliated with the Company or the Investment Adviser or its affiliates under one or more of the following circumstances:
1.	As Authorized - if a stockholder requests or authorizes disclosure of the information.
2.	As Required by Law - for example, to cooperate with regulators or law enforcement authorities.
3.
To enable us to carry out the obligations hereunder - for example, sharing information with third-parties that maintain, process or service Company or stockholder accounts or financial products and services or who effect, administer or enforce Company or stockholder transactions is permitted. Among other activities, the Company and its Investment Adviser and its affiliates may share information with persons acting in an administrative, representative or fiduciary capacity on the Company’s or a stockholder’s behalf. The Company believes that sharing of information for these purposes is commercially reasonable to provide stockholders with necessary or useful services with respect to their accounts.
The Company and the Investment Adviser and its affiliates restrict access to nonpublic personal information about stockholders internally to those of their respective employees and agents who need to know the information to enable them to provide services to the stockholders. The Company and the Investment Adviser and its affiliates maintain physical, electronic and procedural safeguards to guard stockholder’s nonpublic personal information.
Personal data may be transferred to a jurisdiction outside the country or jurisdiction in which you are resident or located and, if so, this will be done using a legitimate transfer mechanism such as the Investment Adviser’s internal Intra Group Data Transfer Agreement or a similar acceptable transfer mechanism such as the EU Model Clauses (i.e. Standard Contract Clauses (SCCs)), data processing agreement or as otherwise required or permitted by Relevant Data Protection Laws.
Subject to Relevant Data Protection Laws, transfers to other countries or jurisdictions may be permitted if the country or jurisdiction in question: (i) is in respect of personal data subject to the General Data Protection Regulation (GDPR), in the European Economic Area (EEA), or on the European Commission’s list of countries providing ‘adequate protection’ for personal data (which may include U.S. companies that have voluntarily signed up to the EU-U.S. or Swiss-U.S. Privacy Shield); or (ii) has in place data protection laws which are substantially similar to, or serve the same purposes as, those in the country or jurisdiction you are resident or located, or otherwise deemed by the relevant authorities as providing ‘adequate protection’.
However, some transfers may be to countries or jurisdictions that do not have equivalent protections and, in that case, the Company and the Investment Adviser (as applicable) shall use reasonable efforts to implement contractual protections for the personal data, as required based on the legitimate transfer mechanism used.
Where you are in the EEA, further information in relation to specific international transfers can be obtained by contacting the Investment Adviser’s Data Privacy Manager at DPM@Barings.com
JOBS Act
We will be, and expect to remain, an “emerging growth company,” as defined in the JOBS Act, until the earliest of:
•	the last day of our fiscal year in which the fifth anniversary of the date of the first sale of common equity securities pursuant to an effective registration statement;
•	the end of the fiscal year in which our total annual gross revenues first equal or exceed $1.07 billion;
•	the date on which we have, during the prior three-year period, issued more than $1.0 billion in non-convertible debt; and
•
the last day of a fiscal year in which we (1) have an aggregate worldwide market value of shares of our common stock held by non-affiliates of $700.0 million or more, computed at the end of each fiscal year as of the last business day of our most recently completed second fiscal quarter and (2) have been an Exchange Act reporting company for at least one year (and filed at least one annual report under the Exchange Act).

Under the JOBS Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”), we are exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act, which would require that our independent registered public accounting firm provide an attestation report on the effectiveness of our internal control over financial reporting, until such time as we cease to be an emerging growth company and become an accelerated filer as defined in Rule 12b-2 under the Exchange Act. This may increase the risk that material weaknesses or other deficiencies in our internal control over financial reporting go undetected. In addition, under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. We intend to take advantage of the extended transition period.

Reporting Obligations
We will furnish our stockholders with annual reports containing audited financial statements, quarterly reports, and such other periodic reports as we determine to be appropriate or as may be required by law. Upon the effectiveness of this Registration Statement, we will be required to comply with all periodic reporting, proxy solicitation and other applicable requirements under the Exchange Act. Stockholders and the public may view the documents incorporated by reference and materials we file with the SEC, through its EDGAR page at http://www.sec.gov.
Certain U.S. Federal Income Tax Considerations
The following discussion is a general summary of the material U.S. federal income tax considerations applicable to us and to an investment in our shares. This summary does not purport to be a complete description of the income tax considerations applicable to us or to investors in such an investment. For example, we have not described tax consequences that we assume to be generally known by investors or certain considerations that may be relevant to certain types of holders subject to special treatment under U.S. federal income tax laws, including stockholders subject to the alternative minimum tax, tax-exempt organizations, insurance companies, dealers in securities, pension plans and trusts, financial institutions, U.S. stockholders (as defined below) whose functional currency is not the U.S. dollar, persons who mark-to-market our shares and persons who hold our shares as part of a “straddle,” “hedge” or “conversion” transaction. This summary assumes that investors hold shares of our common stock as capital assets (within the meaning of the Code). The discussion is based upon the Code, Treasury regulations, and administrative and judicial interpretations, each as of the date of this filing and all of which are subject to change, possibly retroactively, which could affect the continuing validity of this discussion. This summary does not discuss any aspects of U.S. estate or gift tax or foreign, state or local tax. It does not discuss the special treatment under U.S. federal income tax laws that could result if we invested in tax-exempt securities or certain other investment assets.
For purposes of our discussion, a “U.S. stockholder” means a beneficial owner of shares of our common stock that is for U.S. federal income tax purposes:
•	a citizen or individual resident of the United States;
•
a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or
•
a trust if (i) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in place to be treated as a U.S. person.

For purposes of our discussion, a “Non-U.S. stockholder” means a beneficial owner of shares of our common stock that is neither a U.S. stockholder nor a partnership (including an entity treated as a partnership for U.S. federal income tax purposes).
If an entity treated as a partnership for U.S. federal income tax purposes (a “partnership”) holds shares of our common stock, the tax treatment of a partner or member of the partnership will generally depend upon the status of the partner or member and the activities of the partnership. A prospective stockholder that is a partner or member in a partnership holding shares of our common stock should consult his, her or its tax advisors with respect to the purchase, ownership and disposition of shares of our common stock.
Tax matters are very complicated and the tax consequences to an investor of an investment in our shares will depend on the facts of his, her or its particular situation. We encourage investors to consult their own tax advisors regarding the specific consequences of such an investment, including tax reporting requirements, the applicability of U.S. federal, state, local and foreign tax laws, eligibility for the benefits of any applicable tax treaty and the effect of any changes in the tax laws.
Election to be Taxed as a RIC
We intend to elect to be treated, and intend to qualify annually, as a RIC under Subchapter M of the Code. As a RIC, we generally will not pay corporate-level U.S. federal income taxes on any income or gains that we timely distribute as dividends to our stockholders. Rather, dividends we distribute generally will be taxable to our stockholders, and any net operating losses, foreign tax credits and other of our tax attributes generally will not pass through to our stockholders, subject to special rules for certain items such as net capital gains and qualified dividend income we recognize. See “—Taxation of U.S. Stockholders” and “—Taxation of Non-U.S. Stockholders,” below.
To qualify as a RIC, we must, among other things, meet certain source-of-income and asset diversification requirements (as described below). In addition, to qualify as a RIC, we must timely distribute dividends to our stockholders of an amount generally at least equal to 90% of the sum of our (i) investment company taxable income (which includes, among other items, dividends, interest and the excess of any net realized short-term capital gains over net realized long-term capital losses and other taxable income (other than any net capital gain), reduced by deductible expenses) determined without regard to the deduction for dividends and distributions paid and (ii) net tax-exempt interest income (which is the excess of our gross tax-exempt interest income over certain disallowed deductions), (the “Annual Distribution Requirement”). We intend to distribute annually all or substantially all of such income. Generally, if we fail to meet this Annual Distribution Requirement for any taxable year, we will fail to qualify as a RIC for such taxable year. To the extent we meet the Annual Distribution Requirement for a taxable year, but retain our net capital gains for investment or any investment company taxable income, we are subject to U.S. federal income tax on such retained capital gains and investment company taxable income. We may choose to retain our net capital gains for investment or any investment company taxable income, and pay the associated corporate-level U.S. federal income tax, including the 4% U.S. federal excise tax described below.
Taxation as a RIC
If we qualify as a RIC and satisfy the Annual Distribution Requirement, then we will not be subject to U.S. federal income tax on the portion of our investment company taxable income and net capital gain (generally, net long-term capital gain in excess of net short-term capital loss) that we timely distribute (or are deemed to timely distribute) as dividends to our stockholders. We will be subject to U.S. federal income tax at the regular corporate rates on any income or capital gain not distributed (or deemed distributed) to our stockholders.
We generally will be subject to a 4% nondeductible U.S. federal excise tax on certain undistributed income or gains in respect of any calendar year unless we distribute dividends in a timely manner to our stockholders of an amount at least equal to the sum of (1) 98% of our net ordinary income (taking into account certain deferrals and elections) for the calendar year, (2) 98.2% of our capital gain net income (adjusted for certain ordinary losses) generally for the one-year period ending October 31 in such calendar year and (3) any net ordinary income and capital gain net income recognized, but not distributed, in preceding years (the “Excise Tax Avoidance Requirement”). Any distribution declared by us during October, November or December of any calendar year, payable to stockholders of record on a specified date in such a month and actually paid during January of the following calendar year, will be treated as if it had been paid by us, as well as received by our U.S. stockholders, on December 31 of the calendar year in which the distribution was declared. We will not be subject to the U.S. federal excise tax on amounts on which we are required to pay U.S. federal income tax (such as retained net capital gains). Depending upon the level of taxable income earned in a taxable year, we may choose to carry forward taxable income for distribution in the following taxable year and pay the applicable U.S. federal excise tax.
We may incur the 4% nondeductible U.S. federal excise tax in the future on a portion of our income and capital gains. While we intend to distribute income and capital gains to minimize exposure to 4% nondeductible U.S. federal excise tax, we may not be able to, or may choose not to, distribute amounts sufficient to avoid the imposition of the tax entirely. In that event, we generally will be liable for 4% nondeductible U.S. federal excise tax only on the amount by which we do not meet the Excise Tax Avoidance Requirement. We generally will endeavor in each taxable year to avoid any material U.S. federal excise tax on our earnings.
In order to qualify as a RIC for U.S. federal income tax purposes, we must, among other things:
•	qualify and have in effect an election to be treated as a BDC under the 1940 Act at all times during each taxable year;
•
derive in each taxable year at least 90% of our gross income from dividends, interest, payments with respect to certain securities loans, gains from the sale or other disposition of stock, securities or foreign currencies, other income derived with respect to our business of investing in stock, securities or currencies, or net income derived from an interest in a “qualified publicly traded partnership,” or “QPTP,” hereinafter the “90% Gross Income Test”; and
•	diversify our holdings so that at the end of each quarter of the taxable year:
•
at least 50% of the value of our assets consists of cash, cash equivalents, U.S. government securities, securities of other RICs, and other securities if such other securities of any one issuer do not represent more than 5% of the value of our assets or more than 10% of the outstanding voting securities of the issuer; and

•
no more than 25% of the value of our assets is invested in (a) the securities, other than U.S. government securities or securities of other RICs, of one issuer or of two or more issuers that are controlled, as determined under applicable Code rules, by us and that are engaged in the same or similar or related trades or businesses or (b) the securities of one or more qualified publicly traded partnerships (the “Diversification Tests”).

In the case of a RIC that furnishes capital to development corporations, there is an exception relating to the Diversification Tests described above. This exception is available only to RICs which the SEC determines to be principally engaged in the furnishing of capital to other corporations which are principally engaged in the development or exploitation of inventions, technological improvements, new processes, or products not previously generally available (“SEC Certification”). We have not sought SEC Certification, but it is possible that we may seek SEC Certification in future years. If we receive SEC Certification, we generally will be entitled to include, in the computation of the 50% value of our assets (described above), the value of any securities of an issuer, whether or not we own more than 10% of the outstanding voting securities of the issuer, if the basis of the securities, when added to our basis of any other securities of the issuer that we own, does not exceed 5% of the value of our total assets.
A RIC is limited in its ability to deduct expenses in excess of its investment company taxable income (which is, generally, ordinary income plus the excess of net short-term capital gains over net long-term capital losses). If our expenses in a given taxable year exceed our investment company taxable income, we may experience a net operating loss for that taxable year. However, a RIC is not permitted to carry forward net operating losses to subsequent taxable years and such net operating losses do not pass through to its stockholders. In addition, deductible expenses can be used only to offset investment company taxable income, not net capital gain. A RIC may not use any net capital losses (that is, the excess of realized capital losses over realized capital gains) to offset its investment company taxable income, but may carry forward such net capital losses, and use them to offset future capital gains, indefinitely. Due to these limits on deductibility of expenses and net capital losses, we may for tax purposes have aggregate taxable income for several years that we are required to distribute and that is taxable to our stockholders even if such taxable income is greater than the net income we actually earn during those taxable years. Such required distributions may be made from our cash assets or by liquidation of investments, if necessary. We may realize gains or losses from such liquidations. In the event we realize net capital gains from such transactions, stockholders may receive a larger capital gain distribution than they would have received in the absence of such transactions.
For U.S. federal income tax purposes, we will include in our taxable income certain amounts that we have not yet received in cash. For example, if we hold debt obligations that are treated under applicable U.S. federal income tax rules as having original issue discount (such as debt instruments with payment-in-kind (“PIK”) interest or, in certain cases, that have increasing interest rates or are issued with warrants), we must include in our taxable income in each taxable year a portion of the original issue discount that accrues over the life of the obligation, regardless of whether we receive cash representing such income in the same taxable year. We may also have to include in our taxable income other amounts that we have not yet received in cash, such as accruals on a contingent payment debt instrument or deferred loan origination fees that are paid after origination of the loan or are paid in non-cash compensation such as warrants or stock. Further, we may elect to amortize market discount on debt investments and currently include such amounts in our taxable income, instead of upon their sale or other disposition, as any failure to make such election would limit our ability to deduct interest expense for tax purposes. Because such original issue discount or other amounts accrued will be included in our investment company taxable income for the taxable year of accrual, we may be required to make distributions to our stockholders in order to satisfy the Annual Distribution Requirement and/or the Excise Tax Avoidance

Requirement, even though we will have not received any corresponding cash payments. Accordingly, to enable us to make distributions to our stockholders that will be sufficient to enable us to satisfy the Annual Distribution Requirement, we may need to sell some of our assets at times and/or at prices that we would not consider advantageous, we may need to raise additional equity or debt capital or we may need to forego new investment opportunities or otherwise take actions that are disadvantageous to our business (or be unable to take actions that are advantageous to our business). If we are unable to obtain cash from other sources to enable us to satisfy the Annual Distribution Requirement, we may fail to qualify for the U.S. federal income tax benefits allowable to RICs and, thus, become subject to a corporate-level U.S. federal income tax (and any applicable state and local taxes).
Because we use debt financing, we may be prevented by financial covenants contained in our debt financing agreements from making distributions to our stockholders in certain circumstances. In addition, under the 1940 Act, we are generally not permitted to make distributions to our stockholders while our debt obligations and other senior securities are outstanding unless certain “asset coverage” tests are met. Limits on our distributions to our stockholders may prevent us from satisfying the Annual Distribution Requirement and, therefore, may jeopardize our qualification for taxation as a RIC, or may cause us to be subject to the 4% nondeductible U.S. federal excise tax.
Although we do not presently expect to do so, we may borrow funds and sell assets in order to make distributions to our stockholders that are sufficient for us to satisfy the Annual Distribution Requirement. However, our ability to dispose of assets may be limited by (1) the illiquid nature of some of our investments and/or (2) other requirements relating to our status as a RIC, including the Diversification Tests. If we dispose of assets in order to meet the Annual Distribution Requirement or the Excise Tax Avoidance Requirement, we may make such dispositions at times that, from an investment standpoint, are not advantageous. Alternatively, although we currently do not intend to do so, to satisfy the Annual Distribution Requirement, we may declare a taxable dividend payable in our stock or cash at the election of each stockholder. In such case, for U.S. federal income tax purposes, the amount of the dividend paid in our common stock will generally be equal to the amount of cash that could have been received instead of our stock. See “—Taxation of Stockholders” below for a discussion of the tax consequences to stockholders upon receipt of such dividends.
Distributions we make to our stockholders may be made from our cash assets or by liquidation of our investments, if necessary. We may recognize gains or losses from such liquidations. In the event we recognize net capital gains from such transactions, you may receive a larger capital gain distribution than you would have received in the absence of such transactions.
Failure to Qualify as a RIC
If we failed to satisfy the 90% Income Test for any taxable year or the Diversification Tests for any quarter of a taxable year, we might nevertheless continue to qualify as a RIC for such taxable year if certain relief provisions of the Code applied (which might, among other things, require us to pay certain corporate-level U.S. federal taxes or to dispose of certain assets). If we failed to qualify for treatment as a RIC and such relief provisions did not apply to us, we would be subject to U.S. federal income tax on all of our taxable income at regular corporate U.S. federal income tax rates (and we also would be subject to any applicable state and local taxes), regardless of whether we make any distributions to our stockholders. We would not be able to deduct distributions to our stockholders, nor would distributions to our stockholders be required to be made for U.S. federal income tax purposes. Any distributions we make generally would be taxable to our U.S. stockholders as ordinary dividend income and, subject to certain limitations under the Code, would be eligible for the 20% maximum rate generally applicable to individuals and other non-corporate U.S. stockholders, to the extent of our current or accumulated earnings and profits. Subject to certain limitations under the Code, U.S. stockholders that are corporations for U.S. federal income tax purposes generally would be eligible for the dividends-received deduction. Distributions in excess of our current and accumulated earnings and profits would be treated first as a return of capital to the extent of the stockholder’s adjusted tax basis, and any remaining distributions would be treated as a capital gain. In order to requalify as a RIC, in addition to the other requirements discussed above, we would be required to distribute all of our previously undistributed earnings attributable to the period we failed to qualify as a RIC by the end of the first year that we intend to requalify as a RIC. If we fail to requalify as a RIC for a period greater than two taxable years, we may be subject to regular corporate-level U.S. federal income tax on any net built-in gains with respect to certain of our assets (i.e., the excess of the aggregate gains, including items of income, over aggregate losses that would have been realized with respect to such assets if we had been liquidated) that we elect to recognize on requalification or when recognized over the next five years.
Subject to a limited exception applicable to RICs that qualified as such under Subchapter M of the Code for at least one taxable year prior to disqualification and that re-qualify as a RIC no later than the second consecutive taxable year following the non-qualifying taxable year, we could be subject to U.S. federal income tax on any unrealized net built-in gains in the assets held by us during the period in which we failed to qualify as a RIC that are recognized during the five-taxable year period after our requalification as a RIC, unless we made a special election to pay corporate-level U.S. federal income tax on such net built-in gains at the time of our requalification as a RIC. We may decide to be taxed as a regular corporation even if we would otherwise qualify as a RIC if we determine that treatment as a corporation for a particular taxable year would be in our best interests.
Our Investments - General
Certain of our investment practices may be subject to special and complex U.S. federal income tax provisions that may, among other things, (1) disallow, suspend or otherwise limit the allowance of certain losses or deductions, (2) convert lower-taxed long-term capital gain into higher-taxed short-term capital gain or ordinary income, (3) convert an ordinary loss or a deduction into a capital loss (the deductibility of which is more limited), (4) cause us to recognize income or gain without receipt of a corresponding cash payment, (5) adversely affect the time as to when a purchase or sale of stock or securities is deemed to occur, (6) adversely alter the characterization of certain complex financial transactions and (7) produce income that will not be qualifying income for purposes of the 90% Income Test. We intend to monitor our transactions and may make certain tax elections to mitigate the potential adverse effect of these provisions, but there can be no assurance that we will be eligible for any such tax elections or that any adverse effects of these provisions will be mitigated.
We may invest a portion of our net assets in below investment grade instruments. Investments in these types of instruments may present special tax issues for us. U.S. federal income tax rules are not entirely clear about issues such as when we may cease to accrue interest, original issue discount or market discount, when and to what extent deductions may be taken for bad debts or worthless instruments, how payments received on obligations in default should be allocated between principal and income and whether exchanges of debt obligations in a bankruptcy or workout context are taxable. We intend to address these and other issues to the extent necessary in order to seek to ensure that we distribute sufficient income to avoid any material U.S. federal income or the 4% nondeductible U.S. federal excise tax.
A portfolio company in which we invest may face financial difficulties that require us to work-out, modify or otherwise restructure our investment in the portfolio company. Any such transaction could, depending upon the specific terms of the transaction, result in unusable capital losses and future non-cash income. Any such transaction could also result in our receiving assets that give rise to non-qualifying income for purposes of the 90% Income Test or otherwise would not count toward satisfying the Diversification Tests. Furthermore, some of the income that we might otherwise earn, such as fees for providing managerial assistance, certain fees earned with respect to our investments, income recognized in a work-out or restructuring of a portfolio investment, or income recognized from an equity investment in an operating partnership, may not satisfy the 90% Income Test. To manage the risk that such income might disqualify us as a RIC for failure to satisfy the 90% Income Test, one or more subsidiary entities treated as U.S. corporations for entity-level income tax purposes may be employed to earn such income and (if applicable) hold the related asset. Such subsidiary entities will be required to pay entity-level income tax on their earnings, which ultimately will reduce the yield to our stockholders on such fees and income.
Under recently issued Treasury regulations, certain distributions reported by us as section 163(j) interest dividends may be treated as interest income by shareholders for purposes of the tax rules applicable to interest expense limitations under Code section 163(j). Such treatment by the shareholder is generally subject to holding period requirements and other potential limitations, although the holding period requirements are generally not applicable to dividends declared by money market funds and certain other funds that declare dividends daily and pay such dividends on a monthly or more frequent basis. The amount that we are eligible to report as a Section 163(j) dividend for a tax year is generally limited to the excess of our business interest income over the sum of our (i) business interest expense and (ii) other deductions properly allocable to our business interest income.

Gain or loss recognized by us from warrants or other securities acquired by us, as well as any loss attributable to the lapse of such warrants, generally will be treated as capital gain or loss. Such gain or loss generally will be long-term or short-term depending on how long we held a particular warrant or security.
A portfolio company in which we invest may face financial difficulties that require us to work-out, modify or otherwise restructure our investment in the portfolio company. Any such transaction could, depending upon the specific terms of the transaction, result in unusable capital losses and future non-cash income. Any such transaction could also result in our receiving assets that give rise to non-qualifying income for purposes of the 90% Income Test or otherwise would not count toward satisfying the Diversification Tests.
Our investment in non-U.S. securities may be subject to non-U.S. income, withholding and other taxes. In that case, our yield on those securities would be decreased. Stockholders generally will not be entitled to claim a U.S. foreign tax credit or deduction with respect to non-U.S. taxes paid by us.
If we acquire shares in a Passive Foreign Investment Company (“PFIC”), we may be subject to U.S. federal income tax on a portion of any “excess distribution” received on, or any gain from the disposition of, such shares even if we distribute such income as a taxable dividend to our stockholders. Additional charges in the nature of interest generally will be imposed on us in respect of deferred taxes arising from any such excess distribution or gain. If we invest in the shares of a PFIC and elect to treat the PFIC as a “qualified electing fund” under the Code (a “QEF”), in lieu of the foregoing requirements, we will be required to include in income each year our proportionate share of the ordinary earnings and net capital gain of the QEF, even if such income is not distributed by the QEF. Alternatively, we may be able to elect to mark our shares in a PFIC at the end of each taxable year to market; in this case, we will recognize as ordinary income any increase in the value of such shares, and as ordinary loss any decrease in such value to the extent that any such decrease does not exceed prior increases in such value included in our income. Our ability to make either election will depend on factors beyond our control, and are subject to restrictions which may limit the availability of the benefit of these elections. Under either election, we may be required to recognize in a taxable year income in excess of any distributions we receive from PFICs and any proceeds from dispositions of PFIC stock during that taxable year, and such income will nevertheless be subject to the Annual Distribution Requirement and will be taken into account for purposes of determining whether we satisfy the Excise Tax Avoidance Requirement. See “—Taxation as a RIC” above.
Under Section 988 of the Code, gains or losses attributable to fluctuations in exchange rates between the time we accrue income, expenses or other liabilities denominated in a foreign currency and the time we actually collect such income or pay such expenses or liabilities are generally treated as ordinary income or loss. Similarly, gains or losses on foreign currency-denominated forward, futures and option contracts, as well as certain other financial instruments, and the disposition of debt obligations denominated in a foreign currency, to the extent attributable to fluctuations in exchange rates between the acquisition and disposition dates, are also treated as ordinary income or loss.
Some of the income that we might otherwise earn, such as fees for providing managerial assistance, certain fees earned with respect to our investments, income recognized in a work-out or restructuring of a portfolio investment, or income recognized from an equity investment in an operating partnership, may not satisfy the 90% Income Test. To manage the risk that such income might disqualify us as a RIC for failure to satisfy the 90% Income Test, one or more subsidiary entities treated as U.S. corporations for U.S. federal income tax purposes may be employed to earn such income and (if applicable) hold the related asset. Such subsidiary entities will be required to pay U.S. federal income tax on their earnings, which ultimately will reduce the yield to our stockholders on such fees and income.
The remainder of this discussion assumes that we qualify as a RIC for each taxable year.
Taxation of U.S. Stockholders
The following discussion only applies to U.S. stockholders. Prospective stockholders that are not U.S. stockholders should refer to “—Taxation of Non-U.S. Stockholders” below.
Distributions
Distributions by us (including distributions where stockholders can elect to receive cash or stock) generally are taxable to U.S. stockholders as ordinary income or capital gains. Distributions of our investment company taxable income will be taxable as ordinary income to U.S. stockholders to the extent of our current or accumulated earnings and profits, whether paid in cash or stock. To the extent that such distributions paid by us to non-corporate U.S. stockholders (including individuals) are attributable to dividends from U.S. corporations and certain qualified foreign corporations, such distributions (“Qualifying Dividends”) may be eligible for a reduced maximum U.S. federal income tax rate of 20%. In this regard, it is anticipated that our distributions generally will not be attributable to dividends received by us and, therefore, generally will not qualify for the 20% maximum rate applicable to Qualifying Dividends. Distributions of our net capital gain (which is generally our realized net long-term capital gains in excess of realized net short-term capital losses) properly designated by us as “capital gain dividends” will be taxable to U.S. stockholders as long-term capital gains (currently taxable at a maximum U.S. federal income tax rate of 20% in the case of non-corporate U.S. stockholders (including individuals)), regardless of the U.S. stockholder’s holding period for his, her or its common stock and regardless of whether paid in cash or stock. Distributions in excess of our earnings and profits first will reduce a U.S. stockholder’s adjusted tax basis in such stockholder’s common stock and, after the adjusted tax basis is reduced to zero, will constitute capital gains to such U.S. stockholder.
Stockholders receiving dividends or distributions in the form of additional shares of our common stock purchased in the market should be treated for U.S. federal income tax purposes as receiving a distribution in an amount equal to the amount of money that the stockholders receiving cash dividends or distributions will receive, and should have a cost basis in the shares received equal to such amount. Stockholders receiving dividends in newly issued shares of our common stock will be treated as receiving a distribution equal to the value of the shares received, and should have a cost basis of such amount.
We may decide to retain some or all of our net capital gain for reinvestment, but designate the retained net capital gain as a “deemed distribution”. In that case, among other consequences, (i) we will pay tax on the retained amount, (ii) each U.S. stockholder will be required to include his, her or its share of the deemed distribution in income as if it had been actually distributed to the U.S. stockholder, and (iii) the U.S. stockholder will be entitled to claim a credit equal to his, her or its allocable share of the tax paid thereon by us. Because we expect to pay tax on any retained net capital gains at the regular corporate U.S. federal income tax rate, and because that rate is in excess of the maximum U.S. federal income tax rate currently payable by individuals (and other non-corporate U.S. stockholders) on long-term capital gains, the amount of tax that individuals (and other non-corporate U.S. stockholders) will be treated as having paid will exceed the tax they owe on the capital gain distribution. Such excess generally may be claimed as a credit against the U.S. stockholder’s other federal income tax obligations or may be refunded to the extent it exceeds the U.S. stockholder’s U.S. federal income tax liability. The amount of the deemed distribution net of such tax will be added to the U.S. stockholder’s tax basis for his, her or its common stock. In order to utilize the deemed distribution approach, we must provide written notice to our stockholders prior to the expiration of 60 days after the close of the relevant taxable year. We cannot treat any of our investment company taxable income as a “deemed distribution”.
For purposes of determining (1) whether the Annual Distribution Requirement is satisfied for any year and (2) the amount of capital gain dividends paid for that year, under certain circumstances, we may elect to treat a dividend that is paid during the following taxable year as if it had been paid during the taxable year in question. If we make such an election, U.S. stockholders will still be treated as receiving the dividend in the taxable year in which the distribution is made. However, any dividend declared by us in October, November or December of any calendar year, payable to stockholders of record on a specified date in such a month and actually paid during January of the following calendar year, will be treated as if it had been received by our U.S. stockholders on December 31 of the calendar year in which the dividend was declared.
Although we currently do not intend to do so, we have the ability to declare a large portion of a dividend in shares of our stock. As long as a portion of such dividend is paid in cash and certain requirements are met, the entire distribution will be treated as a dividend for U.S. federal income tax purposes. For U.S. federal income tax purposes, the amount of the dividend paid in our common stock will generally be equal to the amount of cash that could have been received instead of our stock. This may result in our U.S. stockholders having to pay tax on such dividends, even if no cash is received.
Until and unless we are treated as a “publicly offered regulated investment company” (within the meaning of Section 67 of the Code) if either (i) shares of our common stock and our preferred stock (if any) collectively are held by at least 500 persons at all times during a taxable year, (ii) shares of our common stock are treated as regularly traded on an established securities market or (iii) shares of our common stock are continuously offered pursuant to a public offering (within the meaning of Section 4 of the Securities Act), for purposes of computing the taxable income of U.S. stockholders that are individuals, trusts or estates, (i) our earnings will be computed without taking into account such U.S. stockholders’ allocable shares of the management and incentive fees paid to our Investment Adviser and certain of our other expenses, (ii) each such U.S. stockholder will be treated as having received or accrued a dividend from us in the amount of such U.S. stockholder’s allocable share of these fees and expenses for the calendar year, (iii) each such U.S. stockholder will be treated as having paid or incurred such U.S. stockholder’s allocable share of these fees and expenses for the calendar year, and (iv) each such U.S. stockholder’s allocable share of these fees and expenses will be treated as miscellaneous itemized deductions by such U.S. stockholder. For taxable years beginning before 2026, miscellaneous itemized deductions generally are not deductible by a U.S. stockholder that is an individual, trust or estate. For taxable years beginning in 2026 or later, miscellaneous itemized deductions generally are deductible by a U.S. stockholder that is an individual, trust or estate only to the extent that the aggregate of such U.S. stockholder’s miscellaneous itemized deductions exceeds 2% of such U.S. stockholder’s adjusted gross income for U.S. federal income tax purposes, are not deductible for purposes of the alternative minimum tax and are subject to the overall limitation on itemized deductions under Section 68 of the Code.
Our U.S. stockholders will receive, as promptly as possible after the end of each calendar year, a notice reporting the amounts includible in such U.S. stockholder’s taxable income for such calendar year as ordinary income and as long-term capital gain. In addition, the U.S. federal tax status of each calendar year’s distributions from us generally will be reported to the IRS (including the amount of any dividends that are Qualifying Dividends eligible for the 20% maximum rate). Dividends paid by us generally will not be eligible for the dividends-received deduction or the preferential tax rate applicable to Qualifying Dividends because our income generally will not consist of dividends. Distributions may also be subject to additional state, local and non-U.S. taxes depending on a U.S. stockholder’s particular situation.
Dispositions
A U.S. stockholder generally will recognize taxable gain or loss if the U.S. stockholder sells or otherwise disposes of his, her or its shares of our common stock. The amount of gain or loss will be measured by the difference between such stockholder’s adjusted tax basis in the common stock sold and the amount of the proceeds received in exchange. Any gain or loss arising from such sale or disposition generally will be treated as long-term capital gain or loss if the U.S. stockholder has held his, her or its shares for more than one year; otherwise, any such gain or loss will be classified as short-term capital gain or loss. However, any capital loss arising from the sale or disposition of shares of our common stock held for six months or less will be treated as long-term capital loss to the extent of the amount of capital gain dividends received, or undistributed capital gain deemed received, with respect to such shares. In addition, all or a portion of any loss recognized upon a disposition of shares of our common stock may be disallowed if other shares of our common stock are purchased (whether through reinvestment of distributions or otherwise) within 30 days before or after the disposition.
In general, non-corporate U.S. stockholders (including individuals) currently are subject to a maximum U.S. federal income tax rate of 20% on their net capital gain (i.e., the excess of realized net long-term capital gains over realized net short-term capital losses), including any long-term capital gain derived from an investment in shares of our common stock. Such rate is lower than the maximum rate on ordinary income currently payable by individuals. Corporate U.S. stockholders currently are subject to U.S. federal income tax on net capital gain at the maximum 21% rate also applied to ordinary income. Non-corporate U.S. stockholders (including individuals) incurring net capital losses (i.e., capital losses in excess of capital gains) for a taxable year generally may deduct up to $3,000 of such losses against their ordinary income each taxable year; any net capital losses of a non-corporate U.S. stockholder (including an individual) in excess of $3,000 generally may be carried forward and used in subsequent taxable years as provided in the Code. Corporate U.S. stockholders generally may not deduct any net capital losses for a taxable year, but may carry back such capital losses for three taxable years or carry forward such capital losses for five taxable years.
The Code and the related U.S. Treasury Regulations require us to annually report the adjusted cost basis information of covered securities, which generally include shares of a RIC, to the IRS and to taxpayers. Stockholders should contact their financial intermediaries with respect to reporting of cost basis and available elections for their accounts.

Medicare Tax on Net Investment Income
An additional 3.8% Medicare tax is imposed on certain net investment income (including ordinary dividends and capital gain distributions received from us and net gains from redemptions or other taxable dispositions of our shares) of U.S. individuals, estates and trusts to the extent that such person’s “modified adjusted gross income” (in the case of an individual) or “adjusted gross income” (in the case of an estate or trust) exceeds certain threshold amounts.
Tax Shelter Reporting Regulations
Under applicable Treasury regulations, if a U.S. stockholder recognizes a loss with respect to our common stock of $2 million or more for a non-corporate U.S. stockholder or $10 million or more for a corporate U.S. stockholder in any single taxable year (or a greater loss over a combination of years), the U.S. stockholder must file with the IRS a disclosure statement on Form 8886. Direct U.S. stockholders of portfolio securities are in many cases excepted from this reporting requirement, but under current guidance, U.S. stockholders of a RIC are not excepted. Future guidance may extend the current exception from this reporting requirement to U.S. stockholders of most or all RICs. The fact that a loss is reportable under these regulations does not affect the legal determination of whether the taxpayer’s treatment of the loss is proper. Significant monetary penalties apply to a failure to comply with this reporting requirement. States may also have a similar reporting requirement. U.S. stockholders should consult their own tax advisers to determine the applicability of these Treasury regulations in light of their individual circumstances.
Backup Withholding
The relevant withholding agent may be required to withhold U.S. federal income tax (“backup withholding”), at a current rate of 24%, from any taxable distribution to a U.S. stockholder (other than a “C” corporation, a financial institution, or a stockholder that otherwise qualifies for an exemption) (1) that fails to provide a correct taxpayer identification number or a certificate that such stockholder is exempt from backup withholding or (2) with respect to whom the IRS notifies the withholding agent that such stockholder has failed to properly report certain interest and dividend income to the IRS and to respond to notices to that effect. An individual’s taxpayer identification number is his or her social security number. Backup withholding is not an additional tax, and any amount withheld under the backup withholding rules is allowed as a credit against the U.S. stockholder’s U.S. federal income tax liability, provided that proper information is timely provided to the IRS.
U.S. Taxation of Tax-Exempt U.S. Stockholders
A U.S. stockholder that is a tax-exempt organization for U.S. federal income tax purposes and therefore generally exempt from U.S. federal income taxation may nevertheless be subject to taxation to the extent that it is considered to derive unrelated business taxable income (“UBTI”). The direct conduct by a tax-exempt U.S. stockholder of the activities we propose to conduct could give rise to UBTI. However, a BDC is a corporation for U.S. federal income tax purposes and its business activities generally will not be attributed to its stockholders for purposes of determining their treatment under current law. Therefore, a tax-exempt U.S. stockholder generally should not be subject to U.S. taxation solely as a result of the stockholder’s ownership of shares of common stock and receipt of dividends with respect to such shares. Moreover, under current law, if we incur indebtedness, such indebtedness will not be attributed to a tax-exempt U.S. stockholder. Therefore, a tax-exempt U.S. stockholder should not be treated as earning income from “debt-financed property” and dividends we pay should not be treated as “unrelated debt-financed income” solely as a result of indebtedness that we incur. Proposals periodically are made to change the treatment of “blocker” investment vehicles interposed between tax-exempt investors and non-qualifying investments. In the event that any such proposals were to be adopted and applied to BDCs, the treatment of dividends payable to tax- exempt investors could be adversely affected. In addition, special rules would apply if we were to invest in certain real estate investment trusts or other taxable mortgage pools, which we do not currently plan to do, that could result in a tax- exempt U.S. stockholder recognizing income that would be treated as UBTI.
Taxation of Non-U.S. Stockholders
The following discussion applies only to Non-U.S. stockholders. Whether an investment in shares of our common stock is appropriate for a Non-U.S. stockholder will depend upon that stockholder’s particular circumstances. An investment in shares of our common stock by a Non-U.S. stockholder may have adverse tax consequences to such Non-U.S. stockholder. Non-U.S. stockholders should consult their own tax advisers before investing in our common stock.
Distributions; Dispositions
Subject to the discussion below, distributions of our investment company taxable income to a Non-U.S. stockholder that are not effectively connected with the Non-U.S. stockholder’s conduct of a trade or business within the United States will be subject to withholding of U.S. federal income tax at a 30% rate (or lower rate provided by an applicable income tax treaty) to the extent of our current or accumulated earnings and profits. If the distributions are effectively connected with a U.S. trade or business of the Non-U.S. stockholder (and, if a treaty applies, are attributable to a U.S. permanent establishment of the Non-U.S. stockholder), we will not be required to withhold U.S. federal tax if the Non-U.S. stockholder complies with applicable certification and disclosure requirements, although the distributions will be subject to U.S. federal income tax at the rates applicable to U.S. persons. Special certification requirements apply to a Non-U.S. stockholder that is a foreign partnership or a foreign trust, and such entities are urged to consult their own tax advisers.
Certain properly designated dividends are generally exempt from withholding of U.S. federal income tax where paid in respect of a RIC’s (i) “qualified net interest income” (generally, its U.S.-source interest income, other than certain contingent interest and interest from obligations of a corporation or partnership in which the RIC or the non-U.S. stockholder are at least a 10% stockholder, reduced by expenses that are allocable to such income) or (ii) “qualified short-term capital gains” (generally, the excess of the RIC’s net short-term capital gain, other than short-term capital gains recognized on the disposition of U.S. real property interests, over the RIC’s long-term capital loss), as well as if certain other requirements are satisfied. Nevertheless, no assurance can be given as to whether any of our distributions will be eligible for this exemption from withholding of U.S. federal income tax or, if eligible, will be designated as such by us. Furthermore, in the case of shares of our stock held through an intermediary, the intermediary may have withheld U.S. federal income tax even if we designated the payment as an interest-related dividend or short-term capital gain dividend. Since our common stock will be subject to significant transfer restrictions, and an investment in our common stock will generally be illiquid, non-U.S. stockholders whose distributions on our common stock are subject to withholding of U.S. federal income tax may not be able to transfer their shares of our common stock easily or quickly or at all.
Distributions of our investment company taxable income to a Non-U.S. stockholder that are effectively connected with the Non-U.S. stockholder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment of the Non-U.S. stockholder), generally will not be subject to withholding of U.S. federal income tax if the Non-U.S. stockholder complies with applicable certification and disclosure requirements, although the distributions (to the extent of our current or accumulated earnings and profits) will be subject to U.S. federal income tax on a net basis at the rates and in the manner applicable to U.S. stockholders generally.
Actual or deemed distributions of our net capital gains, other than any net capital gains recognized on the disposition of U.S. real property interests, to a Non-U.S. stockholder, and gains realized by a Non-U.S. stockholder upon the sale of our common stock, will not be subject to U.S. federal income tax or any withholding of such tax, unless (a) the distributions or gains, as the case may be, are effectively connected with the Non-U.S. stockholder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment of the Non-U.S. stockholder), in which case the distributions or gains will be subject to U.S. federal income tax on a net basis at the rates and in the manner applicable to U.S. stockholders generally or (b) the Non-U.S. stockholder is an individual who has been present in the United States for 183 days or more during the taxable year and satisfies certain other conditions, in which case, except as otherwise provided by an applicable income tax treaty, the distributions or gains, which may be offset by certain U.S.-source capital losses, generally will be subject to a flat 30% U.S. federal income tax, even though the Non-U.S. stockholder is not considered a resident alien under the Code.
If we distribute our net capital gains in the form of deemed rather than actual distributions, a Non-U.S. stockholder will be entitled to a U.S. federal income tax credit or tax refund equal to the stockholder’s allocable share of the tax we pay on the capital gains deemed to have been distributed. In order to obtain the refund, the Non-U.S. stockholder must obtain a U.S. taxpayer identification number and file a U.S. federal income tax return, even if the Non-U.S. stockholder would not otherwise be required to obtain a U.S. taxpayer identification number or file a U.S. federal income tax return.

For a corporate Non-U.S. stockholder, both distributions (actual or deemed) and gains realized upon the sale of our common stock that are effectively connected with the Non-U.S. stockholder’s conduct of a trade or business within the United States may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate (or at a lower rate if provided for by an applicable income tax treaty).
Under the dividend reinvestment plan, our stockholders who have not “opted out” of our dividend reinvestment plan will have their cash distributions automatically reinvested in additional shares of our common stock, rather than receiving the cash distributions. If the distribution is a distribution of our investment company taxable income and is not properly reported by us as a short-term capital gains dividend or interest-related dividend (assuming an extension of the exemption discussed above), the amount distributed (to the extent of our current and accumulated earnings and profits) will be subject to U.S. federal withholding tax as described above and only the net after-tax amount will be reinvested in our common stock. If the distribution is effectively connected with a U.S. trade or business of the Non-U.S. stockholder (and, if a treaty applies, is attributable to a U.S. permanent establishment), generally the full amount of the distribution will be reinvested in the plan and will nevertheless be subject to U.S. federal income tax at the ordinary income rates applicable to U.S. persons. The Non-U.S. stockholder will have an adjusted basis in the additional common stock purchased through the plan equal to the amount reinvested. The additional shares will have a new holding period commencing on the day following the day on which the shares are credited to the Non-U.S. stockholder’s account.
If we were unable to qualify for treatment as a RIC, any distributions by us would be treated as dividends to the extent of our current and accumulated earnings and profits. We would not be eligible to report any such dividends as interest-related dividends, short-term capital gain dividends, or capital gain dividends. As a result, any such dividend paid to a Non-U.S. stockholder that is not effectively connected with a U.S. trade or business of the Non-U.S. stockholder (and, if an income tax treaty applies, attributable to a permanent establishment maintained by the Non-U.S. stockholder in the United States) would be subject to the 30% (or reduced applicable treaty rate) withholding tax discussed above regardless of the source of the income giving rise to such distribution. Distributions in excess of our current and accumulated earnings and profits would be treated first as a return of capital to the extent of the Non-U.S. stockholder’s tax basis, and any remaining distributions would be treated as a gain from the sale of the Non-U.S. stockholder’s shares subject to taxation as discussed above. For the consequences to the Company for failing to qualify as a RIC, see “Failure to Qualify as a RIC” above.
Backup Withholding
U.S. stockholders. Information returns are required to be filed with the IRS in connection with dividends on the common stock and proceeds received from a sale or other disposition of the common stock to a U.S. stockholder unless the U.S. stockholder is an exempt recipient. U.S. stockholders may also be subject to backup withholding on these payments in respect of the common stock unless such U.S. stockholder provides its taxpayer identification number and otherwise complies with applicable requirements of the backup withholding rules or provides proof of an applicable exemption.
Non-U.S. stockholders. Information returns are required to be filed with the IRS in connection with payment of dividends on the common stock to Non-U.S. stockholders. Unless a Non-U.S. stockholder complies with certification procedures to establish that it is not a United States person, information returns may also be filed with the IRS in connection with the proceeds from a sale or other disposition of the common stock. A Non-U.S. stockholder who is a nonresident alien individual may be subject to information reporting and backup-withholding of U.S. federal income tax on dividends unless the Non-U.S. stockholder provides us or the dividend paying agent with an IRS Form W-8BEN or IRS Form W-8BEN-E (or an acceptable substitute form) or otherwise meets documentary evidence requirements for establishing that it is a Non-U.S. stockholder or otherwise establishes an exemption from backup withholding.
Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against a U.S. stockholder’s or Non-U.S. stockholder’s U.S. federal income tax liability, if any, provided the required information is timely furnished to the IRS.
FATCA
Legislation commonly referred to as the “Foreign Account Tax Compliance Act,” or “FATCA,” generally imposes a 30% withholding tax on payments of certain types of income to foreign financial institutions (“FFIs”) unless such FFIs either: (i) enter into an agreement with the U.S. Treasury to report certain required information with respect to accounts held by U.S. persons (or held by foreign entities that have U.S. persons as substantial owners) or (ii) reside in a jurisdiction that has entered into an intergovernmental agreement (“IGA”) with the United States to collect and share such information and are in compliance with the terms of such IGA and any enabling legislation or regulations. The types of income subject to the tax include U.S. source interest and dividends. The information required to be reported includes the identity and taxpayer identification number of each account holder that is a U.S. person and transaction activity within the holder’s account. In addition, subject to certain exceptions, FATCA also imposes a 30% withholding on payments to foreign entities that are not FFIs unless such foreign entities certify that they do not have a greater than 10% U.S. owner or provide the withholding agent with identifying information on each greater than 10% U.S. owner. Depending on the status of a Non-U.S. stockholder and the status of the intermediaries through which they hold their shares, Non-U.S. stockholders could be subject to this 30% withholding tax with respect to distributions on their shares. Under certain circumstances, a Non-U.S. stockholder might be eligible for refunds or credits of such taxes.

Item 1A.	Risk Factors.
Investing in our securities involves a number of significant risks. Before you decide whether to invest in our securities, you should be aware of various risks, including those described below in this Registration Statement. The risks set out below are not the only risks we face. Additional risks and uncertainties not presently known to us or not presently deemed material by us may also impair our operations and performance. If any of the following events occur, our business, financial condition, results of operations and cash flows could be materially and adversely affected. In such case, the net asset value of our common stock could decline, and you may lose all or part of your investment.
Risks Relating to our Business and Structure
We are a new company and have no operating history.
We began operations upon the Initial Closing and have no prior operating history. As a result, we have limited financial information on which you can evaluate an investment in our company or our prior performance. We are subject to all of the business risks and uncertainties associated with any new business, including the risk that we will not achieve our investment objective and that the value of your investment could decline substantially or your investment could become worthless.
We are dependent upon Barings’ access to its investment professionals for our success.
We depend on the diligence, skill and network of business contacts of Barings’ investment professionals to source appropriate investments for us. We depend on members of Barings’ investment team to appropriately analyze our investments and Barings’ Investment Committee to approve and monitor our portfolio investments. Barings’ Investment Committee, together with the other members of its investment team, evaluate, negotiate, structure, close and monitor our investments. Our future success depends on the continued availability of the members of Barings’ Investment Committee and the other investment professionals available to Barings. We do not have employment agreements with these individuals or other key personnel of Barings, and we cannot provide any assurance that unforeseen business, medical, personal or other circumstances would not lead any such individual to terminate his or her relationship with Barings. If these individuals do not maintain their existing relationships with Barings and its affiliates or do not develop new relationships with other sources of investment opportunities, we may not be able to identify appropriate replacements or grow our investment portfolio. The loss of any member of Barings’ Investment Committee or of other investment professionals of Barings and its affiliates may limit our ability to achieve our investment objectives and operate as we anticipate, which could have a material adverse effect on our financial condition, results of operations and cash flows. Barings evaluates, negotiates, structures, closes and monitors our investments in accordance with the terms of the Investment Advisory Agreement. We can offer no assurance, however, that the investment professionals of Barings will continue to provide investment advice to us or that we will continue to have access to Barings’ investment professionals or its information and deal flow. Further, there can be no assurance that Barings will replicate its own historical success, and we caution you that our investment returns could be substantially lower than the returns achieved by other funds managed by Barings.
Our business model depends to a significant extent upon strong referral relationships, and our inability to maintain or develop these relationships, as well as the failure of these relationships to generate investment opportunities, could adversely affect our business.
We depend upon Barings and its affiliates’ relationships with sponsors, and we intend to rely to a significant extent upon these relationships to provide us with potential investment opportunities. If Barings or its affiliates fail to maintain such relationships, or to develop new relationships with other sponsors or sources of investment opportunities, we will not be able to grow our investment portfolio. In addition, individuals with whom the principals of Barings have relationships are not obligated to provide us with investment opportunities, and, therefore, we can offer no assurance that these relationships will generate investment opportunities for us in the future.
Our financial condition and results of operations will depend on our ability to manage and deploy capital effectively.
Our ability to achieve our investment objectives will depend on our ability to effectively manage and deploy our capital, which will depend, in turn, on Barings’ ability to continue to identify, evaluate, invest in and monitor companies that meet our investment criteria. We cannot assure you that we will achieve our investment objectives.

Accomplishing this result on a cost-effective basis will be largely a function of Barings’ handling of the investment process, their ability to provide competent, attentive and efficient services and our access to investments offering acceptable terms. Barings’ investment professionals may also be called upon to provide managerial assistance to our portfolio companies. These demands on their time may distract them or slow the rate of investment.
Even if we are able to grow and build upon our investment operations in a manner commensurate with any capital made available to us as a result of our operating activities, financing activities and/or offerings of our securities, any failure to manage our growth effectively could have a material adverse effect on our business, financial condition, results of operations and prospects. The results of our operations will depend on many factors, including the availability of opportunities for investment, the readily accessible short- and long-term funding alternatives in the financial markets and general economic conditions. Furthermore, if we cannot successfully operate our business or implement our investment policies and strategies as described in this Registration Statement, it could negatively impact our ability to pay distributions and cause you to lose part or all of your investment.
There are potential conflicts of interest, including the management of other investment funds and accounts by Barings, which could impact our investment returns.
Our executive officers and the members of Barings’ Investment Committee, as well as the other principals of Barings, manage other funds affiliated with Barings, including other closed-end investment companies. In addition, Barings’ investment team has responsibilities for managing U.S. and global middle-market debt investments for certain other investment funds and accounts. Accordingly, they have obligations to investors in those entities, the fulfillment of which may not be in the best interests of, or may be adverse to our and our stockholders’ interests. In addition, certain of the other funds and accounts managed by Barings may provide for higher management or incentive fees, greater expense reimbursements or overhead allocations, or permit Barings and its affiliates to receive higher origination and other transaction fees, all of which may contribute to this conflict of interest and create an incentive for Barings to favor such other funds or accounts. Although the professional staff of Barings devote as much time to our management as appropriate to enable Barings to perform its duties in accordance with the Investment Advisory Agreement, the investment professionals of Barings may have conflicts in allocating their time and services among us, on the one hand, and the other investment vehicles managed by Barings or one or more of its affiliates on the other hand.
Barings may face conflicts in allocating investment opportunities between us and affiliated investment vehicles that have overlapping investment objectives with ours. Although Barings will endeavor to allocate investment opportunities in a fair and equitable manner in accordance with its allocation policies and procedures, it is possible that, in the future, we may not be given the opportunity to participate in investments made by investment funds managed by Barings or an investment manager affiliated with Barings if such investment is prohibited by the 1940 Act, and there can be no assurance that we will be able to participate in all investment opportunities that are suitable to us.
Conflicts may also arise because portfolio decisions regarding our portfolio may benefit Barings’ affiliates. Barings’ affiliates may pursue or enforce rights with respect to one of our portfolio companies on behalf of other funds or accounts managed by it, and those activities may have an adverse effect on us.
Barings’, its Investment Committee, or its affiliates may, from time to time, possess material non-public information, limiting our investment discretion.
Principals of Barings and its affiliates and members of Barings’ Investment Committee may serve as directors of, or in a similar capacity with, companies in which we invest, the securities of which are purchased or sold on our behalf. In the event that material nonpublic information is obtained with respect to such companies, or we become subject to trading restrictions under the internal trading policies of those companies or as a result of applicable law or regulations, we could be prohibited for a period of time from purchasing or selling the securities of such companies, and this prohibition may have an adverse effect on us.
Our ability to enter into transactions with Barings and its affiliates is restricted.
BDCs generally are prohibited under the 1940 Act from knowingly participating in certain transactions with their affiliates without the prior approval of their independent directors and, in some cases, of the SEC. Those transactions include purchases and sales, and so-called “joint” transactions, in which a BDC and one or more of its affiliates engage in certain types of profit-making activities. Any person that owns, directly or indirectly, 5.0% or more of a BDC’s outstanding voting securities will be considered an affiliate of the BDC for purposes of the 1940 Act, and a BDC generally is prohibited from engaging in purchases or sales of assets or joint transactions with such affiliates, absent the prior approval of the BDC’s independent directors. Additionally, without the approval of the SEC, a BDC is prohibited from engaging in purchases or sales of assets or joint transactions with the BDC’s officers and directors, and investment adviser, including funds managed by the investment adviser and its affiliates.
BDCs may, however, invest alongside certain related parties or their respective other clients in certain circumstances where doing so is consistent with current law and SEC staff interpretations. For example, a BDC may invest alongside such accounts consistent with guidance promulgated by the SEC staff permitting the BDC and such other accounts to purchase interests in a single class of privately placed securities so long as certain conditions are met, including that the BDC’s investment adviser, acting on the BDC’s behalf and on behalf of other clients, negotiates no term other than price.
The 1940 Act generally prohibits BDCs from making certain negotiated co-investments with certain affiliates absent an order from the SEC permitting the BDC to do so. Pursuant to the Exemptive Relief, we are generally permitted to co-invest with funds affiliated with Barings if a “required majority” (as defined in Section 57(o) of the 1940 Act) of our independent directors make certain conclusions in connection with a co-investment transaction, including that (1) the terms of the transaction, including the consideration to be paid, are reasonable and fair to us and our stockholders and do not involve overreaching in respect of us or our stockholders on the part of any person concerned and (2) the transaction is consistent with the interests of our stockholders and is consistent with our investment objective and strategies. Co-investments made under the Exemptive Relief are subject to compliance with the conditions and other requirements contained in the Exemptive Relief, which could limit our ability to participate in a co-investment transaction.
In situations where co-investment with other affiliated funds or accounts is not permitted or appropriate, Barings will need to decide which account will proceed with the investment in accordance with its allocation policies and procedures. Although Barings will endeavor to allocate investment opportunities in a fair and equitable manner in accordance with its allocation policies and procedures, it is possible that, in the future, we may not be given the opportunity to participate in investments made by investment funds managed by Barings or an investment manager affiliated with Barings if such investment is prohibited by the 1940 Act. These restrictions, and similar restrictions that limit our ability to transact business with our officers or directors or their affiliates, including funds managed by Barings, may limit the scope of investment opportunities that would otherwise be available to us.
We are subject to risks associated with investing alongside other third parties.
We may invest alongside third parties through partnerships, joint ventures or other entities in the future. Such investments may involve risks not present in investments where a third party is not involved, including the possibility that such third party may at any time have economic or business interests or goals which are inconsistent with ours, or may be in a position to take action contrary to our investment objectives. In addition, we may in certain circumstances be liable for actions of such third party.
More specifically, joint ventures involve a third party that has approval rights over certain activities of the joint venture. The third party may take actions that are inconsistent with our interests. For example, the third party may decline to approve an investment for the joint venture that we otherwise want the joint venture to make. A joint venture may also use investment leverage which magnifies the potential for gain or loss on amounts invested. Generally, the amount of borrowings by the joint venture is not included when calculating our total borrowings and related leverage ratios and is not subject to asset coverage requirements imposed by the 1940 Act. If the activities of the joint venture were required to be consolidated with our activities because of a change in GAAP rules or SEC staff interpretations, it is likely that we would have to reorganize any such joint venture.
The fee structure under the Investment Advisory Agreement may induce Barings to pursue speculative investments and incur leverage, which may not be in the best interests of our stockholders.
The base management fee is calculated based on our gross assets, including assets purchased with borrowed funds or other forms of leverage (but excluding cash or cash equivalents). Accordingly, the base management fee is payable regardless of whether the value of our gross assets and/or your investment has decreased during the then-current quarter and creates an incentive for Barings to incur leverage, which may not be consistent with our stockholders’ interests.
The incentive fee payable to Barings is calculated based on a percentage of our return on invested capital. The incentive fee payable to Barings may create an incentive for Barings to make investments on our behalf that are risky or more speculative than would be the case in the absence of such a compensation arrangement. Unlike the base management fee, the incentive fee is payable only if the hurdle rate is achieved. Because the portfolio earns investment income on gross assets while the hurdle rate is based on invested capital, and because the use of leverage increases gross assets without any corresponding increase in invested capital, Barings may be incentivized to incur leverage to grow the portfolio, which will tend to enhance returns where our portfolio has positive returns and increase the chances that such hurdle rate is achieved. Conversely, the use of leverage may increase losses where our portfolio has negative returns, which would impair the value of our common stock.
In addition, the incentive fee Barings may receive under the Investment Advisory Agreement is subject to a cap that adjusts based, in part, on our net capital gains and losses during the relevant measurement period. This may incentivize Barings to invest more capital in investments that are likely to result in capital gains as compared to income-producing securities. Such a practice could result in our investing in more speculative securities than would otherwise be the case, which may not be in the best interests of our stockholders and could result in higher investment losses, particularly during economic downturns.
Barings’ liability is limited under the Investment Advisory Agreement, and we are required to indemnify Barings against certain liabilities, which may lead Barings to act in a riskier manner on our behalf than it would when acting for its own account.
Pursuant to the Investment Advisory Agreement, Barings and its officers, managers, partners, agents, employees, controlling persons, members and any other person or entity affiliated with Barings will not be liable to us, and we have agreed to indemnify them, for their acts under the Investment Advisory Agreement, absent fraud, willful misfeasance, bad faith, gross negligence or reckless disregard in the performance of their duties. These protections may lead Barings to act in a riskier manner when acting on our behalf than it would when acting for its own account.
We operate in a highly competitive market for investment opportunities, which could reduce returns and result in losses.
A number of entities compete with us to make the types of investments that we make. We compete with public and private funds, commercial and investment banks, commercial financing companies and, to the extent they provide an alternative form of financing, private equity and hedge funds. Many of our competitors are substantially larger and some have considerably greater financial, technical and marketing resources than we do. For example, we believe some of our competitors may have access to funding sources that are not available to us. In addition, some of our competitors may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of investments and establish more relationships than us. Furthermore, many of our competitors are not subject to the regulatory restrictions that the 1940 Act imposes on us as a BDC or the source of income, asset diversification and distribution requirements we must satisfy to qualify as a RIC. The competitive pressures we face may have a material adverse effect on our business, financial condition, results of operations and cash flows. As a result of this competition, we may not be able to take advantage of attractive investment opportunities from time to time, and we may not be able to identify and make investments that are consistent with our investment objective.
With respect to the investments we make, we do not seek to compete based primarily on the interest rates we offer, and we believe that some of our competitors may make loans with interest rates that will be lower than the rates we offer. In the secondary market for acquiring existing loans, we compete generally on the basis of pricing terms. With respect to all investments, we may lose some investment opportunities if we do not match our competitors’ pricing, terms and structure. However, if we match our competitors’ pricing, terms and structure, we may experience decreased net interest income, lower yields and increased risk of credit loss.

We will be subject to corporate-level U.S. federal income tax if we are unable to qualify for or maintain qualification as RIC under Subchapter M of the Code, which will adversely affect our results of operations and financial condition.
We intend to elect to be treated as a RIC under the Code, which generally will allow us to avoid being subject to corporate-level U.S. federal income tax. To obtain and maintain RIC tax treatment under the Code, we must meet the following annual distribution, income source and asset diversification requirements:
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The Annual Distribution Requirement (as defined in “Section XIII—Certain U.S. Federal Income Tax Considerations”) for a RIC will be satisfied if we distribute to our stockholders on an annual basis at least 90.0% of our net ordinary income and net short-term capital gain in excess of net long-term capital loss, or ICTI. We will be subject to a 4.0% nondeductible U.S. federal excise tax, however, to the extent that we do not satisfy certain additional minimum distribution requirements on a calendar year basis. Because we use debt financing, we are subject to certain asset coverage ratio requirements under the 1940 Act and are currently, and may in the future become, subject to certain financial covenants under loan and credit agreements that could, under certain circumstances, restrict us from making distributions necessary to satisfy the Annual Distribution Requirement. If we are unable to obtain cash from other sources, we could fail to qualify for RIC tax treatment and thus become subject to corporate-level U.S. federal income tax.

•	The income source requirement will be satisfied if we obtain at least 90.0% of our income for each year from distributions, interest, gains from the sale of stock or securities or similar sources.
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The asset diversification requirement will be satisfied if we meet certain asset diversification requirements at the end of each quarter of our taxable year. To satisfy this requirement, at least 50.0% of the value of our assets must consist of cash, cash equivalents, U.S. government securities, securities of other RICs, and other acceptable securities, provided such other securities of any one issuer do not represent more than 5.0% of the value of our assets or more than 10.0% of the outstanding voting securities of the issuer; and no more than 25.0% of the value of our assets can be invested in the securities, other than U.S. government securities or securities of other RICs, of one issuer, of two or more issuers that are controlled, as determined under applicable Code rules, by us and that are engaged in the same or similar or related trades or businesses or of certain “qualified publicly traded partnerships.” Failure to meet these requirements may result in our having to dispose of certain investments quickly in order to prevent the loss of RIC tax treatment. Because most of our investments are in private companies, and therefore are relatively illiquid, any such dispositions could be made at disadvantageous prices and could result in substantial losses.

If we fail to qualify for or maintain RIC tax treatment for any reason and are subject to corporate-level U.S. federal income tax, the resulting corporate taxes could substantially reduce our net assets, the amount of income available for distribution and the amount of our distributions. We may also be subject to certain U.S. federal excise taxes, as well as state, local and foreign taxes.
There may be a possibility of the need to raise additional capital.
We may need additional capital to fund new investments and grow our portfolio of investments. In addition to the continuous Private Offering, we intend to access the capital markets periodically to issue debt securities or borrow from financial institutions in order to obtain such additional capital. Unfavorable economic conditions could increase our funding costs, limit our access to the capital markets or result in a decision by lenders not to extend credit to us. A reduction in the availability of new capital could limit our ability to grow. In addition, we will be required to distribute at least 90% of our net ordinary income and net short-term capital gains in excess of net long-term capital losses, if any, to our stockholders to maintain our qualification as a RIC. As a result, these earnings will not be available to fund new investments. An inability on our part to access the capital markets successfully could limit our ability to grow our business and execute our business strategy fully and could decrease our earnings, if any, which would have an adverse effect on the value of our securities.
We may not be able to pay distributions to our stockholders, our distributions may not grow over time and a portion of distributions paid to our stockholders may be a return of capital.
We intend to make distributions on a quarterly basis to stockholders of substantially all of our income, starting with the first calendar quarter after the Initial Closing, and as determined by the Board in its discretion considering factors such as our earnings, cash flow, capital needs and general financial condition and the requirements of Maryland law. As a result, our distribution rates and payment frequency may vary from time to time.
We cannot assure you that we will achieve investment results that will allow us to make a specified level of cash distributions or year-to-year increases in cash distributions. Our ability to pay distributions might be harmed by, among other things, the risk factors described in this Registration Statement. In addition, the inability to satisfy the asset coverage test applicable to us as a BDC could, in the future, limit our ability to pay distributions. All distributions will be paid at the discretion of the Board and will depend on our earnings, our financial condition, maintenance of our RIC tax treatment, compliance with applicable BDC regulations, compliance with the covenants of the Revolving Credit Facility, any other credit facility we may enter into in the future and any debt securities we may issue and such other factors as the Board may deem relevant from time to time. Distributions may also be funded in significant part, directly or indirectly, from temporary waivers or expense reimbursements borne by Barings or its affiliates, that may be subject to reimbursement to Barings or its affiliates. The repayment of any amounts owed to our affiliates will reduce future distributions to which you would otherwise be entitled. We cannot assure you that we will pay distributions to our stockholders in the future.
When we make quarterly distributions, we will be required to determine the extent to which such distributions are paid out of current or accumulated earnings and profits, recognized capital gain or capital. To the extent there is a return of capital, investors will be required to reduce their basis in our stock for U.S. federal income tax purposes, which may result in a higher tax liability when the shares are sold, even if they have not increased in value or have lost value. A return of capital distribution is a return to stockholders of a portion of their original investment in the Company and does not represent income or capital gains.
We may have difficulty paying our required distributions if we recognize income before or without receiving cash representing such income.
For U.S. federal income tax purposes, we may be required to recognize taxable income in circumstances in which we do not receive a corresponding payment in cash. For example, if we hold debt obligations that are treated under applicable tax rules as having original issue discount (such as debt instruments with contractual PIK interest or debt instruments that were issued with warrants), we must include in income each year a portion of the original issue discount that accrues over the life of the obligation, regardless of whether cash representing such income is received by us in the same taxable year. Investments structured with these features may represent a higher level of credit risk compared to investments generating income which must be paid in cash on a current basis. We may also have to include in income other amounts that we have not yet received in cash, such as deferred loan origination fees that are paid after origination of the loan or are paid in non-cash compensation such as PIK interest. We anticipate that a portion of our income may constitute original issue discount or other income required to be included in taxable income prior to receipt of cash. Further, we may elect to amortize market discounts and include such amounts in our taxable income in the current year, instead of upon disposition, as an election not to do so would limit our ability to deduct interest expenses for U.S. federal income tax purposes.
Because any original issue discount or other amounts accrued will be included in our ICTI for the year of the accrual, we may be required to make a distribution to our stockholders in order to satisfy the Annual Distribution Requirement, even though we will not have received any corresponding cash amount. As a result, we may have difficulty meeting the annual distribution requirement necessary to obtain and maintain RIC tax treatment under the Code. We may have to sell some of our investments at times and/or at prices we would not consider advantageous, raise debt or additional equity capital or forego new investment opportunities for this purpose. If we are not able to obtain cash from other sources, we may fail to qualify for RIC tax treatment and thus become subject to corporate-level U.S. federal income tax.
Because we intend to distribute substantially all of our income to our stockholders to maintain our tax treatment as a regulated investment company, we will continue to need additional capital to finance our growth, and regulations governing our operation as a business development company will affect our ability to, and the way in which we, raise additional capital and make distributions.
In order to satisfy the requirements applicable to a RIC, and to avoid payment of U.S. federal excise tax, we intend to distribute to our stockholders substantially all of our net ordinary income and net capital gain income except for certain net long-term capital gains recognized after we became a RIC, some or all of which we may retain, pay applicable U.S. federal income taxes with respect thereto and elect to treat as deemed distributions to our stockholders. As a BDC, we generally are required to meet a coverage ratio of total assets to total senior securities, which includes all of our borrowings and any preferred stock we may issue, of at least 150%. This requirement limits the amount that we may borrow and may prohibit us from making distributions. If the value of our assets declines, we may be unable to satisfy this test. If that happens, we may be required to sell a portion of our investments or sell additional securities and, depending on the nature of our leverage, to repay a portion of our indebtedness at a time when such sales may be disadvantageous. In addition, issuance of additional securities could dilute the percentage ownership of our current stockholders in us.
While we expect to be able to borrow and to issue debt and additional equity securities, we cannot assure you that debt and equity financing will be available to us on favorable terms, or at all. If additional funds are not available to us, we could be forced to curtail or cease new investment activities, and our net asset value could decline. In addition, as a BDC, we generally are not permitted to issue equity securities priced below our then-current net asset value per share without stockholder approval.
There may be potential adverse tax consequences as a result of not being treated as a “publicly offered regulated investment company.”
Until and unless we are treated as a “publicly offered regulated investment company” (within the meaning of Section 67 of the Code) as a result of either (i) shares of our common stock and our preferred stock (if any) collectively are held by at least 500 persons at all times during a taxable year, (ii) shares of our common stock are treated as regularly traded on an established securities market or (iii) shares of our common stock are continuously offered pursuant to a public offering (within the meaning of Section 4 of the Securities Act), each U.S. stockholder that is an individual, trust or estate will be treated as having received a dividend from us in the amount of such U.S. stockholder’s allocable share of the management and incentive fees paid to our Investment Adviser and certain of our other expenses for the calendar year, and these fees and expenses will be treated as miscellaneous itemized deductions of such U.S. stockholder. For taxable years beginning before 2026, miscellaneous itemized deductions generally are not deductible by a U.S. stockholder that is an individual, trust or estate. For taxable years beginning in 2026 or later, miscellaneous itemized deductions generally are deductible by a U.S. stockholder that is an individual, trust or estate only to the extent that the aggregate of such U.S. stockholder’s miscellaneous itemized deductions exceeds 2% of such U.S. stockholder’s adjusted gross income for U.S. federal income tax purposes, are not deductible for purposes of the alternative minimum tax and are subject to the overall limitation on itemized deductions under Section 68 of the Code.
There may be withholding of U.S. federal income tax on dividends for non-U.S. stockholders.
Distributions by a BDC generally are treated as dividends for U.S. tax purposes, and will be subject to U.S. income or withholding tax unless the stockholder receiving the dividend qualifies for an exemption from U.S. tax, or the distribution is subject to one of the special look-through rules described below. Distributions paid out of net capital gains can qualify for a reduced rate of taxation in the hands of an individual U.S. stockholder, and an exemption from U.S. tax in the hands of a non-U.S. stockholder.
However, if designated by a RIC, dividend distributions by the RIC derived from certain interest income (such distributions, “interest-related dividends”) and certain net short-term capital gains (such distributions, “short-term capital gain dividends”) generally are exempt from U.S. withholding tax otherwise imposed on non-U.S. stockholders. Interest-related dividends are dividends that are attributable to “qualified net interest income” (i.e., “qualified interest income,” which generally consists of certain interest and original issue discount on obligations “in registered form” as well as interest on bank deposits earned by a RIC, less allocable deductions) from sources within the United States. Short-term capital gain dividends are dividends that are attributable to net short-term capital gains, other than short-term capital gains recognized on the disposition of U.S. real property interests, earned by a RIC. However, no assurance can be given as to whether any of our distributions will be eligible for this exemption from U.S. withholding tax or, if eligible, will be designated as such by us. Furthermore, in the case of shares of our stock held through an intermediary, the intermediary may have withheld U.S. federal income tax even if we designated the payment as an interest-related dividend or short-term capital gain dividend. Since shares of our common stock are subject to significant transfer restrictions, and an investment in our common stock will generally be illiquid, non-U.S. stockholders whose distributions on our common stock are subject to U.S. withholding tax may not be able to transfer their shares of our common stock easily or quickly or at all.

A failure of any portion of our distributions to qualify for the exemption for interest-related dividends or short-term capital gain dividends would not affect the treatment of non-U.S. stockholders that qualify for an exemption from U.S. withholding tax on dividends by reason of their special status (for example, foreign government-related entities and certain pension funds resident in favorable treaty jurisdictions).
Although we expect to adopt a share repurchase program, we have discretion to not repurchase your shares, to suspend the program, and to cease repurchases.
The Board may not adopt a share repurchase program, and if such a program is adopted, may amend, suspend or terminate the share repurchase program at any time in its discretion. You may not be able to sell your shares at all in the event the Board amends, suspends or terminates the share repurchase program, absent a liquidity event, and we currently do not intend to undertake a liquidity event, and we are not obligated by our Articles of Incorporation or otherwise to effect a liquidity event at any time. If less than the full amount of the shares of common stock requested to be repurchased in any given repurchase offer are repurchased, funds will be allocated pro rata based on the total number of shares being repurchased without regard to class. The share repurchase program has many limitations, and will be subject to compliance with applicable covenants and restrictions under our financing arrangements and regulatory restrictions, and should not be relied upon as a method to sell shares promptly or at a desired price.
The timing of our repurchase offers pursuant to our share repurchase program may be at a time that is disadvantageous to our stockholders.
In the event a stockholder chooses to participate in our share repurchase program, the stockholder will be required to provide us with notice of intent to participate prior to knowing what the net asset value per share of our common stock will be on the repurchase date. Although a stockholder will have the ability to withdraw a repurchase request prior to the repurchase date, to the extent a stockholder seeks to sell shares to us as part of our periodic share repurchase program, the stockholder will be required to do so without knowledge of what the repurchase price of our shares will be on the repurchase date.
We may be subject to PIK interest payments.
Certain of our debt investments may contain provisions providing for the payment of PIK interest. Because PIK interest results in an increase in the size of the loan balance of the underlying loan, the receipt by us of PIK interest will have the effect of increasing our assets under management. As a result, because the base management fee that we pay to the Investment Adviser is based on the value of our gross assets, the receipt by us of PIK interest will result in an increase in the amount of the base management fee payable by us. In addition, any such increase in a loan balance due to the receipt of PIK interest will cause such loan to accrue interest on the higher loan balance, which will result in an increase in our pre-incentive fee net investment income and, as a result, an increase in incentive fees that are payable by us to the Investment Adviser.
To the extent original issue discount instruments, such as zero coupon bonds and PIK loans, constitute a significant portion of the Company’s income, investors will be exposed to typical risks associated with such income being required to be included in taxable and accounting income prior to receipt of cash, including the following: (a) the higher interest rates of PIK loans reflect the payment deferral and increased credit risk associated with these instruments, and PIK instruments generally represent a significantly higher credit risk than coupon loans; (b) PIK loans may have unreliable valuations because their continuing accruals require continuing judgments about the collectability of the deferred payments and the value of any associated collateral; (c) market prices of zero-coupon or PIK securities are affected to a greater extent by interest rate changes and may be more volatile than securities that pay interest periodically and in cash, and PIKs are usually less volatile than zero-coupon bonds, but more volatile than cash pay securities; (d) because original issue discount income is accrued without any cash being received by the Company, required cash distributions may have to be paid from offering proceeds or the sale of Company assets without investors being given any notice of this fact; (e) the deferral of PIK interest increases the loan-to-value ratio, which is a measure of the riskiness of a loan; (f) even if the accounting conditions for income accrual are met, the borrower could still default when the Company’s actual payment is due at the maturity of the loan; and (g) original issue discount creates risk of non-refundable cash payments to our Investment Adviser based on non-cash accruals that may never be realized.

Regulations governing our operation as a BDC will affect our ability to, and the way in which we raise additional capital.
Our business requires capital to operate and grow. In the future, we may issue debt securities or preferred stock, and/or borrow money from banks or other financial institutions (including borrowings under the Revolving Credit Facility and any other credit facilities we may enter into in the future), which we refer to collectively as “senior securities.” As a result of issuing senior securities, we will be exposed to additional risks, including, but not limited to, the following:
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Under the provisions of the 1940 Act, we are permitted, as a BDC, to issue senior securities only in amounts such that our asset coverage, as defined in the 1940 Act, equals at least 150% after each issuance of senior securities. If the value of our assets declines, we may be unable to satisfy this test. If that happens, we may be prohibited from declaring a dividend or making any distribution to stockholders or repurchasing our shares until such time as we satisfy this test.

•	Any amounts that we use to service our debt or make payments on preferred stock will not be available for distributions to our common stockholders.
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Any debt securities or other indebtedness that we may issue will likely be governed by an indenture or other instrument containing covenants restricting our operating flexibility. Additionally, some of these securities or other indebtedness may be rated by rating agencies, and in obtaining a rating for such securities and other indebtedness, we may be required to abide by operating and investment guidelines that further restrict operating and financial flexibility.

•	We and, indirectly, our stockholders, will bear the cost of issuing and servicing such securities and other indebtedness.
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Preferred stock or any convertible or exchangeable securities that we issue in the future may have rights, preferences and privileges more favorable than those of our common stock, including separate voting rights and could delay or prevent a transaction or a change in control to the detriment of the holders of our common stock.

We may default under the Revolving Credit Facility or our other borrowing arrangements.
We and our wholly-owned subsidiary, BPC Funding, have entered into the Revolving Credit Facility and may enter into one or more additional credit facilities or other borrowing arrangements. We intend to use borrowings under the Revolving Credit Facility and any future credit facility to make additional investments and for other general corporate purposes. However, there can be no assurance that we will be able to close any additional credit facilities, increase amounts available under the Revolving Credit Facility or otherwise obtain other financing.
In the event we or our relevant subsidiary defaults under the Revolving Credit Facility or any other future borrowing facility, our business could be adversely affected as we may be forced to sell a portion of our investments quickly and prematurely at what may be disadvantageous prices to us in order to meet our outstanding payment obligations and/or support working capital requirements under the Revolving Credit Facility or such future borrowing facility, any of which would have a material adverse effect on our business, financial condition, results of operations and cash flows. In addition, following any such default, the agent for the lenders under the Revolving Credit Facility or such future borrowing facility could assume control of the disposition of any or all of our assets, including the selection of such assets to be disposed and the timing of such disposition, which would have a material adverse effect on our business, financial condition, results of operations and cash flows.
We finance investments with borrowed money.
The use of leverage magnifies the potential for gain or loss on amounts invested. The use of leverage is generally considered a speculative investment technique and increases the risks associated with investing in our securities. However, we intend to borrow from, and may in the future issue debt securities to, banks, insurance companies and other lenders, including borrowings under the Revolving Credit Facility. Lenders of these funds will have fixed dollar claims on our assets that are superior to the claims of our common stockholders, and we would expect such lenders to seek recovery against our assets in the event of a default. We may pledge up to

100% of our assets and may grant a security interest in all of our assets under the terms of any debt instruments we may enter into with lenders. In addition, under the terms of the Revolving Credit Facility and any borrowing facility or other debt instrument we may enter into, we are or will likely be required to use the net proceeds of any investments that we sell to repay a portion of the amount borrowed under such facility or instrument before applying such net proceeds to any other uses. If the value of our assets decreases, leveraging would cause net asset value to decline more sharply than it otherwise would have had we not leveraged, thereby magnifying losses or eliminating our stake in a leveraged investment. Similarly, any decrease in our revenue or income will cause our net income to decline more sharply than it would have had we not borrowed. Such a decline would also negatively affect our ability to make dividend payments on our common stock or preferred stock. Our ability to service any debt will depend largely on our financial performance and will be subject to prevailing economic conditions and competitive pressures. Moreover, as the base management fee payable to the Investment Adviser is payable based on the value of our gross assets, including those assets acquired through the use of leverage, the Investment Adviser will have a financial incentive to incur leverage, which may not be consistent with our stockholders’ interests. In addition, our common stockholders will bear the burden of any increase in our expenses as a result of our use of leverage, including interest expenses and any increase in the base management fee payable to the Investment Adviser.
As a BDC, we are generally required to meet a coverage ratio of total assets to total borrowings and other senior securities, which include all of our borrowings and any preferred stock that we may issue in the future, of at least 150%. If this ratio declines below 150%, we will not be able to incur additional debt and could be required to sell a portion of our investments to repay some debt when it is otherwise disadvantageous for us to do so. This could have a material adverse effect on our operations, and we may not be able to make distributions. The amount of leverage that we employ will depend on the Investment Adviser’s and our Board’s assessment of market and other factors at the time of any proposed borrowing. We cannot assure you that we will be able to obtain credit at all or on terms acceptable to us.
In addition, the Revolving Credit Facility imposes, and our future debt facilities may impose, financial and operating covenants that restrict our or our subsidiaries’ business activities, including limitations that hinder our or our subsidiaries’ ability to finance additional loans and investments or to make the distributions required to maintain our qualification as a RIC under the Code.
We are subject to risks associated with the current interest rate environment and, to the extent we use debt to finance our investments, changes in interest rates will affect our cost of capital and net investment income.
To the extent we borrow money or issue debt securities or preferred stock to make investments, our net investment income will depend, in part, upon the difference between the rate at which we borrow funds or pay interest or dividends on such debt securities or preferred stock and the rate at which we invest these funds. A rise in the general level of interest rates typically leads to higher interest rates applicable to our debt investments, which may result in an increase of the amount of incentive fees payable to Barings. Also, an increase in interest rates available to investors could make an investment in our common stock less attractive if we are not able to increase our distribution rate, which could reduce the value of our common stock.
Uncertainty relating to the LIBOR calculation process may adversely affect the value of the LIBOR-indexed, floating-rate debt securities in our portfolio or the cost of our borrowings.
National and international regulators and law enforcement agencies have conducted investigations into a number of rates or indices that are deemed to be “reference rates.” Actions by such regulators and law enforcement agencies may result in changes to the manner in which certain reference rates are determined, their discontinuance, or the establishment of alternative reference rates. In particular, in July 2017, the head of the U.K. Financial Conduct Authority (the “FCA”), which regulates LIBOR, announced that the FCA will no longer persuade or compel banks to submit rates for the calculation of LIBOR after 2021. In late 2020, ICE Benchmark Administration (“IBA”), the administrator of LIBOR, with the support of the United States Federal Reserve and the FCA, announced plans to consult on ceasing publication of LIBOR on December 31, 2021 for only the one-week and two-month LIBOR tenors, and on June 30, 2023 for all other LIBOR tenors. On March 5, 2021, the FCA confirmed that all LIBOR settings will either cease to be provided by any administrator or no longer be representative: (a) immediately after December 31, 2021, in the case of the one week and two month U.S. dollar settings; and (b) immediately after June 30, 2023, in the case of the remaining U.S. dollar settings. The Alternative Reference Rate Committee, a committee convened by the Federal Reserve that includes major market participants, has proposed an alternative rate to replace U.S. Dollar LIBOR: the Secured Overnight Financing Rate. The outcome of these reforms is uncertain and any changes in the methods by which LIBOR is determined or regulatory activity related to LIBOR’s phase-out could cause LIBOR to perform differently than in the past or cease to exist. The consequences of these developments cannot be entirely predicted, but could include an increase in the cost of our borrowings and adversely affect the market for LIBOR-based securities, including our portfolio of LIBOR-indexed, floating-rate debt securities. Additionally, if LIBOR ceases to exist, we may need to renegotiate any credit agreements extending beyond 2021 with our lenders and our portfolio companies that utilize LIBOR as a factor in determining the interest rate to replace LIBOR with the new standard that is established.
The Revolving Credit Facility has, and any other credit facilities we may enter into may have, potential limits.
The Revolving Credit Facility is backed by, and any future borrowing facility may be backed by, all or a portion of our or our subsidiaries’ loans and securities on which the lenders may have a security interest. We may pledge up to 100% of our assets and may grant a security interest in all of our assets under the terms of any debt instrument we enter into with lenders. We expect that any security interests we grant will be set forth in a pledge and security agreement and evidenced by the filing of financing statements by the agent for the lenders. In addition, we expect that the custodian for our securities serving as collateral for such loan would include in its electronic systems notices indicating the existence of such security interests and, following notice of occurrence of an event of default, if any, and during its continuance, will only accept transfer instructions with respect to any such securities from the lender or its designee. If we were to default under the terms of any debt instrument, the agent for the applicable lenders would be able to assume control of the timing of disposition of any or all of our assets securing such debt, which would have a material adverse effect on our business, financial condition, results of operations and cash flows.
In addition, any security interests as well as negative covenants that the Revolving Credit Facility includes or any other borrowing facility may include may limit our ability to create liens on assets to secure additional debt and may make it difficult for us to restructure or refinance indebtedness at or prior to maturity or obtain additional debt or equity financing. In addition, if the borrowing base under the Revolving Credit Facility or any other borrowing facility were to decrease, we would be required to secure additional assets in an amount equal to any borrowing base deficiency. In the event that all of our assets are secured at the time of such a borrowing base deficiency or any remaining assets are not eligible to be included in the borrowing base under the relevant financing agreement, we could be required to repay advances under the relevant borrowing facility or make deposits to a collection account, either of which could have a material adverse impact on our ability to fund future investments and to pay dividends.
In addition, we and our financing subsidiary are subject to limitations as to how borrowed funds may be used under the Revolving Credit Facility and any future credit facility may include similar limitations, which may include restrictions on geographic and industry concentrations, loan size, payment frequency and status, average life, collateral interests and investment ratings, as well as regulatory restrictions on leverage which may affect the amount of funding that may be obtained. There may also be certain requirements relating to portfolio performance, including required minimum portfolio yield and limitations on delinquencies and charge offs, a violation of which could limit further advances and, in some cases, result in an event of default. An event of default under the Revolving Credit Facility or any other borrowing facility could result in an accelerated maturity date for all amounts outstanding thereunder, which could have a material adverse effect on our business and financial condition. This could reduce our revenues and, by delaying any cash payment allowed to us under the relevant borrowing facility until the lenders have been paid in full, reduce our liquidity and cash flow and impair our ability to grow our business and maintain our qualification as a RIC.
We invest in revolving credit facilities or may make other similar financial commitments.
We have acquired and expect to continue to acquire or originate revolving credit facilities. As a result, there is a risk that we may not have sufficient liquidity to fund all or a portion of the amounts due and there can be no assurance that we will be able to meet our funding obligations under a revolving credit facility and that such failure will not have an adverse effect on us. Furthermore, there can be no assurance that a borrower will fully draw down on its available line of credit under a revolving credit line and, as a result, our returns could be adversely affected.

Furthermore, the unfunded portion of our investments in revolving credit facilities and other financial commitments may represent a substantial portion of our assets. As a result, in certain circumstances, we may need to retain investment income, borrow funds or liquidate certain investments prematurely at potentially significant discounts to market value if we do not have sufficient liquid assets to meet these commitments; however, we will not borrow in excess of applicable limitations under the 1940 Act.
Our investment portfolio is recorded at fair value as determined in good faith by our Board and, as a result, there will be uncertainty as to the value of our portfolio investments.
Under the 1940 Act, we are required to carry our portfolio investments at market value or, if there is no readily available market value, at fair value as determined in good faith by the Board. Typically, there is not a public market for the securities of the privately held middle-market companies in which we invest. As a result, we will value these securities quarterly at fair value as determined in good faith by the Board based on input from Barings, an independent third-party valuation firm and our Audit Committee. See “Item 1. Business – Valuation Process and Determination of Net Asset Value.”
The determination of fair value and consequently, the amount of unrealized appreciation and depreciation in our portfolio, is to a certain degree dependent on subjective and dependent on our judgment. Certain factors that may be considered in determining the fair value of our investments include the nature and realizable value of any collateral, the portfolio company’s earnings and its ability to make payments on its indebtedness, the markets in which the portfolio company does business, comparison to comparable publicly-traded companies, discounted cash flows and other relevant factors. Because such valuations, and particularly valuations of private securities and private companies, are inherently uncertain, may fluctuate over short periods of time and may be based on estimates, our determinations of fair value may differ materially from the values that would have been used if a ready market for these securities existed. Due to this uncertainty, our fair value determinations may cause our net asset value on a given date to materially understate or overstate the value that we may ultimately realize upon the sale or disposition of one or more of our investments. As a result, investors purchasing our securities based on an overstated net asset value would pay a higher price than the value of our investments might warrant. Conversely, investors selling shares during a period in which the net asset value understates the value of our investments will receive a lower price for their shares than the value of our investments might warrant.
Our Board may change our investment objectives, operating policies and strategies without prior notice or stockholder approval, the effects of which may be adverse.
The Board has the authority to modify or waive our current investment objectives, operating policies and strategies without prior notice and without stockholder approval (except as required by the 1940 Act). However, absent stockholder approval, we may not change the nature of our business so as to cease to be, or withdraw our election as, a BDC. We cannot predict the effect any changes to our current operating policies, investment criteria and strategies would have on our business, net asset value, operating results and value of our stock. However, the effects might be adverse, which could negatively impact our ability to pay you distributions and cause you to lose all or part of your investment. Moreover, we have significant flexibility in investing the net proceeds from the continuous Private Offering and any future offering and may use the net proceeds from such offerings in ways with which investors may not agree or for purposes other than those contemplated at the time of the offering.
Barings is able to resign as our investment adviser and/or our administrator upon 90 days’ notice, and we may not be able to find a suitable replacement within that time, or at all, resulting in a disruption in our operations that could adversely affect our financial condition, business and results of operations.
Pursuant to the Investment Advisory Agreement, Barings has the right to resign as our investment adviser upon 90 days’ written notice, whether a replacement has been found or not. Similarly, Barings’ has the right under the Administration Agreement to resign upon 90 days’ written notice, whether a replacement has been found or not. If Barings resigns, it may be difficult to find a replacement investment adviser or administrator, as applicable, or hire internal management with similar expertise and ability to provide the same or equivalent services on acceptable terms within 90 days, or at all. If a replacement is not found quickly, our business, results of operations and financial condition as well as our ability to pay distributions are likely to be adversely affected and the value of our shares may decline. In addition, the coordination of our internal management and investment or administrative activities is likely to suffer if we are unable to identify and reach an agreement with a single institution or group of executives having the expertise possessed by Barings. Even if a comparable service provider or individuals performing such services are retained, whether internal or external, their integration into our business and lack of familiarity with our investment objective may result in additional costs and time delays that may materially adversely affect our business, results of operations and financial condition.
We are highly dependent on information systems and systems failures could significantly disrupt our business, which may, in turn, negatively our liquidity, financial condition, and results of operations.
Our business depends on the communications and information systems of Barings, its affiliates and our or Barings’ third-party service providers. Any failure or interruption of those systems or services, including as a result of the termination or suspension of an agreement with any third-party service providers, could cause delays or other problems in our or Barings’ business activities. Our or Barings’ financial, accounting, data processing, backup or other operating systems and facilities may fail to operate properly or become disabled or damaged as a result of a number of factors including events that are wholly or partially beyond our control and adversely affect our business. Among other things, there could be sudden electrical or telecommunications outages, natural disasters, disease pandemics, events arising from local or larger scale political or social matters and/or cyber-attacks, any one or more of which could have a material adverse effect on our business, financial condition and operating results and negatively affect the value of our common stock.
Cybersecurity risks and cyber incidents may adversely affect our business or the business of our portfolio companies by causing a disruption to our operations or the operations of our portfolio companies, a compromise or corruption of our confidential information or the confidential information of our portfolio companies and/or damage to our business relationships or the business relationships of our portfolio companies, all of which could negatively impact the business, financial condition and operating results of us or our portfolio companies.
A cyber incident is considered to be any adverse event that threatens the confidentiality, integrity or availability of the information resources of us, Barings or our portfolio companies. These incidents may be an intentional attack or an unintentional event and could involve gaining unauthorized access to our or Barings’ information systems or those of our portfolio companies for purposes of misappropriating assets, stealing confidential information, corrupting data or causing operational disruption. Barings’ employees may be the target of fraudulent calls, emails and other forms of activities. The result of these incidents may include disrupted operations, misstated or unreliable financial data, liability for stolen assets or information, increased cybersecurity protection and insurance costs, litigation and damage to business relationships. The costs related to cyber or other security threats or disruptions may not be fully insured or indemnified by other means. As our and our portfolio companies’ reliance on technology has increased, so have the risks posed to our information systems, both internal and those provided by Barings and third-party service providers, and the information systems of our portfolio companies. Barings has implemented processes, procedures and internal controls to help mitigate cybersecurity risks and cyber intrusions, but these measures, as well as our increased awareness of the nature and extent of a risk of a cyber incident, do not guarantee that a cyber incident will not occur and/or that our financial results, operations or confidential information will not be negatively impacted by such an incident. In addition, cybersecurity has become a top priority for regulators around the world, and some jurisdictions have enacted laws requiring companies to notify individuals of data security breaches involving certain types of personal data. If we fail to comply with the relevant laws and regulations, we could suffer financial losses, a disruption of our business, liability to investors, regulatory intervention or reputational damage.
We are currently operating in a period of capital markets disruption and economic uncertainty.
The U.S. and global capital markets have experienced extreme volatility and disruption following the global outbreak of COVID-19 that began in December 2019. Disruptions in the capital markets have increased the spread between the yields realized on risk-free and higher risk securities, resulting in increased illiquidity in parts of the capital markets. These and future market disruptions and/or illiquidity would be expected to have an adverse effect on our business, financial condition, results of operations and cash flows. Any unfavorable economic conditions also would be expected to increase our funding costs, limit our access to the capital markets or result in a decision by lenders not to extend credit to us. These events could limit our investment originations, limit our ability to grow and have a material negative impact on our operating results and the fair values of our debt and equity investments.

Risks Relating to our Investments
Our investments in portfolio companies may be risky, and we could lose all or part of our investment.
Our portfolio consists primarily of senior secured private middle-market debt investments. Investing in private, middle-market companies involves a number of significant risks. Among other things, these companies:
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may have limited financial resources to meet future capital needs and thus may be unable to grow or meet their obligations under their debt instruments that we hold, which may be accompanied by a deterioration in the value of any collateral and a reduction in the likelihood of us realizing any guarantees from subsidiaries or affiliates of our portfolio companies that we may have obtained in connection with our investment, as well as a corresponding decrease in the value of the equity components of our investments;

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may have shorter operating histories, narrower product lines, smaller market shares and/or more significant customer concentration than larger businesses, which tend to render them more vulnerable to competitors’ actions and market conditions, as well as general economic downturns;

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are more likely to depend on the management talents and efforts of a small group of persons; therefore, the death, disability, resignation or termination of one or more of these persons could have a material adverse impact on our portfolio company and, in turn, on us;

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generally have less predictable operating results, may be engaged in rapidly changing businesses with products subject to a substantial risk of obsolescence, and may require substantial additional capital to support their operations, finance expansion or maintain their competitive position; and

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generally have less publicly available information about their businesses, operations and financial condition. We rely on the ability of Barings’ investment professionals to obtain adequate information to evaluate the potential returns from investing in these companies. If Barings is unable to uncover all material information about these companies, we may not make a fully informed investment decision, and we may lose all or part of our investment.

In addition, in the course of providing significant managerial assistance to certain of our portfolio companies, certain of our officers and directors or certain of Barings’ investment professionals may serve as directors on the boards of such companies. We or Barings may in the future be subject to litigation that arises out of our investments in these companies, and our officers and directors or Barings and/or its investment professionals may be named as defendants in such litigation, which could result in an expenditure of funds (through our indemnification of such officers and directors) and the diversion of our officers’, directors’ and Barings’ time and resources.
The lack of liquidity in our investments may adversely affect our business.
We generally invest in companies whose securities are not publicly traded, and whose securities may be subject to legal and other restrictions on resale, or are otherwise less liquid than publicly traded securities. The illiquidity of these investments may make it difficult for us to sell these investments when desired. In addition, if we are required to liquidate all or a portion of our portfolio quickly, we may realize significantly less than the value at which we had previously recorded these investments.
Our failure to make follow-on investments in our portfolio companies could impair the value of our portfolio.
Following an initial investment in a portfolio company, we may make additional investments in that portfolio company as “follow-on” investments, in seeking to:
•	increase or maintain in whole or in part our position as a creditor or equity ownership percentage in a portfolio company;
•	exercise warrants, options or convertible securities that were acquired in the original or subsequent financing; or
•	preserve or enhance the value of our investment.
We have discretion to make follow-on investments, subject to the availability of capital resources. Failure on our part to make follow-on investments may, in some circumstances, jeopardize the continued viability of a portfolio company and our initial investment, or may result in a missed opportunity for us to increase our participation in a successful portfolio company. Even if we have sufficient capital to make a desired follow-on investment, we may elect not to make a follow-on investment because we may not want to increase our level of risk, because we prefer other opportunities or because of regulatory or other considerations.
Our portfolio companies may incur debt that ranks equally with, or senior to, our investments in such companies and such portfolio companies may not generate sufficient cash flow to service their debt obligations to us.
We typically invest in senior debt and first lien notes, however, we may invest in the future, a portion of our capital in second lien and subordinated loans issued by our portfolio companies. Our portfolio companies may have, or be permitted to incur, other debt that ranks equally with, or senior to, the debt securities in which we invest. Such subordinated investments are subject to greater risk of default than senior obligations as a result of adverse changes in the financial condition of the obligor or in general economic conditions. If we make a subordinated investment in a portfolio company, the portfolio company may be highly leveraged, and its relatively high debt-to-equity ratio may create increased risks that its operations might not generate sufficient cash flow to service all of its debt obligations. By their terms, such debt instruments may provide that the holders are entitled to receive payment of interest or principal on or before the dates on which we are entitled to receive payments in respect of the securities in which we invest. These debt instruments would usually prohibit the portfolio companies from paying interest on or repaying our investments in the event of and during the continuance of a default under such debt. Also, in the event of insolvency, liquidation, dissolution, reorganization or bankruptcy of a portfolio company, holders of securities ranking senior to our investment in that portfolio company would typically be entitled to receive payment in full before we receive any distribution in respect of our investment. After repaying senior creditors, the portfolio company may not have any remaining assets to use for repaying its obligation to us where we are junior creditor. In the case of debt ranking equally with debt securities in which we invest, we would have to share any distributions on an equal and ratable basis with other creditors holding such debt in the event of an insolvency, liquidation, dissolution, reorganization or bankruptcy of the relevant portfolio company.
Additionally, certain loans that we make to portfolio companies may be secured on a second priority basis by the same collateral securing senior secured debt of such companies. The first priority liens on the collateral will secure the portfolio company’s obligations under any outstanding senior debt and may secure certain other future debt that may be permitted to be incurred by the portfolio company under the agreements governing the loans. The holders of obligations secured by first priority liens on the collateral will generally control the liquidation of, and be entitled to receive proceeds from, any realization of the collateral to repay their obligations in full before us. In addition, the value of the collateral in the event of liquidation will depend on market and economic conditions, the availability of buyers and other factors. There can be no assurance that the proceeds, if any, from sales of all of the collateral would be sufficient to satisfy the loan obligations secured by the second priority liens after payment in full of all obligations secured by the first priority liens on the collateral. If such proceeds were not sufficient to repay amounts outstanding under the loan obligations secured by the second priority liens, then we, to the extent not repaid from the proceeds of the sale of the collateral, will only have an unsecured claim against the portfolio company’s remaining assets, if any.
We may in the future make unsecured loans to portfolio companies, meaning that such loans will not benefit from any interest in collateral of such companies. Liens on a portfolio company’s collateral, if any, will secure the portfolio company’s obligations under its outstanding secured debt and may secure certain future debt that is permitted to be incurred by the portfolio company under its secured loan agreements. The holders of obligations secured by such liens will generally control the liquidation of, and be entitled to receive proceeds from, any realization of such collateral to repay their obligations in full before us. In addition, the value of such collateral in the event of liquidation will depend on market and economic conditions, the availability of buyers and other factors. There can be no assurance that the proceeds, if any, from sales of such collateral would be sufficient to satisfy our unsecured loan obligations after payment in full of all loans secured by collateral. If such proceeds were not sufficient to repay the outstanding secured loan obligations, then our unsecured claims would rank equally with the unpaid portion of such secured creditors’ claims against the portfolio company’s remaining assets, if any.
The rights we may have with respect to the collateral securing any junior priority loans we make to our portfolio companies may also be limited pursuant to the terms of one or more intercreditor agreements that we enter into with the holders of senior debt. Under a typical intercreditor agreement, at any time that obligations that have the benefit of the first priority liens are outstanding, any of the following actions that may be taken in respect of the collateral will be at the direction of the holders of the obligations secured by the first priority liens:
•	the ability to cause the commencement of enforcement proceedings against the collateral;
•	the ability to control the conduct of such proceedings;
•	the approval of amendments to collateral documents;
•	releases of liens on the collateral; and
•	waivers of past defaults under collateral documents.
We may not have the ability to control or direct such actions, even if our rights as junior lenders are adversely affected.
There may be circumstances where our debt investments could be subordinated to claims of other creditors or we could be subject to lender liability claims.
Even if we structure an investment as a senior loan, if one of our portfolio companies were to go bankrupt, depending on the facts and circumstances and based upon principles of equitable subordination as defined by existing case law, a bankruptcy court could subordinate all or a portion of our claim to that of other creditors and transfer any lien securing such subordinated claim to the bankruptcy estate. The principles of equitable subordination defined by case law have generally indicated that a claim may be subordinated only if its holder is guilty of misconduct or where the senior loan is re-characterized as an equity investment and the senior lender has actually provided significant managerial assistance to the bankrupt debtor. We may also be subject to lender liability claims for actions taken by us with respect to a borrower’s business or instances where we exercise control over the borrower. It is possible that we could become subject to a lender’s liability claim, including as a result of actions taken in rendering managerial assistance or actions to compel and collect payments from the borrower outside the ordinary course of business.
Second priority liens on collateral securing loans that we make to our portfolio companies may be subject to control by senior creditors with first priority liens. If there is a default, the value of the collateral may not be sufficient to repay in full both the first priority creditors and us.
Certain loans that we make are secured by a second priority security interest in the same collateral pledged by a portfolio company to secure senior debt owed by the portfolio company to commercial banks or other traditional lenders. Often the senior lender has procured covenants from the portfolio company prohibiting the incurrence of additional secured debt without the senior lender’s consent. Prior to and as a condition of permitting the portfolio company to borrow money from us secured by the same collateral pledged to the senior lender, the senior lender will require assurances that it will control the disposition of any collateral in the event of bankruptcy or other default. In many such cases, the senior lender will require us to enter into an “intercreditor agreement” prior to permitting the portfolio company to borrow from us. Typically the intercreditor agreements we are requested to execute expressly subordinate our debt instruments to those held by the senior lender and further provide that the senior lender shall control: (i) the commencement of foreclosure or other proceedings to liquidate and collect on the collateral; (ii) the nature, timing and conduct of foreclosure or other collection proceedings; (iii) the amendment of any collateral document; (iv) the release of the security interests in respect of any collateral and (v) the waiver of defaults under any security agreement. Because of the control we may cede to senior lenders under intercreditor agreements we may enter, we may be unable to realize the proceeds of any collateral securing some of our loans.
Finally, the value of the collateral securing our debt investment will ultimately depend on market and economic conditions, the availability of buyers and other factors. Therefore, there can be no assurance that the proceeds, if any, from the sale or sales of all of the collateral would be sufficient to satisfy the loan obligations secured by our second priority liens after payment in full of all obligations secured by the senior lender’s first priority liens on the collateral. There is also a risk that such collateral securing our investments may decrease in value over time, may be difficult to sell in a timely manner, may be difficult to appraise and may fluctuate in value based upon the success of the portfolio company and market conditions. If such proceeds are not sufficient to repay amounts outstanding under the loan obligations secured by our second priority liens, then we, to the extent not repaid from the proceeds from the sale of the collateral, will only have an unsecured claim against the company’s remaining assets, if any.
Covenant-Lite loans may expose us to different risks, including with respect to liquidity, price volatility, ability to restructure loans, credit risks and less protective loan documentation, than is the case with loans that contain financial maintenance covenants.
A significant number of high yield loans in the market, in particular the broadly syndicated loan market, may consist of “covenant-lite” loans. A significant portion of the high-yield loans in which we may invest or get exposure to through our investments may be deemed to be covenant-lite loans. Such loans do not require the borrower to maintain debt service or other financial ratios and do not include terms which allow the lender to monitor the performance of the borrower and declare a default if certain criteria are breached. Ownership of covenant-lite loans may expose us to different risks, including with respect to liquidity, price volatility, ability to restructure loans, credit risks and less protective loan documentation, than is the case with loans that contain financial maintenance covenants.
Our investments in foreign companies, including European direct lending assets, may involve significant risks in addition to the risks inherent in U.S. investments.
Our investment strategy includes investments in foreign companies, including European direct lending assets. Investing in foreign companies may expose us to additional risk not typically associated with investing in U.S. companies. These risks include changes in exchange control regulations, political and social instability, expropriation, imposition of foreign taxes (potentially at confiscatory levels), less liquid markets, less available information than is generally the case in the United States, higher transaction costs, less government supervision of exchanges, brokers and issuers, less developed bankruptcy laws, difficulty in enforcing contractual obligations, lack of uniform accounting and auditing standards and greater price volatility.
Although the majority of our investments are U.S.-dollar denominated, our investments that are denominated in a foreign currency will be subject to the risk that the value of a particular currency will change in relation to one or more other currencies. Among the factors that may affect currency values are trade balances, the level of short-term interest rates, differences in relative values of similar assets in different currencies, long-term opportunities for investment and capital appreciation and political developments. We may employ hedging techniques to minimize these risks, but we cannot assure you that such strategies will be effective or without risk to us.
We may expose ourselves to risks if we engage in hedging transactions.
We may enter into hedging transactions, which may expose us to risks associated with such transactions. We may utilize instruments such as forward contracts, currency options and interest rate swaps, caps, collars and floors to seek to hedge against fluctuations in the relative values of our portfolio positions from changes in currency exchange rates and market interest rates. Use of these hedging instruments may include counter-party credit risk. Hedging against a decline in the values of our portfolio positions does not eliminate the possibility of fluctuations in the values of such positions or prevent losses if the values of such positions decline. However, such hedging can establish other positions designed to gain from those same developments, thereby offsetting the decline in the value of such portfolio positions. Such hedging transactions may also limit the opportunity for gain if the values of the underlying portfolio positions should increase. Moreover, it may not be possible to hedge against an exchange rate or interest rate fluctuation that is so generally anticipated that we are not able to enter into a hedging transaction at an acceptable price. The success of our hedging transactions will depend on our ability to correctly predict movements in currencies and interest rates. Therefore, while we may enter into such transactions to seek to reduce currency exchange rate and interest rate risks, unanticipated changes in currency exchange rates or interest rates may result in poorer overall investment performance than if we had not engaged in any such hedging transactions. In addition, the degree of correlation between price movements of the instruments used in a hedging strategy and price movements in the portfolio positions being hedged may vary. Moreover, for a variety of reasons, we may not seek to (or be able to) establish a perfect correlation between such hedging instruments and the portfolio holdings being hedged. Any such imperfect correlation may prevent us from achieving the intended hedge and expose us to risk of loss. In addition, it may not be possible to hedge fully or perfectly against currency fluctuations affecting the value of securities denominated in non-U.S. currencies because the value of those securities is likely to fluctuate as a result of factors not related to currency fluctuations.
We are a non-diversified investment company within the meaning of the 1940 Act, and therefore are not limited with respect to the proportion of our assets that may be invested in securities of a single issuer.
We are classified as a non-diversified investment company within the meaning of the 1940 Act, which means that we are not limited by the 1940 Act with respect to the proportion of our assets that we may invest in securities of a single issuer. To the extent that we assume large positions in the securities of a small number of issuers, our net asset value may fluctuate to a greater extent than that of a diversified investment company as a result of changes in the financial condition or the market’s assessment of the issuer or the industry in which it operates. We may also be more susceptible to any single economic or regulatory occurrence than a diversified investment company. Beyond our RIC asset diversification requirements under the Code and certain investment diversification requirements that apply under the Revolving Credit Facility and may apply under any future credit facility we or one of our subsidiaries may enter into in the future, we do not have fixed guidelines for diversification, and our investments could be concentrated in relatively few portfolio companies.
We generally do not control our portfolio companies.
We do not expect to control most of our portfolio companies, even though we or Barings may have board representation or board observation rights, and our debt agreements with such portfolio companies may contain certain restrictive covenants. As a result, we are subject to the risk that a portfolio company in which we invest may make business decisions with which we disagree, and the management of such company, as representatives of the holders of their common equity, may take risks or otherwise act in ways that do not serve our interests as debt investors. Due to the lack of liquidity for our investments in non-traded companies, we may not be able to dispose of our interests in our portfolio companies as readily as we would like or at an appropriate valuation. As a result, a portfolio company may make decisions that could decrease the value of our portfolio holdings.
Prepayments of our debt investments by our portfolio companies could adversely impact our results of operations and reduce our return on equity.
We are subject to the risk that the investments we make in our portfolio companies may be repaid prior to maturity. When this occurs, we will generally reinvest these proceeds in temporary investments, pending their future investment in new portfolio companies. These temporary investments will typically have substantially lower yields than the debt being prepaid and we could experience significant delays in reinvesting these amounts. Any future investment in a new portfolio company may also be at lower yields than the debt that was repaid. As a result, our results of operations could be materially adversely affected if one or more of our portfolio companies elect to prepay amounts owed to us. Additionally, prepayments could negatively impact our return on equity, which could result in a decline in the value of our securities.
Any unrealized losses we experience on our loan portfolio may be an indication of future realized losses, which could reduce our income available for distribution.
As a BDC, we are required to carry our investments at market value or, if no market value is ascertainable, at the fair value as determined in good faith by the Board. Decreases in the market values or fair values of our investments will be recorded as unrealized depreciation. Any unrealized losses in our loan portfolio could be an indication of a portfolio company’s inability to meet its repayment obligations to us with respect to the affected loans. This could result in realized losses in the future and ultimately in reductions of our income available for distribution in future periods.
Defaults by our portfolio companies may harm our operating results.
A portfolio company’s failure to satisfy financial or operating covenants imposed by us or other lenders could lead to defaults and, potentially, termination of its loans and foreclosure on its secured assets, which could trigger cross-defaults under other agreements and jeopardize a portfolio company’s ability to meet its obligations under the debt or equity securities that we hold. We may incur expenses to the extent necessary to seek recovery upon default or to negotiate new terms, which may include the waiver of certain financial covenants, with a defaulting portfolio company.

Changes in interest rates may affect our cost of capital, the value of our investments and results of operations.
An increase in interest rates would make it more expensive to use debt to finance our investments. As a result, a significant increase in market interest rates could both reduce the value of our portfolio investments and increase our cost of capital, which would reduce our net investment income. Also, an increase in interest rates available to investors could make an investment in our common stock less attractive if we are not able to increase our distribution rate, a situation which could reduce the value of our common stock. Conversely, a decrease in interest rates may have an adverse impact on our returns by requiring us to seek lower yields on our debt investments and by increasing the risk that our portfolio companies will prepay our debt investments, resulting in the need to redeploy capital at potentially lower rates.
We may not realize gains from our equity investments.
Certain investments that we make may include equity securities. Investments in equity securities involve a number of significant risks, including the risk of further dilution as a result of additional issuances, inability to access additional capital and failure to pay current distributions. Investments in preferred securities involve special risks, such as the risk of deferred distributions, credit risk, illiquidity and limited voting rights. In addition, we may from time to time make non-control, equity co-investments in companies in conjunction with private equity sponsors. Our goal is ultimately to realize gains upon our disposition of such equity interests. However, the equity interests we receive may not appreciate in value and, in fact, may decline in value. Accordingly, we may not be able to realize gains from our equity interests, and any gains that we do realize on the disposition of any equity interests may not be sufficient to offset any other losses we experience. We also may be unable to realize any value if a portfolio company does not have a liquidity event, such as a sale of the business, recapitalization or public offering, which would allow us to sell the underlying equity interests.
Our investments in asset-backed securities are subject to additional risks.
Asset-backed securities often involve risks that are different from or more acute than risks associated with other types of debt instruments. For instance, asset-backed securities may be particularly sensitive to changes in prevailing interest rates. In addition, the underlying assets may be subject to prepayments that shorten the securities’ weighted average maturity and may lower their return. Asset-backed securities are also subject to risks associated with their structure and the nature of the assets underlying the security and the servicing of those assets. Payment of interest and repayment of principal on asset-backed securities is largely dependent upon the cash flows generated by the assets backing the securities. Certain asset-backed securities are supported by letters of credit, surety bonds or other credit enhancements. However, if many borrowers on the underlying assets default, losses could exceed the credit enhancement level and result in losses to investors, such as the Company. The values of asset-backed securities may be substantially dependent on the servicing of the underlying asset pools, and are therefore subject to risks associated with the negligence by, or defalcation of, their servicers. Furthermore, debtors may be entitled to the protection of a number of state and federal consumer credit laws with respect to the assets underlying these securities, which may give the debtor the right to avoid or reduce payment.
Our investments in collateralized loan obligation vehicles are subject to additional risks.
We may invest in debt and equity interests of collateralized loan obligation (“CLO”) vehicles. Generally, there may be less information available to us regarding the underlying debt investments held by such CLOs than if we had invested directly in the debt of the underlying companies. As a result, we and our stockholders may not know the details of the underlying holdings of the CLO vehicles in which we may invest.
As a BDC, we may not acquire equity and junior debt investments in CLO vehicles unless, at the time of and after giving effect to such acquisition, at least 70% of our total assets are “qualifying assets.” CLO vehicles that we expect to invest in are typically very highly leveraged, and therefore, the junior debt and equity tranches that we expect to invest in are subject to a higher degree of risk of total loss. In particular, investors in CLO vehicles indirectly bear risks of the underlying debt investments held by such CLO vehicles. We will generally have the right to receive payments only from the CLO vehicles, and will generally not have direct rights against the underlying borrowers or the entity that sponsored the CLO vehicle. While the CLO vehicles we intend to target generally enable the investor to acquire interests in a pool of leveraged corporate loans without the expenses associated with directly holding the same investments, we will generally pay a proportionate share of the CLO vehicles’ administrative and other expenses. Although it is difficult to predict whether the prices of indices and securities underlying CLO vehicles will rise or fall, these prices (and, therefore, the prices of the CLO vehicles) will be influenced by the same types of political and economic events that affect issuers of securities and capital markets generally. The failure by a CLO vehicle in which we invest to satisfy certain financial covenants, specifically those with respect to adequate collateralization and/or interest coverage tests, could lead to a reduction in its payments to us. In the event that a CLO vehicle failed those tests, holders of debt senior to us may be entitled to additional payments that would, in turn, reduce the payments we would otherwise be entitled to receive. If any of these occur, it could materially and adversely affect our operating results and cash flows.
In addition to the general risks associated with investing in debt securities, CLO vehicles carry additional risks, including, but not limited to: (i) the possibility that distributions from collateral securities will not be adequate to make interest or other payments; (ii) the quality of the collateral may decline in value or default; (iii) the fact that our investments in CLO tranches will likely be subordinate to other senior classes of note tranches thereof; and (iv) the complex structure of the security may not be fully understood at the time of investment and may produce disputes with the CLO vehicle or unexpected investment results. Our net asset value may also decline over time if our principal recovery with respect to CLO equity investments is less than the price we paid for those investments.
Investments in structured vehicles, including equity and junior debt instruments issued by CLO vehicles, involve risks, including credit risk and market risk. Changes in interest rates and credit quality may cause significant price fluctuations. Additionally, changes in the underlying leveraged corporate loans held by a CLO vehicle may cause payments on the instruments we hold to be reduced, either temporarily or permanently. Structured investments, particularly the subordinated interests in which we intend to invest, may be less liquid than many other types of securities and may be more volatile than the leveraged corporate loans underlying the CLO vehicles we intend to target. Fluctuations in interest rates may also cause payments on the tranches of CLO vehicles that we hold to be reduced, either temporarily or permanently.
Any interests we acquire in CLO vehicles will likely be thinly traded or have only a limited trading market and may be subject to restrictions on resale. Securities issued by CLO vehicles are generally not listed on any U.S. national securities exchange and no active trading market may exist for the securities of CLO vehicles in which we may invest. Although a secondary market may exist for our investments in CLO vehicles, the market for our investments in CLO vehicles may be subject to irregular trading activity, wide bid/ask spreads and extended trade settlement periods. As a result, these types of investments may be more difficult to value. In addition, our investments in CLO warehouse facilities are short term investments and therefore may be subject to a greater risk relating to market conditions and economic recession or downturns.
We may be subject to risks associated with syndicated loans.
From time to time, we may acquire interests in syndicated loans. Under the documentation for syndicated loans, a financial institution or other entity typically is designated as the administrative agent and/or collateral agent. This agent is granted a lien on any collateral on behalf of the other lenders and distributes payments on the indebtedness as they are received. The agent is the party responsible for administering and enforcing the loan and generally may take actions only in accordance with the instructions of a majority or two-thirds in commitments and/or principal amount of the associated indebtedness. In most cases, we do not expect to hold a sufficient amount of the indebtedness to be able to compel any actions by the agent. Consequently, we would only be able to direct such actions if instructions from us were made in conjunction with other holders of associated indebtedness that together with us compose the requisite percentage of the related indebtedness then entitled to take action. Conversely, if holders of the required amount of the associated indebtedness other than us desire to take certain actions, such actions may be taken even if we did not support such actions. Furthermore, if an investment is subordinated to one or more senior loans made to the applicable obligor, our ability to exercise such rights may be subordinated to the exercise of such rights by the senior lenders. Accordingly, we may be precluded from directing such actions unless we act together with other holders of the indebtedness. If we are unable to direct such actions, we cannot assure you that the actions taken will be in our best interests.
If an investment is a syndicated revolving loan or delayed drawdown loan, other lenders may fail to satisfy their full contractual funding commitments for such loan, which could create a breach of contract, result in a lawsuit by the obligor against the lenders and adversely affect the fair market value of our investment.

There is a risk that a loan agent in respect of one of our loans may become bankrupt or insolvent. Such an event would delay, and possibly impair, any enforcement actions undertaken by holders of the associated indebtedness, including attempts to realize upon the collateral securing the associated indebtedness and/or direct the agent to take actions against the related obligor or the collateral securing the associated indebtedness and actions to realize on proceeds of payments made by obligors that are in the possession or control of any other financial institution. In addition, we may be unable to remove the agent in circumstances in which removal would be in our best interests. Moreover, agented loans typically allow for the agent to resign with certain advance notice.
Our special situations investments involve a high degree of credit and market risk.
Our special situations investments, which consist of investments in the securities and debt of financially troubled issuers or borrowers and operationally troubled issuers or borrowers, involve a high degree of credit and market risk. Although the Company may invest in select companies that, in the view of the Adviser, have the potential over the long-term for capital growth, there can be no assurance that such financially troubled issuers or operationally troubled issuers can be successfully transformed into profitable operating companies. There is a possibility that the Company may incur substantial or total losses on investments or that such investments may not show any return for a considerable period of time. Under such circumstances, the returns generated from the investments may not compensate investors adequately for the risks assumed.
The level of analytical sophistication, both financial and legal, necessary for successful investment in companies experiencing significant business and financial difficulties is unusually high. There can be no assurance that the Adviser will correctly evaluate the value of a company’s assets or the prospects for a successful reorganization or similar action. During an economic downturn or recession, securities of financially troubled or operationally troubled issuers and borrowers are more likely to go into default than securities of other issuers. In addition, it may be difficult to obtain information about such issuers and borrowers.
Securities and debt of financially troubled issuers or borrowers and operationally troubled issuers or borrowers are less liquid and more volatile than securities of companies not experiencing financial or operational difficulties. The market prices of such securities are subject to erratic and abrupt market movements, and the spread between bid and asked prices may be greater than normally expected. In addition, it is anticipated that many investments may not be widely traded and that the Company’s investment in such securities may be substantial relative to the market for such securities. As a result, the Company may experience delays and incur losses and other costs in connection with the sale of investments.
Troubled company and other asset-based investments require active monitoring and may, at times, require participation in business strategy or reorganization proceedings by the Adviser. To the extent that the Adviser becomes involved in such proceedings, the Company may have a more active participation in the affairs of the issuer than that assumed generally by an investor. In addition, involvement by the Adviser in an issuer’s reorganization proceedings could result in the imposition of restrictions limiting the Company’s ability to liquidate its position in the issuer or increase the likelihood of the Company being involved in litigation.
Risks Relating to an Investment in Shares of Our Common Stock
Investing in our securities may involve an above average degree of risk.
The investments we make in accordance with our investment objective may result in a higher amount of risk than alternative investment options and a higher risk of volatility or loss of principal. Our investments in portfolio companies may be highly speculative, and therefore, an investment in our shares may not be suitable for someone with lower risk tolerance.
An investment in our shares will have limited liquidity.
Our shares constitute illiquid investments for which there is not, and will likely not be, a secondary market at any time. Investing in the Company is suitable only for sophisticated investors and requires the financial ability and willingness to accept the high risks and lack of liquidity inherent in an investment in the Company. Stockholders must be prepared to bear the economic risk of an investment in our shares for an extended period of time.

The shares of our common stock have not been registered under the Securities Act or any state securities laws and, unless so registered, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.
There are restrictions on the ability of holders of our common stock to transfer shares in excess of the restrictions typically associated with a private placement of securities under Regulation D and other exemptions from registration under the Securities Act, including restrictions to prevent all or any portions of our assets to constitute “plan assets” under ERISA or Section 4975 of the Code.
We are relying on an exemption from registration under the Securities Act and state securities laws in offering shares of our common stock pursuant to the Subscription Agreements. As such, absent an effective registration statement covering our common stock, such shares may be resold only in transactions that are exempt from the registration requirements of the Securities Act and under any other applicable securities laws and in accordance with the terms of the relevant Subscription Agreement. In addition, under the Subscription Agreement, no shares may be sold or transferred in the event that such transfer would, among other things, (i) constitute a non-exempt “prohibited transaction” under Section 406 of ERISA, or Section 4975 of the Code, or (ii) cause all or any portion of the assets of the Company to constitute “plan assets” under ERISA or Section 4975 of the Code.
Shares of our common stock have limited transferability which could delay, defer or prevent a transaction or a change of control of the company that might involve a premium price for our securities or otherwise be in the best interest of our stockholders.
Provisions of the Maryland General Corporation Law and our charter and bylaws could deter takeover attempts and have an adverse impact on the price of our common stock.
The Maryland General Corporation Law (the “MGCL”) and our Articles of Incorporation and Bylaws contain provisions that may have the effect of discouraging, delaying or making difficult a change in control of our Company or the removal of our incumbent directors. In addition, subject to the provisions of the 1940 Act, our Articles of Incorporation permits the Board, without stockholder action, to authorize the issuance of shares of stock in one or more classes or series, including preferred stock. Subject to compliance with the 1940 Act, the Board may, without stockholder action, amend our Articles of Incorporation from time to time to increase or decrease the number of shares of stock of any class or series that we have authority to issue. The existence of these provisions, among others, may have a negative impact on the price of our common stock and may discourage third-party bids for ownership of our company. These provisions may prevent any premiums being offered to you for shares of our common stock.
General Risk Factors
Global capital markets could enter a period of severe disruption and instability or an economic recession. These conditions have historically affected and could again materially and adversely affect debt and equity capital markets in the United States and around the world and could impair our portfolio companies and harm our operating results.
The U.S. and global capital markets have from time to time experienced periods of disruption characterized by the freezing of available credit, a lack of liquidity in the debt capital markets, significant losses in the principal value of investments, the re-pricing of credit risk in the broadly syndicated credit market, the failure of major financial institutions and general volatility in the financial markets. During these periods of disruption, general economic conditions deteriorated with material and adverse consequences for the broader financial and credit markets, and the availability of debt and equity capital for the market as a whole, and financial services firms in particular, was reduced significantly. These conditions may reoccur for a prolonged period of time or materially worsen in the future.
In June 2016, the United Kingdom held a referendum in which voters approved an exit from the European Union. The United Kingdom formally left the European Union on January 31, 2020, and the United Kingdom reached the end of the transition period in December 2020. There will likely continue to be considerable uncertainty as to the United Kingdom’s post-transition and post-withdrawal framework, in particular as to the arrangements which will apply to its relationships with the European Union and with other countries. The new Trade and Cooperation Agreement reached between the European Union and United Kingdom in late

2020 is untested and may lead to ongoing political and economic uncertainty and periods of exacerbated volatility in both the United Kingdom and in wider European and global markets for some time. This process and/or the uncertainty associated with it may adversely affect the return on investments economically tied to the United Kingdom or European Union (including investments made pursuant to the European Direct Lending strategy). This may be due to, among other things: (i) increased uncertainty and volatility in the United Kingdom, European Union and other financial markets; (ii) fluctuations in asset values; (iii) fluctuations in exchange rates; (iv) increased illiquidity of investments located, listed or traded within the United Kingdom, the European Union or elsewhere; (v) changes in the willingness or ability of financial and other counterparties to enter into transactions, or the price at which and terms on which they are prepared to transact; and/or (vi) changes in legal and regulatory regimes to which our investments are or become subject.
Market conditions may in the future make it difficult to extend the maturity of or refinance our existing indebtedness and any failure to do so could have a material adverse effect on our business. If we are unable to raise or refinance debt, then our equity investors may not benefit from the potential for increased returns on equity resulting from leverage and we may be limited in our ability to make new commitments or to fund existing commitments to our portfolio companies.
Given the volatility and dislocation that the capital markets have historically experienced, many BDCs have faced, and may in the future face, a challenging environment in which to raise capital. We may in the future have difficulty accessing debt and equity capital on attractive terms, or at all, and a severe disruption or instability in the global financial markets or deteriorations in credit and financing conditions may cause us to reduce the volume of the loans we originate and/or fund, which may adversely affect the value of our portfolio investments or otherwise have a material adverse effect on our business, financial condition, results of operations and cash flows. In addition, significant changes in the capital markets, including instances of extreme volatility and disruption, have had, and may in the future have, a negative effect on the valuations of our investments and on the potential for liquidity events involving our investments. We monitor developments and seek to manage our investments in a manner consistent with achieving our investment objective, but there can be no assurance that we will be successful in doing so, and we may not timely anticipate or manage existing, new or additional risks, contingencies or developments, including regulatory developments in the current or future market environment.
An inability to raise capital, and any required sale of our investments for liquidity purposes, could have a material adverse impact on our business, financial condition or results of operations. The debt capital that will be available to us in the future, if at all, may be at a higher cost and on less favorable terms and conditions than what we currently experience, including being at a higher cost in rising rate environments. If we are unable to raise or refinance debt, then our equity investors may not benefit from the potential for increased returns on equity resulting from leverage and we may be limited in our ability to make new commitments or to fund existing commitments to our portfolio companies. In addition, equity capital may be difficult to raise during periods of adverse or volatile market conditions because, subject to some limited exceptions, as a BDC, we are generally not able to issue additional shares of our common stock at a price less than net asset value without first obtaining approval for such issuance from our stockholders and our independent directors.
Many of the portfolio companies in which we make investments may be susceptible to economic slowdowns or recessions and may be unable to repay the loans we made to them during these periods. Therefore, our non-performing assets may increase and the value of our portfolio may decrease during these periods as we are required to record our investments at their current fair value. Adverse economic conditions also may decrease the value of collateral securing some of our loans and the value of our equity investments. Economic slowdowns or recessions could lead to financial losses in our portfolio and a decrease in revenues, net income and assets. Unfavorable economic conditions also could increase our and our portfolio companies’ funding costs, limit our and our portfolio companies’ access to the capital markets or result in a decision by lenders not to extend credit to us or our portfolio companies. These events could prevent us from increasing investments and harm our operating results.
A portfolio company’s failure to satisfy financial or operating covenants imposed by us or other lenders could lead to defaults and, potentially, acceleration of the time when the loans are due and foreclosure on its secured assets, which could trigger cross-defaults under other agreements and jeopardize the portfolio company’s ability to meet its obligations under the debt that we hold. We may incur additional expenses to the extent necessary to seek recovery upon default or to negotiate new terms with a defaulting portfolio company.

In addition, if one of our portfolio companies were to go bankrupt, depending on the facts and circumstances, including the extent to which we will actually provide significant managerial assistance to that portfolio company, a bankruptcy court might subordinate all or a portion of our claim to that of other creditors.
Terrorist attacks, acts of war, national disasters, outbreaks or pandemics may affect any market for our securities, impact the businesses in which we invest and harm our business, operating results and financial condition.
Terrorist acts, acts of war, national disasters, outbreaks or pandemics may disrupt our operations, as well as the operations of the businesses in which we invest. Such acts have created, and continue to create, economic and political uncertainties and have contributed to global economic instability. For example, many countries have experienced outbreaks of infectious illnesses in recent decades, including swine flu, avian influenza, SARS and COVID-19. Since the initial outbreak of COVID-19 in December 2019, a large and growing number of cases have been confirmed around the world. The COVID-19 outbreak has resulted in numerous deaths and the imposition of both local and more widespread “work from home” and other quarantine measures, border closures and other travel restrictions, causing social unrest and commercial disruption on a global scale.
The spread of COVID-19 has had, and will continue to have, a material adverse impact on local economies in the affected jurisdictions and also on the global economy, as cross-border commercial activity and market sentiment are increasingly impacted by the outbreak and government and other measures seeking to contain its spread. With respect to U.S. and global credit markets and the economy in general, this outbreak has resulted in, and until fully resolved is likely to continue to result in, the following (among other things): (i) restrictions on travel and the temporary closure of many corporate offices, retail stores, and manufacturing facilities and factories, resulting in significant disruption to the business of many companies, including supply chains and demand, as well as layoffs of employees; (ii) increased draws by borrowers on revolving lines of credit; (iii) increased requests by borrowers for amendments or waivers of their credit agreements to avoid default, increased defaults by borrowers and/or increased difficulty in obtaining refinancing; (iv) volatility in credit markets, including greater volatility in pricing and spreads; and (v) rapidly evolving proposals and actions by state and federal governments to address the problems being experienced by markets, businesses and the economy in general, which may not adequately address the underlying problems. In addition to these developments having adverse consequences in the businesses in which we invest, the operations of Barings (including those relating to the Company) have been, and could continue to be, adversely impacted, including through quarantine measures and travel restrictions imposed on Barings personnel or service providers based or temporarily located in affected countries, or any related health issues of such personnel or service providers. Any of the foregoing events could materially and adversely affect the Company’s ability to source, manage and divest its investments and its ability to fulfill its investment objectives. Similar consequences could arise with respect to other comparable infectious diseases. Although it is impossible to predict the precise nature and consequences of these events, or of any political or policy decisions and regulatory changes occasioned by emerging events or uncertainty on applicable laws or regulations that impact us and our portfolio companies and investments, it is clear that these types of events are impacting and will, for at least some time, continue to impact us and our portfolio companies. Any potential impact to our results of operations will depend to a large extent on future developments and new information that could emerge regarding the duration and severity of the COVID-19 pandemic and the actions taken by authorities and other entities to contain the spread or treat its impact, all of which are beyond our control. These potential impacts, while uncertain, could adversely affect our and our portfolio companies’ operating results.
Economic recessions or downturns could impair our portfolio companies and harm our operating results.
Many of our portfolio companies may be susceptible to economic downturns or recessions and may be unable to repay our loans during these periods. Therefore, during these periods our non-performing assets may increase and the value of these assets may decrease. Adverse economic conditions may also decrease the value of collateral securing some of our loans and the value of our equity investments. Economic slowdowns or recessions could lead to financial losses in our portfolio and a decrease in revenues, net income and assets. Unfavorable economic conditions also could increase our funding costs, limit our access to the capital markets or result in a decision by lenders not to extend credit to us. These events could prevent us from increasing investments and harm our operating results.
A portfolio company’s failure to satisfy financial or operating covenants imposed by us or other lenders could lead to defaults and, potentially, termination of its loans and foreclosure on its assets, which could trigger cross-defaults under other agreements and jeopardize our portfolio company’s ability to meet its obligations under the debt securities that we hold. We may incur expenses to the extent necessary to seek recovery upon default or to negotiate new terms with a defaulting portfolio company.
Changes to U.S. tariff and import/export regulations may have a negative effect on our portfolio companies and, in turn, harm us.
There have been ongoing discussion and commentary regarding potential significant changes to U.S. trade policies, treaties and tariffs, creating significant uncertainty about the future relationship between the United States and other countries with respect to trade policies, treaties and tariffs. These developments, or the perception that more of them could occur, may have a material adverse effect on global economic conditions and the stability of global financial markets, and may significantly reduce global trade and, in particular, trade between the impacted nations and the United States. Any of these factors could depress economic activity and restrict our portfolio companies’ access to suppliers or customers and have a material adverse effect on their business, financial condition and results of operations, which in turn would negatively impact us.
Changes in laws or regulations governing our operations may adversely affect our business or cause us to alter our business strategy.
We and our portfolio companies will be subject to regulation at the local, state and federal level. New legislation may be enacted or new interpretations, rulings or regulations could be adopted, including those governing the types of investments we are permitted to make, any of which could harm us and our stockholders, potentially with retroactive effect. Additionally, new regulatory initiatives related to Environmental, Social, and Governance could adversely affect our business.
Additionally, any changes to the laws and regulations governing our operations relating to permitted investments may cause us to alter our investment strategy in order to avail ourselves of new or different opportunities. Such changes could result in material differences to the strategies and plans set forth in this Registration Statement and may result in our investment focus shifting from the areas of expertise of our management team to other types of investments in which our management team may have less expertise or little or no experience. Thus, any such changes, if they occur, could have a material adverse effect on our results of operations and the value of your investment.

Item 2.	Financial Information.
Management’s Discussion and Analysis of Financial Condition and Results of Operations
The information in this section contains forward-looking statements that involve risks and uncertainties. See “Item 1A. Risk Factors” and “Forward-Looking Statements” for a discussion of the uncertainties, risks and assumptions associated with these statements. You should read the following discussion in conjunction with the financial statements and related notes and other financial information appearing elsewhere in this Registration Statement.
The Initial Closing of the Private Offering occurred on May 10, 2021, in connection with which we sold 22,500,000 common units in exchange for gross proceeds of $450 million. The common units issued in the Initial Closing subsequently converted, on a one-to-one basis, into shares of common stock in connection with our conversion to a Maryland corporation. On May 12, 2021, shortly prior to our election to be regulated as a BDC and conversion to a Maryland corporation, we acquired the Initial Portfolio from MassMutual and CM Life using the proceeds from the Initial Closing, along with borrowings under the Revolving Credit Facility (as defined below). The Initial Portfolio is comprised of investments that we believe provide us with a sound foundation for the start of our business. The investments in the Initial Portfolio were selected based upon our defined investment objective, amount and type of unfunded obligations associated with each investment and the investment requirements set forth under the 1940 Act or otherwise imposed by applicable laws, rules or regulations, including in accordance with our election to be treated as a RIC for tax purposes.
Revenues
We generate revenues in the form of interest income, primarily from our investments in debt securities, loan origination and other fees and dividend income. Fees generated in connection with our debt investments are recognized over the life of the loan using the effective interest method or, in some cases, recognized as earned. We invest primarily in senior secured private debt investments that have terms of between five and seven years and bear interest between LIBOR (or an applicable successor rate) plus 450 basis points and LIBOR plus 650 basis points per annum. From time to time, certain of our investments may have a form of interest, referred to as PIK interest, that is not paid currently but is instead accrued and added to the loan balance and paid at the end of the term.
Expenses
We do not currently have any employees and do not expect to have any employees. Our day-to-day investment operations are managed by Barings, and services necessary for our business, including the origination and administration of our investment portfolio, are provided by individuals who are employees of Barings, as our Investment Adviser and Administrator, pursuant to the terms of the Investment Advisory Agreement and the Administration Agreement. All investment professionals of Barings and its staff, when and to the extent engaged in providing investment advisory and management services under the Investment Advisory Agreement, and the compensation and routine overhead expenses of such personnel allocable to such services, are provided and paid for by Barings and not by the Company. We bear all other costs and expenses of its operations and transactions, including those listed in the Investment Advisory Agreement. See “Item 1. Business – Investment Advisory Agreement.”
We reimburse Barings for the costs and expenses incurred by it in performing its obligations and providing personnel and facilities under the Administration Agreement in an amount negotiated and mutually agreed to by us and Barings quarterly in arrears. In no event will the agreed-upon quarterly expense amount exceed the amount of expenses that would otherwise be reimbursable by us under the Administration Agreement for the applicable quarterly period, and Barings will not be entitled to the recoupment of any amounts in excess of the agreed-upon quarterly expense amount. See “Item 1. Business – Administration Agreement.”
We have entered into the Expense Support Agreement with Barings, pursuant to which Barings may elect to make Expense Payments on our behalf, including organization and offering expenses, provided that no portion of the payment will be used to pay any of our interest expense or, if applicable following receipt of the Multi-Class Exemptive Relief, if any, our distribution and/or shareholder servicing fees. Any Expense Payment that Barings commits to pay must be paid by Barings to us in any combination of cash or other immediately available funds no later than forty-five days after such commitment is made in writing, and/or offset against amounts due from us to Barings or its affiliates. If Barings elects to pay certain of our expenses, Barings will be entitled to reimbursement of such expenses from us if Available Operating Funds exceed the cumulative distributions accrued to our stockholders, subject to the terms of the Expense Support Agreement. See “Item 1. Business – Expense Support and Condition Reimbursement Agreement.”
We and Barings may engage one or more placement agents to assist with the placement of shares of our common stock. Prior to the receipt of the Multi-Class Exemptive Relief, if any, Barings has agreed to pay all placement fees and related expenses to placement agents in connection with the Private Offering, but may decide not to do so in connection with its offering of other share classes to the extent it receives the Multi-Class Exemptive Relief. The prospect of receiving placement fees or other compensation may provide placement agents and/or their salespersons with an incentive to favor sales of the shares of the Company over the sale of interests of other investments with respect to which the placement agent does not receive such additional compensation, or receives lower levels of additional compensation.
From time to time, Barings or its affiliates may pay third-party providers of goods or services. We will reimburse Barings or such affiliates thereof for any such amounts paid on our behalf. All of the foregoing expenses will ultimately be borne by our stockholders.
Financial Condition, Liquidity and Capital Resources
We intend to generate cash primarily from the net proceeds of any offering of shares of our common stock, from cash flows from interest and fees earned from our investments and principal repayments and from proceeds from sales of our investments. Our primary use of cash will be investments in portfolio companies, payment of our expenses, payment of cash distributions to our stockholders and repurchases of our common stock under our share repurchase program.
Revolving Credit Facility
On May 11, 2021, BPC Funding, our wholly-owned subsidiary, entered into the Revolving Credit Facility with BNPP. BNPP serves as administrative agent, State Street Bank and Trust Company serves as collateral agent, and the Company serves as servicer under the Revolving Credit Facility. The initial maximum amount of borrowings available under the Revolving Credit Facility is $400 million.
Advances under the Revolving Credit Facility initially bear interest at a per annum rate equal to, in the case of dollar advances, three-month LIBOR, and in the case of foreign currency advances, the applicable benchmark in effect for such currency, plus an applicable margin of 1.65% to 2.60% per annum depending on the nature of the advances being requested under the Revolving Credit Facility. Commencing on November 11, 2021, BPC Funding will pay an unused fee of 1.25% per annum if the unused facility amount is greater than 50%, or 0.75% per annum if the unused facility amount is less than or equal to 50% and greater than 25%, based on the average daily unused amount of the financing commitments, in addition to certain other fees as agreed between BPC Funding and BNPP.
Advances under the Revolving Credit Facility are subject to compliance with borrowing base requirements, pursuant to which the amount of funds advanced by the lenders to BPC Funding varies depending upon the types of assets in BPC Funding’s portfolio. Assets must meet certain criteria in order to be included in the borrowing base, and the borrowing base is subject to certain portfolio restrictions including investment size, sector concentrations and investment type.
Proceeds from borrowings under the Revolving Credit Facility may be used to fund portfolio investments by BPC Funding, to make advances under delayed draw term loans and revolving loans for which BPC Funding is a lender and to make permitted distributions. The period during which BPC Funding may borrow under the Revolving Credit Facility expires on May 11, 2024, and the Revolving Credit Facility will mature and all amounts outstanding thereunder must be repaid by May 11, 2026.
BPC Funding’s obligations to the lenders under the Revolving Credit Facility are secured by a first priority security interest in all of BPC Funding’s portfolio investments and cash. The obligations of BPC Funding under the Revolving Credit Facility are non-recourse to the Company, and the Company’s exposure under the Revolving Credit Facility is limited to the value of the Company’s investment in BPC Funding.
In connection with the Revolving Credit Facility, BPC Funding has made certain customary representations and warranties and is required to comply with various covenants, reporting requirements and other customary requirements for similar facilities. The Revolving Credit Facility contains customary events of default for similar financing transactions, including if a change of control of BPC Funding occurs. Upon the occurrence and during the continuation of an event of default, BNPP may declare the outstanding advances and all other obligations under the Revolving Credit Facility immediately due and payable. The occurrence of an event of default (as described above) triggers a requirement that BPC Funding obtain the consent of BNPP prior to entering into any sale or disposition with respect to portfolio investments.
Critical Accounting Policies
The preparation of our financial statements in accordance with U.S. GAAP will require management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses for the periods covered by such financial statements. We have identified investment valuation and revenue recognition as our most critical accounting estimates. On an ongoing basis, we evaluate our estimates, including those related to the matters described below. These estimates are based on the information that is currently available to us and on various other assumptions that we believe to be reasonable under the circumstances. Actual results could differ materially from those estimates under different assumptions or conditions. A discussion of our critical accounting policies follows.
Investment Valuation
The most significant estimate inherent in the preparation of our financial statements is the valuation of investments and the related amounts of unrealized appreciation and depreciation of investments recorded. We have a valuation policy, as well as established and documented processes and methodologies for determining the fair values of portfolio company investments on a recurring (at least quarterly) basis in accordance with the 1940 Act and FASB ASC Topic 820, Fair Value Measurements and Disclosures, or ASC Topic 820. Our current valuation policy and processes were established by Barings and have been approved by the Board.
Under ASC Topic 820, fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between a willing buyer and a willing seller at the measurement date. For our portfolio securities, fair value is generally the amount that we might reasonably expect to receive upon the current sale of the security. The fair value measurement assumes that the sale occurs in the principal market for the security, or in the absence of a principal market, in the most advantageous market for the security. If no market for the security exists or if we do not have access to the principal market, the security should be valued based on the sale occurring in a hypothetical market.
Under ASC Topic 820, there are three levels of valuation inputs, as follows:
•	Level 1 Inputs - include quoted prices (unadjusted) in active markets for identical assets or liabilities.
•
Level 2 Inputs - include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

•	Level 3 Inputs - include inputs that are unobservable and significant to the fair value measurement.
A financial instrument is categorized within the ASC Topic 820 valuation hierarchy based upon the lowest level of input to the valuation process that is significant to the fair value measurement. For example, a Level 3 fair value measurement may include inputs that are observable (Levels 1 and 2) and unobservable (Level 3). Therefore, unrealized appreciation and depreciation related to such investments categorized as Level 3 investments may include changes in fair value that are attributable to both observable inputs (Levels 1 and 2) and unobservable inputs (Level 3).
Our investment portfolio includes certain debt and equity instruments of privately held companies for which quoted prices or other observable inputs falling within the categories of Level 1 and Level 2 are generally not available. In such cases, we determine the fair value of our investments in good faith primarily using Level 3 inputs. In certain cases, quoted prices or other observable inputs exist, and if so, we assess the appropriateness of the use of these third-party quotes in determining fair value based on (i) our understanding of the level of actual transactions used by the broker to develop the quote and whether the quote was an indicative price or binding offer and (ii) the depth and consistency of broker quotes and the correlation of changes in broker quotes with underlying performance of the portfolio company.

There is no single standard for determining fair value in good faith, as fair value depends upon the specific circumstances of each individual investment. The recorded fair values of our Level 3 investments may differ significantly from fair values that would have been used had an active market for the securities existed. In addition, changes in the market environment and other events that may occur over the life of the investments may cause the gains or losses ultimately realized on these investments to be different than the valuations currently assigned.
Investment Valuation Process
Barings has established a pricing committee that is, subject to the oversight of the Board, responsible for the approval, implementation and oversight of the processes and methodologies that relate to the pricing and valuation of assets we hold. Barings uses independent third party providers to price the portfolio, but in the event an acceptable price cannot be obtained from an approved external source, Barings will utilize alternative methods in accordance with internal pricing procedures established by Barings’ pricing committee.
At least annually, Barings conducts reviews of the primary pricing vendors to validate that the inputs used in the vendors’ pricing process are deemed to be market observable. While Barings is not provided access to proprietary models of the vendors, the reviews have included on-site walkthroughs of the pricing process, methodologies and control procedures for each asset class and level for which prices are provided. The review also includes an examination of the underlying inputs and assumptions for a sample of individual securities across asset classes, credit rating levels and various durations, a process Barings continues to perform annually. In addition, the pricing vendors have an established challenge process in place for all security valuations, which facilitates identification and resolution of prices that fall outside expected ranges. Barings believes that the prices received from the pricing vendors are representative of prices that would be received to sell the assets at the measurement date (i.e., exit prices).
Our money market fund investments will generally be valued using Level 1 inputs and our equity investments listed on an exchange or on the NASDAQ National Market System will be valued using Level 1 inputs, using the last quoted sale price of that day. Our syndicated senior secured loans (if any) and structured products will generally be valued using Level 2 inputs, which are generally valued at the bid quotation obtained from dealers in loans by an independent pricing service. Our middle-market, private debt and equity investments will generally be valued using Level 3 inputs.
Independent Valuation
The fair value of loans and equity investments that are not syndicated or for which market quotations are not readily available, including middle-market loans, will generally be submitted to an independent provider to perform an independent valuation on those loans and equity investments as of the end of each quarter. Such loans and equity investments will initially be held at cost, as that is a reasonable approximation of fair value on the acquisition date, and monitored for material changes that could affect their valuation (for example, changes in interest rates or the credit quality of the borrower). At the quarter end following the initial acquisition, such loans and equity investments will be sent to a valuation provider which will determine the fair value of each investment. The independent valuation provider applies various methods (synthetic rating analysis, discounting cash flows, and re-underwriting analysis) to establish the rate of return a market participant would require (the “discount rate”) as of the valuation date, given market conditions, prevailing lending standards and the perceived credit quality of the issuer. Future expected cash flows for each investment are discounted back to present value using these discount rates in the discounted cash flow analysis. A range of values will be provided by the valuation provider and Barings will determine the point within that range that it will use in making valuation recommendations to the Board, and will report to the Board on its rationale for each such determination. Barings uses its internal valuation model as a comparison point to validate the price range provided by the valuation provider and, where applicable, in determining the point within that range that it will use in making valuation recommendations to the Board. If Barings’ pricing committee disagrees with the price range provided, it may make a fair value recommendation to the Board that is outside of the range provided by the independent valuation provider, and will notify the Board of any such override and the reasons therefore. In certain instances, we may determine that it is not cost-effective, and as a result is not in the stockholders’ best interests, to request the independent valuation firm to perform an independent valuation on certain investments. Such instances include, but are not limited to, situations where the fair value of the investment in the portfolio company is determined to be insignificant relative to the total investment portfolio. Pursuant to these procedures, the Board will determine in good faith whether our investments were valued at fair value in accordance with our valuation policies and procedures and the 1940 Act based on, among other things, the input of Barings, the Board’s Audit Committee and the independent valuation firm.
The SEC recently adopted new Rule 2a-5 under the 1940 Act. This rule establishes requirements for determining fair value in good faith for purposes of the 1940 Act. We will comply with the new rule’s valuation requirements on or before the SEC’s compliance date in 2022.
Valuation Techniques
Our valuation techniques are based upon both observable and unobservable pricing inputs. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect our market assumptions. Our assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the financial instrument. An independent pricing service provider is the preferred source of pricing a loan, however, to the extent the independent pricing service provider price is unavailable or not relevant and reliable, we will utilize alternative approaches such as broker quotes or manual prices. We attempt to maximize the use of observable inputs and minimize the use of unobservable inputs. The availability of observable inputs can vary from investment to investment and is affected by a wide variety of factors, including the type of security, whether the security is new and not yet established in the marketplace, the liquidity of markets and other characteristics particular to the security.
Revenue Recognition
Interest and Dividend Income
Interest income, including amortization of premium and accretion of discount, is recorded on the accrual basis to the extent that such amounts are expected to be collected. Generally, when interest and/or principal payments on a loan become past due, or if we otherwise do not expect the borrower to be able to service its debt and other obligations, we will place the loan on non-accrual status and will generally cease recognizing interest income on that loan for financial reporting purposes until all principal and interest have been brought current through payment or due to a restructuring such that the interest income is deemed to be collectible. The cessation of recognition of such interest will negatively impact the reported fair value of the investment. We write off any previously accrued and uncollected interest when it is determined that interest is no longer considered collectible. Dividend income is recorded on the ex-dividend date.
We may have to include interest income in our ICTI, including original issue discount income, from investments that have been classified as non-accrual for financial reporting purposes. Interest income on non-accrual investments is not recognized for financial reporting purposes, but generally is recognized in ICTI. As a result, we may be required to make a distribution to our stockholders in order to satisfy the minimum distribution requirements to maintain our RIC tax treatment, even though we will not have received and may not ever receive any corresponding cash amount. Additionally, any loss recognized by us for U.S. federal income tax purposes on previously accrued interest income will be treated as a capital loss.
Fee Income
Origination, facility, commitment, consent and other advance fees received in connection with the origination of a loan, or Loan Origination Fees, are recorded as deferred income and recognized as investment income over the term of the loan. Upon prepayment of a loan, any unamortized Loan Origination Fees are recorded as investment income. In the general course of our business, we receive certain fees from portfolio companies, which are non-recurring in nature. Such fees include loan prepayment penalties, advisory, loan amendment and other fees, and are recorded as investment income when earned.
Payment-in-Kind (PIK) Interest Income
We may have some loans in our portfolio that contain PIK interest provisions. PIK interest, computed at the contractual rate specified in each loan agreement, is periodically added to the principal balance of the loan, rather than being paid to us in cash, and is recorded as interest income. Thus, the actual collection of PIK interest may be deferred until the time of debt principal repayment.

PIK interest, which is a non-cash source of income at the time of recognition, is included in our taxable income and therefore affects the amount we are required to distribute to our stockholders to maintain our tax treatment as a RIC for U.S. federal income tax purposes, even though we have not yet collected the cash. Generally, when current cash interest and/or principal payments on a loan become past due, or if we otherwise do not expect the borrower to be able to service its debt and other obligations, we will place the loan on non-accrual status and will generally cease recognizing PIK interest income on that loan for financial reporting purposes until all principal and interest have been brought current through payment or due to a restructuring such that the interest income is deemed to be collectible. We write off any previously accrued and uncollected PIK interest when it is determined that the PIK interest is no longer collectible.
We may have to include in our ICTI, PIK interest income from investments that have been classified as non-accrual for financial reporting purposes. Interest income on non-accrual investments is not recognized for financial reporting purposes, but generally is recognized in ICTI. As a result, we may be required to make a distribution to our stockholders in order to satisfy the minimum distribution requirements, even though we will not have received and may not ever receive any corresponding cash amount.
Contractual Obligations
As of May 12, 2021, the date on which we acquired the Initial Portfolio, our future fixed commitments for cash payments were as follows ($ in millions):
	Total	2021	2022- 2023	2024- 2025	2026- Future
Revolving Credit Facility borrowings	$230.9	$—	$—	$—	$230.9
Interest and fees on Revolving Credit Facility borrowings(1)	$30.3	$3.6	$13.4	$11.3	$1.9
Total	$261.2	$3.6	$13.4	$11.3	$232.8
(1)
Amounts represent (i) credit facility unused fees calculated on the unused amount, which was $169.1 million as of May 12, 2021, (ii) interest expense calculated at a rate of 2.31% of outstanding credit facility borrowings, which were $230.9 million as of May 12, 2021 and (iii) annual fees of the credit facility administrative agent.

Off-Balance Sheet Arrangements
In the normal course of business, we are party to financial instruments with off-balance sheet risk, consisting primarily of unused commitments to extend financing to our portfolio companies. Since commitments may expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements.
On May 12, 2021, shortly prior to our election to be regulated as a BDC and conversion to a Maryland corporation, we acquired the Initial Portfolio from MassMutual and CM Life, which consists of a select portfolio of senior secured private debt investments in, and funding obligations to, well-established middle-market businesses that operate across a wide range of industries. The balance, as of May 12, 2021, of unused commitments to extend financing that we acquired in the Initial Portfolio was as follows:
Portfolio Company(1)	Investment Type	Unused Commitments as of May 12, 2021
Anju Software, Inc.	Delayed Draw Term Loan	$366,241
AWP Group Holdings, Inc.	Delayed Draw Term Loan	233,462
Bearcat Buyer, Inc.	Delayed Draw Term Loan	96,161
Bidwax(2)	Acquisition Capex Facility	241,480
BigHand UK Bidco Limited(3)	Acquisition Capex Facility	152,639
British Engineering Services Holdco Limited(3)	Bridge Revolver	47,839
Centralis Finco S.a.r.l.(2)	Acquisition Facility	77,473
Classic Collision (Summit Buyer, LLC)	Delayed Draw Term Loan	6,269,252
Contabo Finco S.À R.L(2)	CapEx Term Loan	54,838

Portfolio Company(1)	Investment Type	Unused Commitments as of May 12, 2021
Dart Buyer, Inc	Delayed Draw Term Loan	440,271
Direct Travel, Inc.	Delayed Draw Term Loan	264,998
DreamStart BidCo SAS (d/b/a SmartTrade)(2)	Acquisition Facility	285,290
Electric Power Systems International, Inc.	Delayed Draw Term Loan	208,715
F24 (Stairway BidCo GmbH)(2)	Acquisition Facility	100,442
FineLine Systems	Delayed Draw Term Loan	478,015
Fitzmark, Inc.	Delayed Draw Term Loan	1,276,425
Foundation Risk Partners, Corp.	Delayed Draw Term Loan	2,015,680
Heartland, LLC	Delayed Draw Term Loan	878,031
Home Care Assistance, LLC	Delayed Draw Term Loan	386,859
IGL Holdings III Corp.	Delayed Draw Term Loan	942,242
IM Square(2)	Delayed Draw Term Loan	3,380,720
Innovad Group II BV(2)	Acquisition Facility	306,723
INOS 19-090 GmbH(2)	Delayed Draw Term Loan	164,188
Ipsen International Holding GmbH(2)	Acquisition Facility	18,480
Isolstar Holding NV (IPCOM)(2)	Acquisition Facility	353,643
Kano Laboratories LLC	Accordion Facility	723,934
LAF International(2)	Delayed Draw Term Loan	28,873
LivTech Purchaser, Inc.	Acquisition Facility	792,682
Metis BidCo Pty Limited(4)	Delayed Draw Term Loan	73,434
Modern Star Holdings Bidco Pty Limited(4)	CapEx Term Loan	141,511
Murphy Midco Limited(3)	CapEx Term Loan	206,901
Navia Benefit Solutions, Inc.	Delayed Draw Term Loan	2,716,610
NEWCO AH(2)	Delayed Draw Term Loan	90,555
Pacific Health Supplies Bidco Pty Limited(4)	Acquisition Capex Facility	83,176
Patriot Growth Insurance Services, LLC	CapEx Term Loan	868,861
Philip Holdco 3 Pty Ltd(4)	Delayed Draw Term Loan	134,821
Pilot Air Freight, LLC	CapEx Term Loan	1,374,549
Premier Technical Services Group (PTSG, Project Graphite)(3)	Delayed Draw Term Loan	160,753
Protego Bidco B.V.(2)	Acquisition Facility	240,409
Protego Bidco B.V.(2)	Delayed Draw Term Loan	144,246
PSC UK Pty Ltd.(3)	Revolver	34,354
Questel Unite(2)	Acquisition Facility	230,096
Radwell International, LLC	Acquisition Capex Facility	1,034,624
REP SEKO MERGER SUB LLC	Delayed Draw Term Loan	1,043,086
ROI Solutions LLC	Delayed Draw Term Loan	1,278,198
Safety Products Holdings, LLC	Delayed Draw Term Loan	1,432,896
Springbrook Software (SBRK Intermediate, Inc.)	Delayed Draw Term Loan	820,995
SSCP Pegasus Midco Limited(3)	Delayed Draw Term Loan	526,245
The Hilb Group, LLC	Delayed Draw Term Loan	781,041
VP Holding Company	Delayed Draw Term Loan	47,677
W2O Holdings, Inc.	Delayed Draw Term Loan	1,113,522
Total unused commitments to extend financing	Delayed Draw Term Loan	$35,164,156

(1)	The Company’s estimate of the fair value of the current investments in this portfolio company includes an analysis of the fair value of any unfunded commitments.
(2)	Actual commitment amount is denominated in Euros. Commitment was translated into U.S. dollars based on the spot rate on May 12, 2021.

(3)	Actual commitment amount is denominated in British pounds sterling. Commitment was translated into U.S. dollars based on the spot rate on May 12, 2021.
(4)	Actual commitment amount is denominated in Australian dollars. Commitment was translated into U.S. dollars based on the spot rate on May 12, 2021.
Quantitative and Qualitative Disclosures About Market Risk
We are subject to financial market risks, including changes in interest rates. We plan to invest primarily in illiquid debt securities of private companies. Most of our investments will not have a readily available market price, and we will value these investments at fair value as determined in good faith by the Board in accordance with our valuation policy. There is no single standard for determining fair value in good faith. As a result, determining fair value requires that judgment be applied to the specific facts and circumstances of each portfolio investment while employing a consistently applied valuation process for the types of investments we make. See “Item 1. Business – Valuation Process and Determination of Net Asset Value.”
Item 3.	Properties.
We do not own any real estate or other physical properties materially important to our operation or any of our subsidiaries. Our headquarters are currently located at 300 South Tryon Street, Suite 2500 Charlotte, North Carolina 28202, where we occupy office space pursuant to the Administration Agreement with Barings. We believe that our current office facilities are adequate to meet our needs.
Item 4.	Security Ownership of Certain Beneficial Owners and Management.
The following table sets forth information with respect to the beneficial ownership of our common stock as of June 23, 2021, by our directors and executive officers, both individually and as a group, and by each person known to us to beneficially own 5% or more of the outstanding shares of our common stock. With respect to persons known to us to beneficially own 5% or more of the outstanding shares of our common stock, we base such knowledge on beneficial ownership filings made by the holders with the SEC and other information known to us. Other than as set forth in the table below, none of our directors or executive officers are deemed to beneficially own shares of our common stock. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities.
There is no common stock subject to options or warrants that are currently exercisable or exercisable within 60 days of June 23, 2021. Percentage of beneficial ownership is based on 22,500,000 shares of common stock outstanding as of June 23, 2021. Unless otherwise indicated by footnote, the business address of each person listed below is 300 South Tryon Street, Suite 2500, Charlotte, North Carolina 28202.
Name of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percentage of Class(2)
Directors and Executive Officers:
Interested Directors
Eric Lloyd	—	—
Independent Directors
Mark F. Mulhern	—	—
Thomas W. Okel	—	—
Jill Olmstead	—	—
Bernard Harris	—	—
Executive Officers
Ian Fowler	—	—
Jonathan Bock	—	—
Jonathan Landsberg	—	—
Michael Cowart	—	—
Jill Dinerman	—	—
Elizabeth Murray	—	—
All directors and executive officers as a group (11 persons)	—	—

Name of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percentage of Class(2)
Five-Percent Stockholders:
Cliffwater Corporate Lending Fund(3)	22,500,000	100.0%
*	Less than 1.0%
(1)
Beneficial ownership in this column has been determined in accordance with Rule 13d-3 of the Exchange Act. Except as otherwise noted, each beneficial owner of more than five percent of the Company’s common stock and each director and executive officer has sole voting and/or investment power over the shares reported.

(2)	Based on a total of 22,500,000 shares issued and outstanding as of June 23, 2021.
(3)	The address of Cliffwater Corporate Lending Fund is c/o UMB Fund Services, Inc., 235 W. Galena Street, Milwaukee, Wisconsin 53212.

Item 5.	Directors and Executive Officers.
Board of Directors and Executive Officers
Our business and affairs are managed under the direction of our Board. Our Board consists of five directors. The Board appoints our officers, who serve at the discretion of our Board. The responsibilities of the Board include quarterly determinations of the fair value of our assets, corporate governance activities, oversight of our financing arrangements and oversight of our investment activities.
The Board’s role in management of the Company is one of oversight. Oversight of the Company’s investment activities extends to oversight of the risk management processes employed by Barings as part of its day-to-day management of our investment activities. The Board anticipates reviewing risk management processes at board meetings throughout the year, consulting with appropriate representatives of the Investment Adviser as necessary and periodically requesting the production of risk management reports or presentations and receiving reports from vendors and service providers regarding cybersecurity threats and incidents. The goal of the Board’s risk oversight function is to ensure that the risks associated with our investment activities are accurately identified, thoroughly investigated and responsibly addressed. Investors should note, however, that the Board’s oversight function cannot eliminate all risks or ensure that particular events do not adversely affect the value of the Company’s investments.
Our Board has established an Audit Committee and Nominating and Corporate Governance Committee, and the Board may establish additional committees from time to time as necessary. The scope of each committee is discussed in greater detail below.
Our Board is divided into three classes of directors serving staggered three-year terms, with the term of office of only one of the three classes expiring each year. At each annual meeting of stockholders, directors of the class of directors whose term expires at such meeting will be elected to hold office for a term expiring at the third succeeding annual meeting of stockholders following the meeting at which they were elected and until their successors are duly elected and qualified. To the extent possible, each class shall have the same number of directors.
Directors
The following information regarding our Board is as of June 23, 2021:
Name	Age	Position(s) Held	Director Since	Expiration of Term
Interested Directors(1)
Eric Lloyd	52	Chairman of the Board of Directors	2021	2022
Independent Directors
Mark F. Mulhern	61	Director	2021	2022
Thomas W. Okel	58	Director	2021	2024
Jill Olmstead	57	Director	2021	2024
Bernard Harris	64	Director	2021	2023
(1)	Interested Directors due to affiliations with Barings LLC.
The address for each of our directors is 300 South Tryon Street, Suite 2500, Charlotte, North Carolina 28202.

Executive Officers
The following information regarding our executive officers is as of June 23, 2021:
Name	Age	Position(s) Held
Ian Fowler	58	Co-Chief Executive Officer
Jonathan Bock	39	Co-Chief Executive Officer and President
Jonathan Landsberg	36	Chief Financial Officer
Elizabeth A. Murray	44	Principal Accounting Officer
Michael Cowart	38	Chief Compliance Officer
Jill Dinerman	44	Chief Legal Officer
The address for each of our executive officers is 300 South Tryon Street, Suite 2500, Charlotte, North Carolina 28202.
Biographical Information
Directors
Our directors have been divided into two groups – Interested Directors and Independent Directors. An Interested Director is an “interested person,” as defined in Section 2(a)(19) of the 1940 Act, of the Company or the Investment Adviser.
Interested Directors
Eric Lloyd – Mr. Lloyd serves as a director of the Company and Chairman of the Board. Mr. Lloyd brings over 30 years of experience in investment management, investment banking, leveraged finance and risk management to the Board. Mr. Lloyd serves as the Global Head of Private Assets of Barings LLC where he is responsible for managing all aspects of Barings LLC’s’ global private asset business, including real estate debt and equity, multi-asset, middle market lending, infrastructure debt, corporate private placements, private asset-backed securities, whole loan residential mortgages, private equity funds and co-investments and private equity real assets. He also oversees strategic relationship management, is a member of Barings LLC’s Senior Leadership Team and serves as Chief Executive Officer of BBDC. Mr. Lloyd has worked in the industry since 1990 and his experience has encompassed leadership positions in investment management, investment banking, leveraged finance and risk management. Prior to joining Barings in 2013, Mr. Lloyd served as Head of Market and Institutional Risk for Wells Fargo, was on Wells Fargo’s Management Committee and was a member of the Board of Directors of Wells Fargo Securities. Before the acquisition of Wachovia, Mr. Lloyd worked in Wachovia’s Global Markets Investment Banking division and served on the division’s Operating Committee where he had various leadership positions, including Head of Wachovia’s Global Leveraged Finance Group. Mr. Lloyd holds a B.S. in Finance from the University of Virginia’s McIntire School of Commerce.
Independent Directors
Mark F. Mulhern – Mr. Mulhern serves as an independent director of the Company. He brings significant public company experience, both as a senior executive and as a board member. Since September 2014, he has served as Executive Vice President and Chief Financial Officer at Highwoods Properties, Inc., a Raleigh, North Carolina based publicly-traded real estate investment trust. Mr. Mulhern previously served on the Highwoods Board of Directors and Audit Committee from January 2012 through August 2014. He currently serves on the board of the Intercontinental Exchange, a Fortune 500 company and provider of marketplace infrastructure, data service and technology solutions to a broad range of customers. He also serves on the subsidiary board of ICE Mortgage Technology. Mr. Mulhern also currently serves on the board of McKim and Creed, a North Carolina based professional engineering services firm. Prior to joining Highwoods, he served as Executive Vice President and Chief Financial Officer of Exco Resources, Inc. Prior to Exco, he served as Senior Vice President and Chief Financial Officer of Progress Energy, Inc. from 2008 until its merger with Duke Energy Corporation in 2012. He joined Progress Energy in 1996 as Vice President and Controller and served in a number of roles at Progress Energy, including Vice President of Strategic Planning, Senior Vice President of Finance and President of Progress Ventures. He also spent eight years at Price Waterhouse. Mr. Mulhern is a Certified Public Accountant and is a graduate of St. Bonaventure University.

Thomas W. Okel – Mr. Okel serves as an independent director of the Company. He brings over 20 years of experience in the underwriting, structuring, distribution and trading of debt used for corporate acquisitions, leveraged buyouts, recapitalizations and refinancings. He previously served as Executive Director of Catawba Lands Conservancy, a non-profit land trust. Prior to joining Catawba Lands Conservancy, he served as Global Head of Syndicated Capital Markets at Bank of America Merrill Lynch, where he managed capital markets, sales, trading and research for the United States, Europe, Asia and Latin America from 1989 to 2010. He currently serves as trustee or director of several public companies and non-profit organizations, including as Trustee of Barings Funds Trust, an open-end investment company and Barings Global Short Duration High Yield Fund, a closed-end investment company (both advised by Barings), Trustee of the Horizon Funds, a mutual fund complex. Mr. Okel holds a Bachelor of Arts in Economics from Davidson College and a Masters of Management, Finance, Accounting and Marketing from Kellogg School of Management, Northwestern University.
Jill Olmstead – Ms. Olmstead serves as an independent director of the Company. She brings over 21 years of senior leadership experience in Human Resources in the financial services industry. She is currently the Chief Human Resources Officer at LendingTree, Inc. and was a Founding Partner of Spivey & Olmstead, LLC, a Talent and Leadership Consulting firm with expertise in the fields of executive development and talent management founded in June 2010. The Board benefits from her experience with C-suite executives as an executive coach and helping lead companies’ efforts on talent strategies such as diversity and inclusion, employee engagement, and succession planning and her strategic and pragmatic approach to talent management with an eye toward bottom line results. In her capacity as Managing Director (2006 to 2009) and Executive Vice President (2000 to 2006) at Wachovia Corporation (now Wells Fargo) she was both the Head of Human Resources for the Corporate and Investment Bank and the Head of Human Resources for the International Businesses. Prior to this, she formed and led the Leadership Practices Group at Wachovia to create and implement a company-wide talent management process that identified, developed, tracked and promoted high potential leaders throughout their careers. Ms. Olmstead received a Bachelor of Science at Clemson University and a Masters in Organization Behavior and Development at Fielding University, Santa Barbara, CA.
Bernard Harris – Dr. Harris serves as an independent director of the Company. He brings substantial executive, board and operations experience to the Board. He currently serves as Chief Executive Officer and Director of the National Math and Science Initiative, a non-profit organization focused on increasing student opportunities and achievement and teaching effectiveness in STEM education, President of The Harris Foundation/Institute and Chief Executive Officer and Managing Partner of Vesalius Ventures, Inc., a venture capital firm investing in early and mid-stage healthcare technologies and companies. He previously served as a Clinical Scientist, Flight Surgeon and Astronaut for NASA. Dr. Harris currently serves as director or trustee of several registered investment companies and other public and private organizations, including Barings Funds Trust & Barings Global Short Duration High Yield Fund, the Endowment Fund, Salient Midstream & MLP Fund, Salient MF Trust, Forward Funds, Monebo Technologies Inc. and U.S. Physical Therapy, Inc. In addition, he is on the Board of the National Academy of Medicine, the Texas Medical Center, CHI St. Luke’s Health – Texas Division, National Math and Science Initiative, and the Harris Institute & Foundation. He earned a Bachelor of Science in Biology from the University of Houston, a Master of Medical Science from the University of Texas Medical Branch at Galveston, a Master of Business Administration (MBA) from the University of Houston and a Doctorate of Medicine from Texas Tech University School of Medicine. He completed a Residency in Internal Medicine at the Mayo Clinic, a National Research Council Fellowship in Endocrinology at the NASA Ames Research Center and trained as a Flight Surgeon at the Aerospace School of Medicine, Brooks Air Force Base. Dr. Harris is the recipient of numerous awards, including honorary doctorates from Stony Brook University (SUNY), Morehouse School of Medicine, New Jersey Institute of Technology (NJIT), Washington & Jefferson College, Worcester Polytechnic Institute, University of Hartford and Indiana Institute of Technology, NASA Space Flight Medal, NASA Award of Merit, a fellow of the American College of Physicians, and was the recipient of the 2000 Horatio Alger Award.
Executive Officers
Ian Fowler – Mr. Fowler has served as the Company’s Co-Chief Executive Officer since May 2021. He is Co-head of Barings’ Global Private Finance Group, a member of the group’s North American Private Finance Investment Committee, European Private Finance Investment Committee and Asia-Pacific Investment Committee, President of BBDC and President and Chief Executive Officer of BCIC. He is responsible for leading a team that originates, underwrites and manages global private finance investments. Mr. Fowler has worked in the industry since 1988 and his experience has encompassed middle market commercial finance, including originating, underwriting and managing senior secured loans, mezzanine and co-investment transactions. Prior to joining Barings in 2012, he was a Senior Managing Director with Harbour Group and co-founded Freeport Financial LLC where he was a member of the Executive Credit Committee and responsible for all business development and capital market initiatives. While at Freeport, he helped build the company into one of the top five non-bank affiliated middle market sponsor finance companies in the United States. Before Freeport, Mr. Fowler was Managing Director and Global Group Leader for GE Capital’s Global Sponsor Finance Group. Prior to GE Capital, Mr. Fowler held various leveraged finance and investment positions with NationsBank and Mellon Bank. Mr. Fowler holds a B.A. (Honors) from the University of Western Ontario and is a member of the CFA Institute.
Jonathan Bock – Mr. Bock has served as the Company’s Co-Chief Executive Officer and President since May 2021. He is a Managing Director in Barings’ Global Private Finance Group. Mr. Bock also serves as the Chief Financial Officer of BBDC, BCIC, Barings Corporate Investors and Barings Participation Investors. Prior to joining Barings in 2018, Mr. Bock was a Managing Director and Senior Equity Analyst at Wells Fargo Securities specializing in BDCs. He has actively followed the BDC space since 2006 and was the chief author of a leading BDC quarterly research publication: the BDC Scorecard. His research is often cited by The Wall Street Journal, Barron’s, and other prominent financial publications. Prior to Wells Fargo, Mr. Bock followed the specialty finance space at Stifel Nicolaus & Company and A.G. Edwards Inc. Prior to entering sell-side research in 2006, Mr. Bock was an equity portfolio manager/analyst at Busey Wealth Management in Champaign, Illinois. Mr. Bock holds a BS in finance from the University of Illinois College of Business and is a CFA charterholder.
Jonathan Landsberg – Mr. Landsberg has served as the Company’s Chief Financial Officer since May 2021. He is also the Director of Finance and Head of Investor Relations for BBDC and BCIC, and he is a Vice President of Barings Corporate Investors and Barings Participation Investors. Mr. Landsberg has roles with several BDC-affiliated joint ventures, including as Principal of Jocassee Partners LLC, and a Board member of Banff Partners LP, Thompson Rivers LLC, and Waccamaw River LLC. Mr. Landsberg has worked in the industry since 2006. Prior to joining Barings in 2018, Mr. Landsberg was a Fixed Income Research Analyst at Wells Fargo Securities, covering the bank and specialty finance sectors. Before Wells Fargo, he spent eight years at Merrill Lynch/Bank of America in roles across debt origination and syndicated lending. Mr. Landsberg holds B.A. degrees in Engineering Sciences and Economics from Dartmouth College and is a member of the CFA Institute.
Elizabeth Murray – Ms. Murray has served as the Company’s Principal Accounting Officer since May 2021. She is also the Principal Accounting Officer for BBDC, BCIC, Barings Corporate Investors and Barings Participation Investors. She also serves as the Treasurer for Barings Global Short Duration High Yield Fund and Barings Funds Trust. Ms. Murray previously was the Director of External Reporting for BBDC and previously served as the Vice President of Financial Reporting at Triangle Capital Corporation prior to the externalization of the investment management of BBDC to Barings LLC. Prior to joining Triangle Capital Corporation in 2012, she worked in Financial Planning and Analysis for RBC Bank, the U.S. retail banking division for Royal Bank of Canada. Prior to RBC Bank, Ms. Murray spent seven years at Progress Energy, Inc. and held various positions in finance, accounting and tax, most recently in Strategy and Financial Planning. Ms. Murray began her career as a Tax Consultant with PricewaterhouseCoopers. Ms. Murray is a graduate of North Carolina State University where she obtained a B.S. degree in Accounting and a Master of Accounting degree. She is also a North Carolina Certified Public Accountant.
Michael Cowart – Mr. Cowart has served as the Company’s Chief Compliance Officer since May 2021. He serves as the Chief Compliance Officer for BBDC, BCIC, Barings Global Short Duration High Yield Fund, Barings Funds Trust, Barings Securities LLC, Barings Corporate Investors and Barings Participation Investors. Mr. Cowart is a member of Barings’ Compliance Group for which he is responsible for Barings’ Sales Practices, Fund Compliance, and Regulatory Change Management Program. . Prior to joining Barings in 2018, Mr. Cowart held positions in the compliance and legal departments at LPL Financial, the Municipal Securities Rulemaking Board and Goldman Sachs & Co. where his duties included overseeing regulatory inquiries and examinations, overseeing trading, professional qualifications, risk management and assessment, the development and implementation of policies and regulatory rulemaking. Mr. Cowart holds a B.A. in History with honors from the University of Tennessee, a Masters from Vanderbilt University, a J.D. from Elon University School of Law and an LL.M. in Securities and Financial Regulation from Georgetown University Law Center.

Jill Dinerman – Ms. Dinerman has served as the Company’s Chief Legal Officer since May 2021. She also serves as the Chief Legal Officer of BBDC and BCIC and is the Global Head of Legal at Barings. Ms. Dinerman oversees the global legal function advising Barings on a wide range of legal and business issues and providing support for all of its investment teams. Ms. Dinerman is a member of Barings’ Senior Leadership Team. She has been a member of the Barings LLC legal team since 2011, holding several roles in corporate governance and supporting the U.S. Fixed Income team. Before joining Barings in 2011, she was a Senior Associate at Katten Munchin Rosenman. Ms. Dinerman started her career as an Associate at Pillsbury Winthrop. She holds a B.A. in Psychology from the University of Maryland and a J.D. from The George Washington University School of Law. Active in the community, Ms. Dinerman has served on the boards of several local Jewish agencies and on the board of Girls on the Run Charlotte, a nonprofit that empowers young women so they can activate their limitless potential.
Board Responsibilities
Our Board is the ultimate decision-making body of the Company except with respect to those matters reserved to the stockholders. Our Board has delegated the day-to-day management of the business and affairs of the Company to Barings pursuant to the Investment Advisory Agreement and the Administration Agreement. Our Board represents the stockholders’ interest in obtaining meaningful financial returns on their investment and oversees Barings’ management of the Company’s assets consistent with the investment objective and strategy approved by the Board. Our Board reviews and approves Barings’ services and fees and evaluates whether Barings is capably executing its responsibilities. In performing its duties, the primary responsibility of our Board is to exercise its business judgment in the best interests of the Company’s stockholders. These major responsibilities include:
•	reviewing and affirming general policies and goals of the Company;
•	providing general oversight of the business;
•	approving corporate strategy and major management initiatives;
•	providing oversight of legal, financial and ethical conduct;
•	electing and, when necessary, replacing the Chief Executive Officer and other officers of the Company as necessary; and
•	evaluating Board processes and performance.
The 1940 Act requires that at least a majority of the Company’s directors not be “interested persons” (as defined in the 1940 Act) of the Company. Currently, four of the Company’s five directors are independent directors (and are not “interested persons”). However, Mr. Lloyd, the Global Head of Private Assets of Barings LLC, and therefore an interested person of the Company, serves as Chairman of the Board. The Board believes that it is in the best interests of investors for Mr. Lloyd to lead the Board because of his role as the Global Head of Private Assets of Barings LLC and his broad experience with the day-to-day management and operation of fixed income, public equity and multi-asset investment teams and his extensive experience in the private asset business, including real estate debt and equity, multi-asset, middle market lending, infrastructure debt, corporate private placements, private asset-backed securities, whole loan residential mortgages, private equity funds and co-investments and private equity real assets. In addition, Mr. Okel, as Chair of the Nominating and Corporate Governance Committee, serves as lead independent director to preside over all executive sessions of independent directors. The Board believes that its leadership structure is appropriate in light of the Company’s characteristics and circumstances because the structure allocates areas of responsibility among the individual directors and the committees in a manner that enhances effective oversight. The Board also believes that its small size creates a highly efficient governance structure that provides ample opportunity for direct communication and interaction between the Board and the Company’s management. We recognize that different board leadership structures are appropriate for companies in different situations. We intend to re-examine our corporate governance policies on an ongoing basis to ensure that they continue to meet our needs.
Our Board has established an Audit Committee and Nominating and Corporate Governance Committee, and the Board may establish additional committees from time to time as necessary. All directors are expected to attend at least 75% of the aggregate number of meetings of our Board and of the respective committees on which they serve. We require each director to make a diligent effort to attend all Board and committee meetings as well as each annual meeting of our stockholders.

Audit Committee
The members of the Audit Committee consist of Bernard Harris, Mark Mulhern, Jill Olmstead and Thomas Okel, each of whom is financially literate and meets the independence standards established by the SEC for audit committees and is independent for purposes of the 1940 Act. Mr. Mulhern serves as Chairman of the Audit Committee. The Board has designated Mr. Mulhern as an “audit committee financial expert” as that term is defined under Item 407 of Regulation S-K.
The purpose of the Audit Committee is to assist the Board with its oversight responsibilities regarding: (i) the integrity of the Company’s financial statements; (ii) the integrity of the accounting and financial reporting processes of the Company and the audits of the financial statements; (iii) the Company’s compliance with legal and regulatory requirements; (iv) the independent registered public accounting firm’s qualifications and independence; and (v) the performance of the Company’s internal audit function and independent registered public accounting firm. The Audit Committee also assists the Board in establishing and monitoring the application of the Company’s valuation policies used for determining the fair value of the Company’s investments that are not publicly traded or for which current market values are not readily available.
The function of the Audit Committee is oversight. The independent accountants are accountable to the Board and the Audit Committee, as representatives of our stockholders. The Board and the Audit Committee have the ultimate authority and responsibility to select, evaluate and, where appropriate, replace our independent accountants (subject, if applicable, to stockholder ratification).
Nominating and Corporate Governance Committee
The members of the Nominating and Corporate Governance Committee consist of Bernard Harris, Mark Mulhern, Jill Olmstead and Thomas Okel, each of whom is independent for purposes of the 1940 Act. Mr. Okel serves as Chairman of the Nominating and Corporate Governance Committee.
The Nominating and Corporate Governance Committee is responsible for identifying, researching and recommending for nomination directors for election by the Company’s stockholders, recommending for appointment nominees to fill vacancies on the Board or a committee of the Board, developing and recommending to the Board a set of corporate governance principles and overseeing the evaluation of the Board. The Nominating and Corporate Governance Committee’s policy is to consider nominees properly recommended by the Company’s stockholders in accordance with the Company’s Articles of Incorporation, Bylaws and applicable law.
In addition, any stockholder who wishes to propose a nominee to the Board of Directors or propose any other business to be considered by the stockholders (other than a stockholder proposal to be included in the Company’s proxy materials pursuant to Rule 14a-8 of the Exchange Act) must comply with the advance notice provisions and other requirements of the Company’s Bylaws, a copy of which has been filed with the SEC as an exhibit to this Registration Statement and may be obtained from the Company’s Secretary upon request. Proposals must be sent to the Company’s Secretary at Barings Private Credit Corporation, 300 South Tryon Street, Suite 2500, Charlotte, North Carolina 28202.

Item 6.	Executive Compensation.
Compensation of Executive Officers
We do not currently have any employees and do not expect to have any employees. Our executive officers are employees of Barings and do not receive any direct compensation from us. Barings serves as our external investment adviser and manages our investment portfolio under the terms of the Investment Advisory Agreement, in connection with which we pay Barings a base management fee and an incentive fee, the details of which are set forth in “Item 1. Business – Investment Advisory Agreement.” Our day-to-day investment operations are managed by Barings and services necessary for its business, including the origination and administration of its investment portfolio are provided by individuals who are employees of Barings, as investment adviser and administrator, pursuant to the terms of the Investment Advisory Agreement and the Administration Agreement. The Company reimburses Barings, in its capacity as administrator, for the cost and expenses incurred by it in performing its obligations and providing personnel and facilities under the Administration Agreement in an amount negotiated and mutually agreed to by the Company and Barings quarterly in arrears. In no event will the agreed-upon quarterly expense amount exceed the amount of expenses that would otherwise be reimbursable by the Company under the Administration Agreement for the applicable quarterly period, and Barings will not be entitled to the recoupment of any amounts in excess of the agreed-upon quarterly expense amount.
Compensation of Directors
Each Independent Director of the Board is paid an annual board retainer of $60,000, payable in quarterly installments. In addition, the Company reimburses Independent Directors for any out-of-pocket expenses related to their service as members of the Board of Directors. The Independent Directors of the Board do not receive any stock-based compensation for their service as members of the Board. The Company’s directors who are employed by Barings do not receive any compensation for their service as members of the Board.

Item 7.	Certain Relationships and Related Transactions, and Director Independence.
Director Independence
While we are not listed on any public securities exchange, we intend to comply with listing standards of the New York Stock Exchange (“NYSE”) requiring listed companies to have a board of directors with at least a majority of independent directors. The NYSE listing standards provide that a director of a BDC will be considered to be independent if he or she is not an “interested person” of the Company, as defined in Section 2(a)(19) of the 1940 Act.
Based on these standards, the Board has determined that Bernard Harris, Mark Mulhern, Jill Olmstead and Thomas Okel are independent (or not “interested persons” of the Company). Based upon information requested from each such director concerning his or her background, employment and affiliations, the Board has affirmatively determined that none of the independent directors has a material business or professional relationship with the Company, other than in his or her capacity as a member of the Board or any committee thereof. All of the members of the Audit Committee and Nominating and Corporate Governance Committee are not “interested persons” as defined in Section 2(a)(19) of the 1940 Act.
Certain Relationships and Related Transactions
Conflicts Relating to Barings
Various potential and actual conflicts of interest may arise from the overall investment activities of Barings for their own accounts and for the accounts of others. The following briefly summarizes some of these conflicts, but is not intended to be an exhaustive list of all such conflicts.
Barings, its affiliates, its partners and employees (collectively, “Barings Affiliates”) may engage in any other business and furnish investment management and advisory services and other types of services to others which may include, without limitation, serving as investment manager or sponsor of other collective investment vehicles or managed accounts that acquire interests in, provide financing to or otherwise deal in securities or other investments that would be suitable investments for the Company. In addition, Barings Affiliates may invest for their own account in the types of investments in which the Company may invest or manage certain investment vehicles in which they may hold such investments in a principal capacity. Barings Affiliates furnish investment management or advisory services to other persons with investment policies similar or different to those of the Company, including, but not limited to, BBDC and BCIC. Such persons may own securities or other instruments of the same class or type or which may be senior to those held by the Company, and they have incentives, financial or otherwise, to favor certain accounts or vehicles over others. There is no assurance that accounts with similar strategies or investment objectives will hold the same investments or perform in a similar manner. This and other future activities of Barings Affiliates may give rise to additional conflicts of interest.
Situations may occur where the Company could be disadvantaged because of the investment activities conducted by Barings Affiliates for other investment accounts. Barings Affiliates may face conflicts of interest in managing the underlying investments, to the extent that an investment decision that benefits one Barings fund or account (including the Company) may disadvantage another. For example, it may be in the best interest of a co-investing fund or account to sell an investment while being in the best interest of the Company to continue to hold it (and vice versa). In addition, investments by the Company alongside other Barings funds may result in the incurrence of additional investment expense and delays as a result of the greater structural complexity faced by Barings Affiliates in seeking to address the needs of multiple funds and/or accounts, which may have investment objectives and/or sensitivities that conflict or are otherwise at odds with one another.
Subject to 1940 Act restrictions, from time to time, Barings may acquire for other investment accounts, or for its own account or the accounts of employees, securities or other financial instruments of an issuer which are senior or junior to securities or financial instruments of the same issuer that are held by, or acquired for, the Company, and in such capacity, may have interests that are adverse or different to those of the Company. Additionally, the differing investment programs and projected investment horizons of the Company and the investment accounts managed by Barings may result in the Company taking positions in securities that conflict with positions in such securities taken by other accounts managed by Barings Affiliates, including variations in timing of transactions in such securities and the simultaneous holding by the Company and other accounts of Barings Affiliates of long and short positions relating to the same security. Barings Affiliates may have ongoing relationships with issuers whose securities or assets are held by or are being considered for the Company. Due to their various activities, any of the Barings Affiliates may be in possession of confidential information or material, non-public information or be otherwise restricted from effecting transactions for the Company that otherwise might have been initiated. At times, Barings Affiliates, in an effort to avoid such restrictions, may elect not to receive information, even if advantageous to the Company, that other market participants or counterparties have received or are eligible to receive.
Barings Personnel
Barings’ professional staff devote such time and effort in conducting activities on behalf of the Company as Barings’ reasonably determines appropriate to perform its duties to the Company. However, our Barings’ employees, including the U.S. Investment Team, serve, or may serve, as officers, directors, members, or principals of entities that operate in the same or a related line of business as we do, or of investment funds, accounts, or investment vehicles managed by Barings Affiliates.
Investment Advisory Agreement
In the course of our investing activities, we will pay management and incentive fees to Barings. We have entered into an Investment Advisory Agreement with Barings that provides that a portion of these fees is based on the value of our gross assets. As a result, investors in our common stock will invest on a “gross” basis and receive distributions on a “net” basis after expenses, resulting in a lower rate of return than one might achieve through direct investments. Because these fees are based on the value of our gross assets, Barings will benefit when we incur debt or use leverage. Additionally, under the incentive fee structure, Barings may benefit when capital gains are recognized and, because Barings will determine when to sell a holding, Barings will control the timing of the recognition of such capital gains. As a result of these arrangements, there may be times when the management team of Barings has interests that differ from those of our stockholders, giving rise to a conflict. Furthermore, there is a risk Barings will make more speculative investments in an effort to receive this payment.
The incentive fee payable to Barings is computed and paid on income that may include interest income that has been accrued but not yet received in cash. This fee structure may give rise to a conflict of interest for Barings to the extent that it encourages Barings to favor debt financings that provide for deferred interest, rather than current cash payments of interest. Barings may have an incentive to invest in deferred interest securities in circumstances where it would not have done so but for the opportunity to continue to earn the incentive fee even when the issuers of the deferred interest securities would not be able to make actual cash payments to us on such securities. This risk could be increased because, under our Investment Advisory Agreement, Barings is not obligated to reimburse us for incentive fees it receives even if we subsequently incur losses or never receive in cash the deferred income that was previously accrued.
Many of our portfolio investments will be in the form of loans and securities that are not publicly traded and for which no market based price quotation is available. As a result, our Board will determine the fair value of these loans and securities in good faith as described in “Item 1A. Risk Factors—Risks Relating to Our Business and Structure—Our investment portfolio is recorded at fair value as determined in good faith by our Board and, as a result, there will be uncertainty as to the value of our portfolio investments.” In connection with that determination, the valuations provided to the Board may be based upon the most recent portfolio company financial statements available and projected financial results of each portfolio company. While the valuation for our loans and equity investments that are not syndicated or for which market quotations are not readily available, including middle-market loans, will generally be submitted to an independent provider to perform an independent valuation as of the end of each quarter, the ultimate determination of fair value will be made by our Board and not by such third-party valuation firm. In addition, our directors who are not Independent Directors have indirect ownership and pecuniary interests in Barings. The participation of Barings’ investment professionals in our valuation process, and the pecuniary interest in Barings by certain members of our Board, could result in a conflict of interest as Barings’ management fee is based on the value of our gross assets, and our incentive fees may be affected by realized gains and realized and unrealized losses.
Administration Agreement
We have entered into an Administration Agreement with Barings pursuant to which Barings furnishes us with office facilities and equipment and provides us with the clerical, bookkeeping, recordkeeping and other administrative services necessary to conduct day-to-day operations. Under this Administration Agreement,

Barings performs, or oversees the performance of, our required administrative services, which include, among other things, being responsible for the financial records which we are required to maintain and preparing reports to our stockholders and reports filed with the SEC. Certain of our officers and directors own indirect pecuniary interests in Barings.
The Company reimburses Barings for the costs and expenses incurred by it in performing its obligations and providing personnel and facilities under the Administration Agreement in an amount negotiated and mutually agreed to by the Company and Barings quarterly in arrears. In no event will the agreed-upon quarterly expense amount exceed the amount of expenses that would otherwise be reimbursable by the Company under the Administration Agreement for the applicable quarterly period, and Barings will not be entitled to the recoupment of any amounts in excess of the agreed-upon quarterly expense amount. See “Item 1. Business – Administration Agreement” for more information.
Barings may enter into one or more agreements with third parties for them to provide certain administrative services to the Company.
Expense Support Agreement
We have entered into the Expense Support Agreement with Barings, pursuant to which Barings may elect to pay Expense Payments on our behalf, including organization and offering expenses, provided that no portion of the payment will be used to pay any interest expense or, if applicable following receipt of the Multi-Class Exemptive Relief, if any, distribution and/or shareholder servicing fees of the Company. Any Expense Payment that Barings commits to pay must be paid by Barings to us in any combination of cash or other immediately available funds no later than forty-five days after such commitment is made in writing, and/or offset against amounts due from us to Barings or its affiliates. If Barings elects to pay certain of our expenses, Barings will be entitled to reimbursement of such expenses from us if Available Operating Funds exceed the cumulative distributions accrued to our stockholders, subject to the terms of the Expense Support Agreement. See “Item 1. Business – Expense Support and Conditional Reimbursement Agreement.”
Conflicts Relating to the Purchase and Sale of Investments
Allocation of Investment Opportunities
Except as may be required by the terms of the Exemptive Relief, none of the Barings Affiliates is under any obligation to offer investment opportunities of which it becomes aware to the Company or to account to the Company or share with the Company or inform the Company of any investments before offering investments to other funds or accounts that Barings manages or advises. Furthermore, Barings Affiliates may make an investment on behalf of any account they manage or advise without offering the investment opportunity to, or making any investment on behalf of, the Company, and Barings Affiliates may make an investment on their own behalf without offering the investment opportunity to the Company, subject to the terms of Barings’ allocation policies and procedures and compliance with the terms and conditions under the Exemptive Relief. Affirmative obligations exist or may arise in the future, whereby Barings Affiliates are obligated to offer certain investments to funds or accounts that Barings Affiliates manage or advise before or without Barings Affiliates offering those investments to the Company. In addition, Barings may make investments on behalf of the Company in securities or other assets that it has declined to invest in for its own account, the account of any of its affiliates or the account of its other clients.
The 1940 Act generally prohibits BDCs from making certain negotiated co-investments with certain affiliates absent an order from the SEC permitting the BDC to do so. Pursuant to Barings’ Exemptive Relief, the Company is generally permitted to co-invest with funds affiliated with Barings if a “required majority” (as defined in Section 57(o) of the 1940 Act) of the Company’s independent directors make certain conclusions in connection with a co-investment transaction, including that (1) the terms of the transaction, including the consideration to be paid, are reasonable and fair to the Company and its stockholders and do not involve overreaching in respect of the Company or its stockholders on the part of any person concerned and (2) the transaction is consistent with the interests of the Company’s stockholders and is consistent with the Company’s investment objective and strategies. Co-investments made under the Exemptive Relief are subject to compliance with the conditions and other requirements contained in the Exemptive Relief, which could limit the Company’s ability to participate in a co-investment transaction.

The Company’s executive officers and the members of the Investment Committee, as well as the other principals of Barings, manage other funds affiliated with Barings, including BBDC, BCIC and other closed-end investment companies. In addition, Barings’ investment team has responsibilities for managing U.S. and global middle-market debt investments for certain other investment funds and accounts. Accordingly, they have obligations to investors in those entities, the fulfillment of which may not be in the best interests of, or may be adverse to the interests of, the Company or its stockholders. In addition, certain of the other funds and accounts managed by Barings may provide for higher management or incentive fees, greater expense reimbursements or overhead allocations, or permit Barings and its affiliates to receive higher origination and other transaction fees, all of which may contribute to this conflict of interest and create an incentive for Barings to favor such other funds or accounts. Although the professional staff of Barings will devote as much time to the Company’s management as appropriate to enable Barings to perform its duties in accordance with the Investment Advisory Agreement, the investment professionals of Barings may have conflicts in allocating their time and services among the Company, on the one hand, and the other investment vehicles managed by Barings or one or more of its affiliates on the other hand.
Barings may face conflicts in allocating investment opportunities between the Company and affiliated investment vehicles that have overlapping investment objectives with ours, including BBDC and BCIC. In addition, the Company may not be made aware of and/or be given the opportunity to participate in certain investments made by investment funds which are managed by advisers affiliated with Barings and do not participate in the co-investment program described in the Exemptive Relief. In situations where co-investment with other affiliated funds or accounts is not permitted or appropriate, Barings will need to decide which account will proceed with the investment in accordance with its allocation policies and procedures. Although Barings will endeavor to allocate investment opportunities in a fair and equitable manner in accordance with its allocation policies and procedures, it is possible that, in the future, the Company may not be given the opportunity to participate in investments made by investment funds managed by Barings or an investment manager affiliated with Barings if such investment is prohibited by the Exemptive Relief or the 1940 Act. These restrictions, and similar restrictions that limit the Company’s ability to transact business with its officers or directors or their affiliates, including funds managed by Barings, may limit the scope of investment opportunities that would otherwise be available to the Company.
Item 8.	Legal Proceedings.
Neither we, the Investment Adviser, nor our subsidiaries are currently subject to any material pending legal proceedings, other than ordinary routine litigation incidental to our businesses. We, the Investment Adviser, and our subsidiaries may from time to time, however, be involved in litigation arising out of our operations in the normal course of business or otherwise. Furthermore, third parties may seek to impose liability on us in connection with the activities of our portfolio companies. While the outcome of any current legal proceedings cannot at this time be predicted with certainty, we do not expect any current matters will materially affect our financial condition or results of operations; however, there can be no assurance whether any pending legal proceedings will have a material adverse effect on our financial condition or results of operations in any future reporting period.
Item 9.	Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters.
Market Information
We do not intend to list our shares on a national securities exchange, and the Board does not expect to complete a liquidity event within any specific time period, if at all. A liquidity event could include a merger or another transaction approved by the Board in which stockholders will receive cash or shares of a publicly traded company, or a sale of all or substantially all of its assets either on a complete portfolio basis or individually followed by a liquidation and distribution of cash to our stockholders. A liquidity event also may include a sale, merger or other transaction with one or more affiliated investment companies managed by Barings. A liquidity event involving a merger or sale of all or substantially all of our assets would require the approval of our stockholders in accordance with our Articles of Incorporation.
In making a determination of whether and what type of liquidity event is in the best interests of our stockholders, the Board, including the Independent Directors, may consider a variety of criteria, including but not limited to such factors as the trading prices of other comparable vehicles that are publicly traded, portfolio diversification and allocation, portfolio performance, our financial condition, potential access to capital and the potential for stockholder liquidity. At this time, we do not know what circumstances will exist in the future and therefore we do not know what factors the Board will consider in determining whether or when to pursue a liquidity event in the future.
Prior to a liquidity event, our share repurchase program, if implemented, may provide a limited opportunity for our stockholders to have their shares of common stock repurchased, subject to certain restrictions and limitations, at a price which may reflect a discount from the purchase price paid for the shares being repurchased. See “– Share Repurchase Program” below.
Transfer and Resale Restrictions
Our common stock will not be registered under the Securities Act. The shares of common stock issued in the Private Offering are expected to be exempt from registration requirements pursuant to Section 4(a)(2) of and Regulation D under the Securities Act.
Because our shares of common stock are being acquired by investors in one or more transactions “not involving a public offering,” they will be “restricted securities.” The shares of common stock offered and sold in the Private Offering may not be sold or transferred (i) except as permitted under the Subscription Agreement, including in connection with transfers to the Company in connection with the Company’s share repurchase program and (ii) unless they are registered under the Securities Act and under any other applicable securities laws or an exemption from such registration thereunder is available (in which case the stockholder may, at our option, be required to provide us with a legal opinion, in form and substance satisfactory to us, that registration is not required).
Accordingly, an investor must be willing to bear the economic risk of investment in the common stock until we are liquidated. No sale, transfer, assignment, pledge or other disposition, whether voluntary or involuntary, of the common stock may be made except by registration of the transfer on our books. Each transferee will be required to execute an instrument agreeing to be bound by these restrictions and the other restrictions imposed on the common stock and to execute such other instruments or certifications as are reasonably required by us.
Holders
Please see “Item 4. Security Ownership of Certain Beneficial Owners and Management” for disclosure regarding the holders of shares of our common stock.
Share Repurchase Program
Beginning no later than the first full calendar quarter after the one-year anniversary of the Initial Closing, and at the discretion of the Board, we intend to commence a share repurchase program in which we intend to repurchase, in each quarter, up to 5% of our shares of common stock outstanding as of the close of the previous calendar quarter. The Board may amend, suspend or terminate the share repurchase program if it deems such action to be in our best interest and the best interest of our stockholders. As a result, share repurchases may not be available each quarter. We intend to conduct such repurchase offers in accordance with the requirements of Rule 13e-4 promulgated under the Exchange Act and the 1940 Act and subject to compliance with applicable covenants and restrictions under our financing arrangements. All shares purchased by us pursuant to the terms of each tender offer will be redeemed and thereafter will be authorized and unissued shares.
Under our share repurchase program, to the extent we offer to repurchase shares in any particular quarter, we expect to repurchase shares pursuant to tender offers using a purchase price equal to the net asset value per share as of the last calendar day of the applicable quarter; provided that, we and Barings have applied for exemptive relief from SEC that, if granted, will permit us to repurchase shares that have not been outstanding for at least one year at 98% of such net asset value pursuant to such tender offers (an “Early Repurchase Deduction”). There can be no assurance that the SEC will issue such order for exemptive relief. The one-year holding period will be measured as of the subscription closing date immediately following the prospective repurchase date. The Early Repurchase Deduction may be waived in the case of repurchase requests arising from the death, divorce or qualified disability of the holder. The Early Repurchase Deduction will be retained by the Company for the benefit of remaining stockholders.

Stockholders may tender all of the shares of common stock that they own. There is no repurchase priority for a stockholder under the circumstances of death or disability of such stockholder.
In the event the amount of shares tendered exceeds the repurchase offer amount, shares will be repurchased on a pro rata basis. All unsatisfied repurchase requests must be resubmitted in the next quarterly tender offer, or upon the recommencement of the share repurchase program, as applicable. We will have no obligation to repurchase shares, including if the repurchase would violate the restrictions on distributions under federal law or Maryland law. The limitations and restrictions described above may prevent us from accommodating all repurchase requests made in any quarter. Our share repurchase program has many limitations, including the limitations described above, and should not in any way be viewed as the equivalent of a secondary market.
We will offer to repurchase shares on such terms as may be determined by the Board in its complete and absolute discretion unless, in the judgment of our Independent Directors, such repurchases would not be in the best interests of our stockholders or would violate applicable law. There is no assurance that the Board will exercise its discretion to offer to repurchase shares or that there will be sufficient funds available to accommodate all of our stockholders’ requests for repurchase. As a result, we may repurchase less than the full amount of shares that a stockholder requests to have repurchased. If we do not repurchase the full amount of a stockholder’s shares that the stockholder has requested to be repurchased, or we determine not to make repurchases of our shares, such stockholder will likely not be able to dispose of its shares, even if we under-perform. Any periodic repurchase offers will be subject in part to our available cash and compliance with the RIC qualification and diversification rules and the 1940 Act. Stockholders will not pay a fee to us in connection with our repurchase of shares under the share repurchase program.
The Company will repurchase shares from stockholders pursuant to written tenders on terms and conditions that the Board determines to be fair to the Company and to all stockholders. When the Board determines that the Company will repurchase shares, notice will be provided to stockholders describing the terms of the offer, containing information stockholders should consider in deciding whether to participate in the repurchase opportunity and containing information on how to participate. Stockholders deciding whether to tender their shares during the period that a repurchase offer is open may obtain the Company’s most recent net asset value per share by viewing the documents we file with the SEC, through its EDGAR page at http://www.sec.gov. However, our repurchase offers will generally use the net asset value on or around the last business day of a calendar quarter, which will not be available until after the expiration of the applicable tender offer, so stockholders will not know the exact price of shares in the tender offer when they make their decision whether to tender their shares.
Repurchases of shares from stockholders by the Company will be paid in cash promptly after the determination of the relevant net asset value per share is finalized. Repurchases will be effective after receipt and acceptance by the Company of eligible written tenders of shares from stockholders by the applicable repurchase offer deadline. The Company does not impose any charges in connection with repurchases of shares.
The majority of our assets will consist of instruments that cannot generally be readily liquidated without impacting our ability to realize full value upon their disposition. Therefore, we may not always have sufficient liquid resources to make repurchase offers. In order to provide liquidity for share repurchases, we intend to generally maintain under normal circumstances an allocation to syndicated loans and other liquid investments. We may fund repurchase requests from sources other than cash flow from operations, including, without limitation, the sale of assets, borrowings, return of capital or offering proceeds, and we have no limits on the amounts we may pay from such sources. Should making repurchase offers, in our judgment, place an undue burden on our liquidity, adversely affect our operations or risk having an adverse impact on the company as a whole, or should we otherwise determine that investing our liquid assets in originated loans or other illiquid investments rather than repurchasing our shares is in the best interests of the Company as a whole, then we may choose to offer to repurchase fewer shares than described above, or none at all.
In the event that any stockholder fails to maintain the minimum balance of $5,000 in aggregate net asset value of shares of our common stock, we may repurchase all of the shares held by that stockholder at the repurchase price in effect on the date we determine that the stockholder has failed to meet the minimum balance, less any Early Repurchase Deduction (if applicable). Minimum account repurchases will apply even in the event that the failure to meet the minimum balance is caused solely by a decline in our net asset value. Minimum account repurchases are subject to Early Repurchase Deduction (if applicable).

Payment for repurchased shares may require us to liquidate portfolio holdings earlier than Barings would otherwise have caused these holdings to be liquidated, potentially resulting in losses, and may increase our investment-related expenses as a result of higher portfolio turnover rates. Barings intends to take measures, subject to policies as may be established by the Board, to attempt to avoid or minimize potential losses and expenses resulting from the repurchase of shares.
Item 10.	Recent Sales of Unregistered Securities.
We have entered into and expect to enter into additional Subscription Agreements with a number of investors in connection with the Private Offering, pursuant to which have issued and sold, and expect to issue and sell shares of our common stock under the exemption provided by Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder.
The Initial Closing of the Private Offering occurred on May 10, 2021, in connection with which we sold 22,500,000 common units in exchange for gross proceeds of $450 million. The common units issued in the Initial Closing subsequently converted, on a one-to-one basis, into shares of common stock in connection with our conversion to a Maryland corporation. We used the proceeds of the Initial Closing, along with borrowings under the Revolving Credit Facility to acquire the Initial Portfolio from MassMutual and CM Life.
Prior to the Initial Closing, we sold 50 common units to Barings LLC in exchange for $1,000 in seed capital in a private transaction under the exemption provided by Section 4(a)(2) of the Securities Act. Following our conversion to a Maryland corporation, in connection with which Barings LLC’s common units converted, on a one-to-one basis, into shares of common stock, we repurchased the 50 shares of common stock held by Barings LLC for $1,000.
Item 11.	Description of Registrant’s Securities to be Registered.
We were formed as a Maryland limited liability company named Barings Private Credit LLC on April 2, 2021 and converted to a Maryland corporation named Barings Private Credit Corporation effective on May 13, 2021. The following description is based on relevant portions of the MGCL and in our Articles of Incorporation and Bylaws. This summary is not necessarily complete, and we refer you to the MGCL and our Articles of Incorporation and Bylaws, which have been filed as exhibits to this Registration Statement, for a more detailed description of the provisions summarized below.
General
Our authorized stock consists of 499,950,000 shares of common stock, par value $0.001 per share, and 50,000 shares of preferred stock, $0.001 par value per share. There are no outstanding options or warrants to purchase our stock. No stock has been authorized for issuance under any equity compensation plans. Under Maryland law, our stockholders generally are not personally liable for our debts or obligations.
Our Articles of Incorporation provide that a majority of our Board, without any action by stockholders, may amend the Articles of Incorporation from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we have authority to issue. If shares of one class or series of stock are classified or reclassified into shares of another class or series of stock pursuant to our Articles of Incorporation, the number of authorized shares of the former class or series will be automatically decreased and the number of shares of the latter class or series will be automatically increased, in each case by the number of shares so classified or reclassified, so that the aggregate number of shares of stock of all classes and series that we have authority to issue will not be more than 500,000,000 shares in total.
Common Stock
All shares of our common stock have equal rights as to earnings, assets, dividends and voting and, when they are issued, will be duly authorized, validly issued, fully paid and non-assessable. Dividends and distributions may be paid to the holders of our common stock if, as and when authorized by our Board and declared by us out of funds legally available therefore. Shares of our common stock have no preemptive, exchange, conversion, or subscription or redemption rights and are freely transferable, except when their transfer is restricted by the Articles of Incorporation, federal and state securities laws or by contract (including any subscription agreement pursuant to which an investor received shares of common stock). In the event of our liquidation, dissolution or winding up, each share of our common stock would be entitled to share ratably in all of our assets that are legally available for distribution after we pay all debts and other liabilities and subject to any preferential rights of holders of our preferred stock, if any preferred stock is outstanding at such time. Each share of our common stock is entitled to one vote on all matters submitted to a vote of stockholders, including the election of directors, and will vote as a single class. Except as provided with respect to any other class or series of stock, the holders of our common stock will possess exclusive voting power. There is no cumulative voting in the election of directors.
Following receipt of the Multi-Class Exemptive Relief, if any, each class of common stock will represent an investment in the same pool of assets and shall have the same preferences, conversion and other rights, voting powers, privileges, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption as each other class of common stock except for such differences may be clearly and expressly set forth in our charter. In addition, following receipt of the Multi-Class Exemptive Relief, if any, dividends and distributions may be paid upon shares of different classes of our common stock (which shall be done pro rata among the stockholders of shares of a specific class) at the same time and in different per share amounts on such class of common stock, if, as and when authorized by the Board and declared by us out of funds legally available therefore. As a result of such differences in dividend amounts, as well as potential differences in various fees and charges imposed on the different classes of our common stock, shares of different classes of our common stock may experience different returns.
Because of the different distribution fees, stockholder services fees and any other class expenses that may be attributable to the different classes of shares of our common stock, following receipt of the Multi-Class Exemptive Relief, if any, the net income attributable to, and any distributions payable on, each class of shares may differ from each other from time to time. As a result, the net asset value per share of the classes may differ over time. The Company’s expenses, respectively allocated to a particular class of shares, will be borne on a pro rata basis by each outstanding share of that class.
Limitation on Liability of Directors and Officers; Indemnification and Advance of Expenses
Our Articles of Incorporation contain a provision which eliminates directors’ and officers’ liability to the Company or our stockholders for money damages to the maximum extent permitted by Maryland law, subject to the requirements of the 1940 Act.
Maryland law requires a Maryland corporation (unless its articles of incorporation provide otherwise, which our Articles of Incorporation do not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity. Maryland law permits a Maryland corporation to include in its articles of incorporation a provision indemnifying any director or officer made a party to a proceeding by reason of his or her service in such capacity until such time as it is “established” that (i) the act or omission of the director or officer was committed in bad faith or was the result of active and deliberate dishonesty and was material to the matter giving rise to the proceeding; (ii) the individual actually received an improper personal benefit in money, property, or services; or (iii) in the case of any criminal proceeding, the individual had reasonable cause to believe that the act or omission was unlawful.
However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received unless, in either case, a court orders indemnification, and then only for expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer in advance of final disposition of a proceeding upon the corporation’s receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.
Our Articles of Incorporation require us, to the maximum extent permitted by Maryland law and subject to the requirements of the 1940 Act, to indemnify and pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any individual who is a present or former director or officer of the Company who is made or threatened to be made a party to a proceeding by reason of his or her service in that capacity, or (b) any individual who, while a director or officer of the Company and at the request of the Company, serves or has served as a director, officer, partner, member, manager or trustee of another corporation, real estate investment trust, partnership, joint venture, limited liability company, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to a proceeding by reason of his or her service in that capacity. The Company has the power, with the approval of our Board, to provide such indemnification and advancement of expenses to a person who served a predecessor of the Company in any of the capacities described in (a) or (b) above and to any employee or agent of the Company or a predecessor of the Company. The Board may take such actions as necessary to carry out these provisions.
Notwithstanding the foregoing, any advancement of expenses pursuant to the Articles of Incorporation will not be made to any person except upon, and only upon, delivery to the Company of (a) a written affirmation by such person of his or her good faith belief that the standard of conduct necessary for indemnification by the Company under the MGCL has been met and (B) a written undertaking by or on behalf of such person to repay any advancement of expenses if it ultimately is determined by a final, non-appealable judicial decision that such person has not met the applicable standard of conduct necessary for indemnification under the MGCL. Any such undertaking will be an unlimited, non-interest bearing general obligation of such person but need not be secured and will be accepted by the Company without reference to the financial ability of such person to make repayment.
In accordance with the 1940 Act, we will not indemnify any person for any liability to which such person would be subject by reason of such person’s willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office.
We have entered into indemnification agreements with our directors and executive officers. The indemnification agreements provide our directors and executive officers the maximum indemnification permitted under the MGCL and the 1940 Act.
Maryland Anti-takeover Law
The MGCL and our Articles of Incorporation and Bylaws contain provisions that could make it more difficult for a potential acquirer to acquire us by means of a tender offer, proxy contest or otherwise, the material ones of which are discussed below. These provisions are expected to discourage certain coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to negotiate first with our Board. We expect the benefits of these provisions to outweigh the potential disadvantages of discouraging any such acquisition proposals because, among other things, the negotiation of such proposals may improve their terms.
Classified Board of Directors
Our Board is divided into three classes of directors serving staggered three-year terms, with the term of office of only one of the three classes expiring each year. At each annual meeting of stockholders, directors of the class of directors whose term expires at such meeting will be elected to hold office for a term expiring at the third succeeding annual meeting of stockholders following the meeting at which they were elected and until their successors are duly elected and qualified. A classified board may render a change in control of the Company or removal of our incumbent management more difficult. We believe, however, that the longer time required to elect a majority of a classified board of directors helps to ensure the continuity and stability of our management and policies.
Election of Directors
Our Bylaws provide that the affirmative vote of the holders of a plurality of all votes cast at a meeting of stockholders duly called, and at which a quorum is present, will be required to elect a director.
Number of Directors; Vacancies; Removal
Our Articles of Incorporation and Bylaws provide that the number of directors will be set only by the Board. Our Bylaws provide that a majority of our entire Board may at any time increase or decrease the number of directors. However, the number of directors may never be less than the minimum number required by the MGCL nor, unless our Bylaws are amended, more than 15. We have elected to be subject to the provision of Subtitle 8 of Title 3 of the MGCL regarding the filling of vacancies on the Board. Accordingly, except as may be provided by our Board in setting the terms of any class or series of stock, any and all vacancies on the Board, including a vacancy resulting from an enlargement of the Board, may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy will serve for the remainder of the full term of the directorship in which the vacancy occurred and until a successor is elected and qualifies, subject to any applicable requirements of the 1940 Act. Our Articles of Incorporation provide that a director may be removed only for cause, as defined in our Articles of Incorporation, and then only by the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of directors.
Action by Stockholders
Under the MGCL, stockholder action can be taken only at an annual or special meeting of stockholders or (unless the articles of incorporation provide for stockholder action by less than unanimous written consent, which our Articles of Incorporation do not) by unanimous written consent in lieu of a meeting. These provisions, combined with the requirements of our Bylaws regarding the calling of a stockholder-requested special meeting of stockholders discussed below, may have the effect of delaying consideration of a stockholder proposal indefinitely.
Advance Notice Provisions for Stockholder Nominations and Stockholder Proposals
Our Bylaws provide that with respect to an annual meeting of stockholders, nominations of persons for election to the Board and the proposal of business to be considered by stockholders may be made only (1) pursuant to the Company’s notice of meeting, (2) by or at the direction of the Board or (3) by any stockholder of the Company who was a stockholder of record both at the time of giving of notice under the Bylaws and at the time of the annual meeting, who is entitled to vote at the meeting in the election of each individual so nominated or on any such other business and who has complied with the advance notice provisions and informational requirements of the Bylaws. With respect to special meetings of stockholders, only the business specified in our notice of the meeting may be brought before the meeting. Nominations of persons for election to the Board at a special meeting may be made only (1) by or at the direction of the Board or (2) provided that the special meeting has been called in accordance with our Bylaws for the purposes of electing directors, by a stockholder who was a stockholder of record at the time of provision of notice under the Bylaws, at the record date set by the Board for purposes of the meeting and at the time of the meeting, who is entitled to vote at the meeting and who has complied with the advance notice provisions and informational requirements of the Bylaws.
The purpose of requiring stockholders to give us advance notice of nominations and other business is to afford our Board a meaningful opportunity to consider the qualifications of the proposed nominees and the advisability of any other proposed business and, to the extent deemed necessary or desirable by our Board, to inform stockholders and make recommendations about such qualifications or business, as well as to provide a more orderly procedure for conducting meetings of stockholders. Although our Bylaws do not give our board of directors any power to disapprove stockholder nominations for the election of directors or proposals recommending certain action, they may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if proper procedures are not followed and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal without regard to whether consideration of such nominees or proposals might be harmful or beneficial to us and our stockholders.
Calling of Special Meetings of Stockholders
Our Bylaws provide that special meetings of stockholders may be called by our Board, its chairman and certain of our officers. Additionally, our Bylaws provide that, subject to the satisfaction of certain procedural and informational requirements by the stockholders requesting the meeting, a special meeting of stockholders will be called by the Company’s secretary upon the written request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast at such meeting.
Approval of Extraordinary Corporate Action; Amendment of Articles of Incorporation and Bylaws
Under Maryland law, a Maryland corporation generally cannot dissolve, amend its articles of incorporation, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business, unless approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. However, a Maryland corporation may provide in its articles of incorporation for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. Our Articles of Incorporation provide that, except with respect to removal of directors, approval of certain amendments to the Articles of Incorporation and approval of certain extraordinary actions, any action will be effective and valid if declared advisable by the Board and taken or approved by the affirmative vote of stockholders entitled to cast a majority of all the votes entitled to be cast on the matter.
Under our Articles of Incorporation, the following extraordinary actions and amendments to the Articles of Incorporation generally require the affirmative vote of the stockholders entitled to cast at least 80% of the votes entitled to be cast generally in the election of directors, with holders of each class or series of shares voting as a separate class: (a) any amendment to the Articles of Incorporation to make the shares of common stock “redeemable securities” and any other proposal to convert the Company to an “open-end company” (as defined in the 1940 Act); (b) the liquidation or dissolution of the Company and any amendment to the Articles of Incorporation to effect such liquidation or dissolution; (c) any amendment to, or any amendment inconsistent with the provisions of Section 5.1, 5.2, 5.7, 6.6, 7.1 or 7.2 of the Articles of Incorporation; (d) any merger, consolidation, conversion, share exchange or sale or exchange of all or substantially all of the assets of the Company that the MGCL requires be approved by the stockholders; and (e) any transaction between (1) the Company and (2) a person, or group of persons acting together (including, without limitation, a “group” for purposes of Section 13(d) of the Exchange Act or any successor provision) that is entitled to exercise or direct the exercise, or acquire the right to exercise or direct the exercise, directly or indirectly, other than solely by virtue of a revocable proxy, of one-tenth or more of the voting power in the election of directors generally, or any person controlling, controlled by or under common control with, or employed by or acting as an agent of, any such person or member of such group.
However, if the Continuing Directors (as defined below) of the Company, by a vote of at least a majority of such Continuing Directors, in addition to approval by our Board, approve such proposal, transaction or amendment referred to in clauses (a)-(e) in the preceding paragraph, the affirmative vote of the holders of a majority of the votes entitled to be cast on the matter will be sufficient to approve such proposal, transaction or amendment. In addition, with respect to any transaction referred to in clause (b) of the preceding paragraph, if such transaction is approved by the Continuing Directors, by a vote of at least majority of such Continuing Directors, no stockholder approval of the transaction will be required unless the MGCL, the 1940 Act or another provision of the Articles of Incorporation or Bylaws otherwise requires such approval. “Continuing Directors” means (i) the directors identified in the Articles of Incorporation, (ii) the directors who are nominated for election by the Board to fill vacancies on the Board and approved by a majority of the directors identified in the Articles of Incorporation or (iii) any successor directors nominated for election and approved by a majority of the Continuing Directors or successor Continuing Directors, who are on the Board at the time of the nomination or election, as applicable.
Our Articles of Incorporation provide that the Board has the exclusive power to make, alter, amend or repeal any provision of our Bylaws.
No Appraisal Rights
Except with respect to appraisal rights arising in connection with the Control Share Act discussed below, as permitted by the MGCL, our Articles of Incorporation provide that stockholders will not be entitled to exercise appraisal rights unless a majority of the Board determines such rights apply.
Control Share Acquisitions
The MGCL provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding all interested shares (the “Control Share Act”). Shares owned by the acquirer, by officers or by directors who are employees of the corporation are excluded from shares entitled to vote on the matter. Control shares are voting shares of stock which, if aggregated with all other shares of stock owned by the acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;
•	one-third or more but less than a majority; or
•	a majority or more of all voting power.
The requisite stockholder approval must be obtained each time an acquirer crosses one of the thresholds of voting power set forth above. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition means the acquisition of control shares, subject to certain exceptions.
A person who has made or proposes to make a control share acquisition may compel the Board of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.
If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the corporation may redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. The right of the corporation to redeem control shares is subject to certain conditions and limitations, including, as provided in our Bylaws, compliance with the 1940 Act. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or of any meeting of stockholders at which the voting rights of the shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.
The Control Share Act does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (b) to acquisitions approved or exempted by the articles of incorporation or bylaws of the corporation. Our Bylaws contain a provision exempting from the Control Share Act any and all acquisitions by any person of our shares of stock. There can be no assurance that such provision will not be amended or eliminated at any time in the future. However, we will amend our Bylaws to be subject to the Control Share Act only if the Board determines that it would be in our best interests and if the SEC staff does not object to our determination that our being subject to the Control Share Act does not conflict with the 1940 Act.
Business Combinations
Under subtitle 6 of Title 3 of the MGCL (the “Business Combination Act”), “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:
•	any person who beneficially owns 10% or more of the voting power of the corporation’s shares; or
•
any affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation.

A person is not an interested stockholder under this statute if the board of directors approved in advance the transaction by which he otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.
After the five-year prohibition, any business combination between the corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

•	80% of all the votes entitled to be cast by outstanding shares of voting stock, voting together as a single voting group; and
•
two-thirds of the votes entitled to be cast by holders of voting stock other than voting stock held by an “interested stockholder” who is (or whose affiliate is) a party to the business combination or by an affiliate or associate of the interested stockholder, voting together as a single group.

Any dissenting stockholder in the above-described super-majority votes must be paid in accordance with the “fair price” formula described in the Business Combination Act, rather than at fair market value. These super-majority vote requirements do not apply if the corporation’s common stockholders receive from the bidder a minimum “fair price,” as defined under the MGCL, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.
The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of directors before the time that the interested stockholder becomes an interested stockholder. Our Board has adopted resolutions that (1) any business combination between us and any person who acquired shares of our Common Stock only in connection with our private placement of Common Stock is exempted from the provisions of the Business Combination Act, and (2) any business combination between us and any other person is exempted from the provisions of the Business Combination Act, provided that the business combination is first approved by our Board. These resolutions, however, may be altered or repealed, in whole or in part, at any time. If these resolutions are repealed, or our Board does not otherwise approve a business combination, the statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.
Conflicts with 1940 Act
Our Bylaws provide that, if and to the extent that any provision of the MGCL, including the Control Share Act (if we amend our Bylaws to be subject to such Act) and the Business Combination Act, or any provision of our Articles of Incorporation or Bylaws conflicts with any provision of the 1940 Act, the applicable provision of the 1940 Act will control.
Exclusive Forum
Under our Bylaws, unless we consent in writing to the selection of a different forum, the Circuit Court for Baltimore City, Maryland (the “Maryland Circuit Court”) or the state court located within Charlotte, North Carolina (the “NC State Court”), or, if neither of these courts have jurisdiction, the United States District Court for the District of Maryland, Baltimore Division or the United States District Court for the Western District of North Carolina, will be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Company, (b) any action asserting an internal corporate claim (as defined in the MGCL) or (c) any other action asserting a claim against the Company or any director or officer or other employee of the Company that is governed by the internal affairs doctrine. Any stockholder (or beneficial owner of stock) who is a party to any action or proceeding governed by the exclusive forum provision of our Bylaws will be deemed to have consented to the jurisdiction of the foregoing courts solely for the purpose of adjudicating any action or proceeding governed by the exclusive forum provision of our Bylaws. With respect to an action or proceeding in the Maryland Circuit Court and the NC State Court governed by the exclusive forum provision of our Bylaws, the Company and our stockholders (or beneficial owners of stock) will be deemed to have consented to the assignment of the action or proceeding to the Business and Technology Case Management Program for the State of Maryland (or any successor program governing complex corporate proceedings) and the North Carolina Business Court, respectively.
Item 12.	Indemnification of Directors and Officers.
See “Item 11. Description of Registrant’s Securities to be Registered — Limitation on Liability of Directors and Officers; Indemnification and Advance of Expenses.”
We have entered into indemnification agreements with each of our directors and officers pursuant to which we are required to indemnify each such director and officer to the maximum extent permitted by Maryland Law unless it is established that (i) the director or officer’s conduct was in bad faith or the result of active and deliberate dishonesty, (ii) the director or officer received an improper personal benefit in money, property or services, or (iii) in the case of a criminal proceeding, the director or officers had reasonable cause to believe his or her conduct was unlawful.
We have also obtained directors and officers/errors and omissions liability insurance for our directors and officers.

Item 13.	Financial Statements and Supplementary Data.
Set forth below is an index to our financial statements attached to this Registration Statement.
Item 14.	Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.
There are not and have not been any disagreements between the Company and its accountant on any matter of accounting principles, practices, or financial statement disclosure.
Item 15.	Financial Statements and Exhibits.
(a) List separately all financial statements filed
The financial statements included in this Registration Statement are listed “Item 13. Financial Statements and Supplementary Data.”
(b) Exhibits
Number	Exhibit
2.1*	Purchase and Sale Agreement, dated as of May 12, 2021, by and among the Company, as buyer, and Massachusetts Mutual Life Insurance Company and C.M. Life Insurance Company, as sellers
3.1	Articles of Incorporation
3.2	Bylaws
10.1	Investment Advisory Agreement between the Company and the Investment Adviser
10.2*	Sub-Advisory Agreement between the Company, Investment Adviser and Sub-Adviser
10.3	Administration Agreement between the Company and the Administrator
10.4	Trademark License Agreement between the Company and the Investment Adviser
10.5	Form of Dividend Reinvestment Plan(1)
10.6	Form of Indemnification Agreement for Directors and Officers(1)
10.7	Master Custodian Agreement, dated August 2, 2018, by and between the Barings funds made party thereto from time to time and State Street Bank and Trust Company(1)
10.8*	Form of Subscription Agreement(1)
10.9	Expense Support and Conditional Reimbursement Agreement between the Company and the Investment Adviser
10.10*
Revolving Credit and Security Agreement, dated as of May 11, 2021, among BPC Funding LLC as borrower, the lenders from time to time parties thereto, BNP Paribas as administrative agent, Barings Private Credit LLC as equityholder and as servicer, and State Street Bank and Trust Company as collateral agent

21.1	List of Subsidiaries: • BPC Funding LLC (Delaware) • BPCC Holdings, Inc. (Delaware)
*
Exhibits and schedules to this Exhibit have been omitted in accordance with Item 601 of Regulation S-K. The registrant agrees to furnish supplementally a copy of all omitted exhibits and schedules to the SEC upon its request.

(1)	Previously filed as an exhibit to the Registrant’s Registration Statement on Form 10 (File No. 000-56280), filed with the SEC on May 10, 2021, and incorporated herein by reference.

BARINGS PRIVATE CREDIT LLC

Report of Independent Registered Public Accounting Firm
To the Members and Board of Managers
Barings Private Credit LLC
Opinion on the Financial Statements
We have audited the accompanying balance sheet of Barings Private Credit LLC (the Company) as of April 15, 2021, the related statements of operations, changes in member’s capital, and cash flows for the period from April 2, 2021 (Inception) to April 15, 2021, and the related notes (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of April 15, 2021, and the results of its operations, changes in its member’s capital, and its cash flows for the period from April 2, 2021 (Inception) to April 15, 2021, in conformity with U.S. generally accepted accounting principles.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Such procedures also included confirmation of cash held as of April 15, 2021, by correspondence with the custodian. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.
/s/ KPMG LLP
We have served as the Company’s auditor since 2021.
Charlotte, North Carolina
May 10, 2021

Barings Private Credit LLC
Balance Sheet
April 15, 2021
Assets:
Cash and cash equivalents	$1,000
Prepaid expenses and other assets	112,811
Total assets	$113,811
Liabilities:
Accounts payable and accrued liabilities	$57,974
Accrued offering costs	112,811
Total liabilities	170,785
Commitments and contingencies (Note 2)
Net Assets:
Member units (50 issued and outstanding as of April 15, 2021)	1,000
Total distributable earnings (loss)	(57,974)
Total net assets	(56,974)
Total liabilities and net assets	$113,811
Net asset value per unit	$(1,139.48)
See accompanying notes.

Barings Private Credit LLC
Statement of Operations
Period from April 2, 2021 (Inception) to April 15, 2021
Investment income	$—
Operating expenses:
Organizational costs	27,974
Other general and administrative expenses	30,000
Total operating expenses	57,974
Net investment loss	(57,974)
Net decrease in net assets resulting from operations	$(57,974)
Net investment loss per unit	$(1,159.48)
Net decrease in net assets resulting from operations per unit	$(1,159.48)
Weighted average units outstanding	50
See accompanying notes.

Barings Private Credit LLC
Statement of Changes in Member's Capital
	Barings LLC	Total
Period from April 2, 2021 (inception) to April 15, 2021
Balance, April 1, 2021	$—	$—
Capital contributions	1,000	1,000
Net decrease in net assets resulting from operations	(57,974)	(57,974)
Balance, April 15, 2021	$(56,974)	$(56,974)
See accompanying notes.

Barings Private Credit LLC
Statement of Cash Flows
Period from April 2, 2021 (Inception) to April 15, 2021
Cash flows from operating activities:
Net decrease in net assets resulting from operations	$(57,974)
Adjustments to reconcile net increase (decrease) in net assets resulting from operations to net cash provided by (used in) operating activities:
Changes in operating assets and liabilities:
Prepaid expenses and other assets	(112,811)
Accounts payable and accrued liabilities	57,974
Accrued offering costs	112,811
Net cash provided by (used in) operating activities	—
Cash flows from financing activities:
Net proceeds related to issuance of member units	1,000
Net cash provided by investing activities	1,000
Net increase in cash	1,000
Cash, beginning of period	—
Cash, end of period	$1,000
See accompanying notes.

Barings Private Credit LLC
Notes to Financial Statements
1. ORGANIZATION, BUSINESS AND BASIS OF PRESENTATION
Organization
Barings Private Credit LLC (“BPCC” or the “Company”) was formed on April 2, 2021 (“Inception”) as a Maryland limited liability company and will convert to a Maryland corporation to be named Barings Private Credit Corporation in connection with the commencement of operations. The Company is a newly formed, externally managed, non-diversified closed-end management investment company that plans to elect to be regulated as a business development company (“BDC”) under the Investment Company Act of 1940, as amended (the “1940 Act”). In addition, the Company intends to elect to be treated as a regulated investment company (“RIC”) under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”).
The Company is offering on a continuous basis up to $1,000,000,000 of shares of its common stock (the “Private Offering”) in connection with which it intends to enter into subscription agreements (each, a “Subscription Agreement”) to issue and sell shares of its common stock under the exemption provided by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), only to investors that are “accredited investors” in accordance with Rule 506 of Regulation D promulgated under the Securities Act, and other exemptions of similar import in the laws of the states and jurisdictions where the offering will be made.
The Company intends to apply for exemptive relief from the Securities and Exchange Commission that, if granted, will permit the Company to issue multiple classes of shares of its common stock and to impose various fees and charges on the different classes, the details for which will be finalized at a later date at the Company’s discretion (the “Multi-Class Exemptive Relief”). There is no assurance, however, that the relief will be granted.
Description of Business
The Company is a financial services company that plans to primarily lend to and invest in senior secured private debt investments in well-established middle-market businesses that operate across a wide range of industries. The Company will be externally managed by Barings LLC (“Barings” or “Adviser”), an investment adviser that is registered with the SEC under the Investment Advisers Act of 1940, as amended. The Adviser, a wholly-owned subsidiary of Massachusetts Mutual Life Insurance Company, is a leading global asset management firm, with over $326 billion in assets under management as of March 31, 2021. Barings will also provide, or coordinate the provision of, the administrative services necessary for the Company to operate.
Basis of Presentation
The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to Regulation S-X. The Company is an investment company and, therefore, applies the specialized accounting and reporting guidance in Accounting Standards Codification (“ASC”) Topic 946, Financial Services – Investment Companies. Financial statements prepared on a GAAP basis require management to make estimates and assumptions that affect the amounts and disclosures reported in the financial statements and accompanying notes. Such estimates and assumptions could change in the future as more information becomes known, which could impact the amounts reported and disclosed herein.
Use of Estimates
The preparation of the financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Actual amounts could differ from those estimates and such differences could be material.
Fiscal Year End
The Company’s fiscal year ends on December 31.
Organizational Costs
Organizational costs include costs relating to the formation and incorporation of the Company, which generally include legal fees. These costs are expensed as incurred.

Barings Private Credit LLC
Notes to Financial Statements— (Continued)
Offering Expenses
Costs associated with the offering of common stock of the Company are capitalized as deferred offering expenses and included on the Balance Sheet and amortized over a twelve-month period from incurrence. These expenses consist primarily of legal fees and other costs incurred in connection with preparing the offering documents relating to the Private Offering.
Income Taxes
As of April 15, 2021, the Company is a single member limited liability company, which is a disregarded entity for U.S. tax purposes. As such the Company has adopted an accounting policy of not recording a tax provision.
The Company intends to elect to be regulated as a BDC under the 1940 Act and also intends to elect to be treated as a RIC under the Code beginning with the taxable year ending December 31, 2021. So long as the Company maintains its status as a RIC, it generally will not pay corporate-level U.S. federal income taxes on any ordinary income or capital gains that it distributes at least annually to its stockholders as dividends. Rather, any tax liability related to income earned by BPCC represents obligations of the Company's investors and will not be reflected in the financial statements of the Company.
In order to maintain its tax treatment as a RIC, the Company must meet certain minimum distribution, source-of-income and asset diversification requirements. If such requirements are met, then the Company is generally required to pay taxes only on the portion of its taxable income and gains it does not distribute (actually or constructively). The minimum distribution requirements applicable to RICs require the Company to distribute to its stockholders at least 90% of its investment company taxable income ("ICTI"), as defined by the Code, each year. Depending on the level of ICTI earned in a tax year and net capital gain, if any, the Company may choose to carry forward income in excess of current year distributions into the next tax year and pay a 4% U.S. federal excise tax on such excess. Any such income must be distributed before the end of that next tax year through a dividend declared prior to filing the final tax return related to the year which generated such income.
Cash and Cash Equivalents
Cash and cash equivalents consist of demand deposit, U.S. government securities, money market fund investments, commercial paper instruments and other similar cash equivalent investments maturing within one year of purchase.
2. COMMITMENTS AND CONTINGENCIES
In the normal course of business, the Company may be party to financial instruments with off-balance sheet risk, consisting primarily of unused commitments to extend financing to the Company's portfolio companies. As the Company had not yet commenced investment activities, there were no unused commitments to extend credit as of April 15, 2021.
From time to time, the Company may become a party to certain legal proceedings incidental to the normal course of its business. As of April 15, 2021, the Company is not aware of any pending or threatened litigation.
3. NET ASSETS
On April 2, 2021, in connection with its formation as a Maryland limited liability company, the Company issued 50 units for $1,000 to the Adviser.
4. FINANCIAL HIGHLIGHTS
Financial highlights are not required for the period from April 2, 2021 (Inception) to April 15, 2021 as Barings LLC was the sole member.
5. SUBSEQUENT EVENTS
Subsequent to April 15, 2021, the Company issued 22,500,000 common units to a third-party investor upon receipt of $450 million in connection with the Private Offering.

Barings Private Credit Corporation
Unaudited Special Purpose Consolidated Schedule of Investments
as of May 12, 2021
Portfolio Company	Industry	Type of Investment(1)	Principal Amount	Cost	Fair Value
Non–Control / Non–Affiliate Investments(18):
1WorldSync, Inc.(5)	IT Consulting & Other Services	First Lien Senior Secured Term Loan (LIBOR + 6.25%, 7.3% Cash, Acquired 05/21, Due 07/25)	$ 11,092,203	$ 10,997,919	$ 10,997,908
			11,092,203	10,997,919	10,997,908

Accomplish Group Midco Limited(2)(7)	Health Care Services	First Lien Senior Secured Term Loan (GBP LIBOR + 5.25%, 5.8% Cash, Acquired 05/21, Due 11/25)	1,460,902	1,456,373	1,456,371
			1,460,902	1,456,373	1,456,371

Accurus Aerospace Corporation(5)	Aerospace & Defense	First Lien Senior Secured Term Loan (LIBOR + 4.5%, 5.5% Cash, 1.5% PIK, Acquired 05/21, Due 10/24)	6,400,426	5,453,163	5,453,157
			6,400,426	5,453,163	5,453,157

Acogroup(2)(11)	Business Services	First Lien Senior Secured Term Loan (EURIBOR + 5.0%, 5.0% Cash, 2.5% PIK, Acquired 05/21, Due 10/26)	1,448,880	1,445,258	1,445,258
			1,448,880	1,445,258	1,445,258

AEP Holdings, Inc.	Wholesale	First Lien Senior Secured Term Loan (EURIBOR + 5.75%, 6.8% Cash, Acquired 05/21, Due 11/25)(10)	684,183	670,499	670,499
		First Lien Senior Secured Term Loan (LIBOR + 5.75%, 6.8% Cash, Acquired 05/21, Due 11/25)(5)	1,469,493	1,440,103	1,440,103
			2,153,676	2,110,602	2,110,602

Aesthetics Australia Group Pty Ltd (Laser Clinics Australia Group)(2)(16)	Health Care Services	First Lien Senior Secured Term Loan (BBSY + 5.0%, 6.0% Cash, Acquired 05/21, Due 09/23)	791,549	789,965	789,965
			791,549	789,965	789,965

AIT Worldwide Logistics Holdings, Inc.(5)	Air Freight & Logistics	Second Lien Senior Secured Term Loan (LIBOR + 7.75%, 8.5% Cash, Acquired 05/21, Due 04/28)	7,219,673	7,057,230	7,057,230
			7,219,673	7,057,230	7,057,230

Anju Software, Inc.(3)	Application Software	First Lien Senior Secured Term Loan (LIBOR + 5.5%, 5.6% Cash, Acquired 05/21, Due 02/25)	1,442,991	1,435,754	1,437,219
			1,442,991	1,435,754	1,437,219

Anord Mardix Acquisitions Limited(2)	High Tech Industries	First Lien Senior Secured Term Loan (LIBOR + 4.75%, 5.8% Cash, Acquired 05/21, Due 02/25)(5)	562,349	562,349	562,349
		First Lien Senior Secured Term Loan (GBP LIBOR + 4.75%, 5.8% Cash, Acquired 05/21, Due 02/25)(7)	815,212	815,212	815,212
			1,377,561	1,377,561	1,377,561

Apex Bidco Limited(2)(7)	Business Equipment & Services	First Lien Senior Secured Term Loan (GBP LIBOR + 6.25%, 6.8% Cash, Acquired 05/21, Due 01/27)	475,127	466,527	466,527
			475,127	466,527	466,527

Apus Bidco Limited(2)(8)	Banking, Finance, Insurance & Real Estate	First Lien Senior Secured Term Loan (GBP LIBOR + 5.5%, 5.5% Cash, Acquired 05/21, Due 03/28)	1,335,252	1,298,533	1,298,533
			1,335,252	1,298,533	1,298,533

AQA Acquisition Holding, Inc.(5)	High Tech Industries	Second Lien Senior Secured Term Loan (LIBOR + 7.5%, 8.8% Cash, Acquired 05/21, Due 03/29)	7,460,329	7,252,932	7,252,925
			7,460,329	7,252,932	7,252,925

Archimede(2)(11)	Consumer Services	First Lien Senior Secured Term Loan (EURIBOR + 6.5%, 6.5% Cash, Acquired 05/21, Due 10/27)	1,328,140	1,299,718	1,299,718
			1,328,140	1,299,718	1,299,718
Argus Bidco Limited(2)(7)	High Tech Industries	First Lien Senior Secured Term Loan (GBP LIBOR + 5.5%, 5.8% Cash, Acquired 05/21, Due 12/27)	477,543	464,697	464,696
			477,543	464,697	464,696

Barings Private Credit Corporation
Unaudited Special Purpose Consolidated Schedule of Investments
as of May 12, 2021
Portfolio Company	Industry	Type of Investment(1)	Principal Amount	Cost	Fair Value
Armstrong Transport Group (Pele Buyer, LLC)(5)	Air Freight & Logistics	First Lien Senior Secured Term Loan (LIBOR + 4.75%, 5.8% Cash, Acquired 05/21, Due 06/24)	137,560	135,909	135,909
		First Lien Senior Secured Term Loan (LIBOR + 6.0%, 7.0% Cash, Acquired 05/21, Due 06/24)	42,067	42,067	42,067
			179,627	177,976	177,976

ASPEQ Heating Group LLC(4)	Building Products, Air & Heating	First Lien Senior Secured Term Loan (LIBOR + 5.25%, 6.3% Cash, Acquired 05/21, Due 11/25)	1,708,255	1,694,589	1,694,589
			1,708,255	1,694,589	1,694,589

Athena Midco Limited(2)(15)	Banking, Finance, Insurance & Real Estate	First Lien Senior Secured Term Loan (BBSY + 5.25%, 5.3% Cash, Acquired 05/21, Due 12/25)	428,527	421,370	421,370
			428,527	421,370	421,370

Audio Precision, Inc.(2)	High Tech Industries	First Lien Senior Secured Term Loan (LIBOR + 6.0%, 7.0% Cash, Acquired 05/21, Due 10/24)(5)	5,020,412	4,957,657	4,957,657
		First Lien Senior Secured Term Loan (EURIBOR + 6.0%, 7.0% Cash, Acquired 05/21, Due 10/24)(10)	3,076,919	3,038,457	3,038,457
			8,097,331	7,996,114	7,996,114

Auxi International(2)(11)	Commercial Finance	First Lien Senior Secured Term Loan (EURIBOR + 5.75%, 5.8% Cash, Acquired 05/21, Due 12/26)	362,220	356,606	356,606
			362,220	356,606	356,606

Avalign Holdings, Inc.(3)	Health Care Supplies	First Lien Senior Secured Term Loan (LIBOR + 4.5%, 4.7% Cash, Acquired 05/21, Due 12/25)	1,823,118	1,818,743	1,818,743
			1,823,118	1,818,743	1,818,743

AWP Group Holdings, Inc.(6)	Business Services	First Lien Senior Secured Term Loan (LIBOR + 4.75%, 5.8% Cash, Acquired 05/21, Due 12/27)	1,257,545	1,236,931	1,238,682
			1,257,545	1,236,931	1,238,682

BDP International, Inc. (f/k/a BDP Buyer, LLC)(5)	Air Freight & Logistics	First Lien Senior Secured Term Loan (LIBOR + 5.25%, 6.3% Cash, Acquired 05/21, Due 12/24)	10,012,802	9,822,351	9,822,348
			10,012,802	9,822,351	9,822,348

Beacon Pointe Advisors, LLC(5)	Asset Manager & Custody Bank	First Lien Senior Secured Term Loan (LIBOR + 5.0%, 6.0% Cash, Acquired 05/21, Due 03/26)	3,630,730	3,630,730	3,630,730
			3,630,730	3,630,730	3,630,730

Bearcat Buyer, Inc.(5)	Healthcare & Pharmaceuticals	First Lien Senior Secured Term Loan (LIBOR + 4.75%, 5.8% Cash, Acquired 05/21, Due 07/26)	2,479,604	2,448,694	2,449,847
			2,479,604	2,448,694	2,449,847

Benify (Bennevis AB)(2)(12)	High Tech Industries	First Lien Senior Secured Term Loan (STIBOR + 5.25%, 5.3% Cash, Acquired 05/21, Due 07/26)	445,862	445,862	445,862
			445,862	445,862	445,862

Bestop, Inc.(5)	Auto Parts & Equipment	First Lien Senior Secured Term Loan (LIBOR + 5.25%, 6.3% Cash, Acquired 05/21, Due 07/21)	3,325,801	3,309,885	3,309,883
			3,325,801	3,309,885	3,309,883

Bidwax(2)(11)	Non-durable Consumer Goods	First Lien Senior Secured Term Loan (EURIBOR + 6.5%, 6.5% Cash, Acquired 05/21, Due 02/28)	1,086,660	1,050,136	1,056,776
			1,086,660	1,050,136	1,056,776

BigHand UK Bidco Limited(2)(7)	High Tech Industries	First Lien Senior Secured Term Loan (GBP LIBOR + 5.5%, 5.6% Cash, Acquired 05/21, Due 01/28)	457,918	439,602	444,181
			457,918	439,602	444,181

Bottom Line Systems, LLC(6)	Health Care Services	First Lien Senior Secured Term Loan (LIBOR + 5.5%, 6.3% Cash, Acquired 05/21, Due 02/23)	3,415,694	3,411,937	3,411,937
			3,415,694	3,411,937	3,411,937

Barings Private Credit Corporation
Unaudited Special Purpose Consolidated Schedule of Investments
as of May 12, 2021
Portfolio Company	Industry	Type of Investment(1)	Principal Amount	Cost	Fair Value
British Engineering Services Holdco Limited(2)(8)	Commercial Services & Supplies	First Lien Senior Secured Term Loan (GBP LIBOR + 5.25%, 5.5% Cash, Acquired 05/21, Due 12/27)	1,355,421	1,317,954	1,319,231
			1,355,421	1,317,954	1,319,231

Bucharest Midco Limited(2)	Hotel, Gaming & Leisure	First Lien Senior Secured GBP Term Loan (7.0% PIK, Acquired 05/21, Due 12/27)	839,624	688,492	688,492
		First Lien Senior Secured USD Term Loan (7.0% PIK, Acquired 05/21, Due 11/26)	157,171	128,880	128,880
			996,795	817,372	817,372

C0003 Pty Ltd (Icon Cancer Care)(2)(15)	Health Care Facilities	First Lien Senior Secured Term Loan (BBSY + 4.5%, 5.0% Cash, Acquired 05/21, Due 10/24)	1,101,774	1,097,367	1,097,365
		Second Lien Senior Secured Term Loan (BBSY + 8.0%, 8.5% Cash, Acquired 05/21, Due 04/25)	371,907	371,907	371,907
			1,473,681	1,469,274	1,469,272

Cascade LP Holdings, LLC(5)	Environmental Industries	First Lien Senior Secured Term Loan (LIBOR + 5.5%, 6.5% Cash, 1.0 % PIK, Acquired 05/21, Due 12/22)	1,549,128	1,502,654	1,502,654
			1,549,128	1,502,654	1,502,654

Centralis Finco S.a.r.l.(2)(10)	Diversified Financial Services	First Lien Senior Secured Term Loan (EURIBOR + 5.25%, 5.3% Cash, Acquired 05/21, Due 05/27)	135,577	135,577	135,577
			135,577	135,577	135,577

Chambers Global Holdings Limited(2)(7)	Data Processing & Outsourced Services	First Lien Senior Secured Term Loan (GBP LIBOR + 5.0%, 5.5% Cash, Acquired 05/21, Due 01/26)	810,792	804,386	804,386
		First Lien Senior Secured Term Loan (GBP LIBOR + 6.5%, 6.6% Cash, Acquired 05/21, Due 01/26)	532,330	516,360	516,360
			1,343,122	1,320,746	1,320,746

Claritas, LLC(5)	Application Software	First Lien Senior Secured Term Loan (LIBOR + 6.0%, 7.0% Cash, Acquired 05/21, Due 12/23)	1,648,696	1,638,804	1,638,802
			1,648,696	1,638,804	1,638,802

Classic Collision (Summit Buyer, LLC)(5)	Auto Collision Repair Centers	First Lien Senior Secured Term Loan (LIBOR + 4.5%, 5.5% Cash, Acquired 05/21, Due 01/26)	4,911,162	4,687,554	4,812,939
			4,911,162	4,687,554	4,812,939

Clubessential, LLC.(5)	IT Consulting & Other Services	First Lien Senior Secured Term Loan (LIBOR + 6.25%, 7.3% Cash, Acquired 05/21, Due 01/24)	11,078,588	10,857,016	10,857,016
			11,078,588	10,857,016	10,857,016

CM Acquisitions Holdings Inc.(5)	Internet & Direct Marketing	First Lien Senior Secured Term Loan (LIBOR + 4.75%, 5.8% Cash, Acquired 05/21, Due 05/25)	11,008,529	10,964,495	10,964,485
			11,008,529	10,964,495	10,964,485

Command Alkon (Project Potter Buyer, LLC)(3)	Software	First Lien Senior Secured Term Loan (LIBOR + 8.25%, 9.3% Cash, Acquired 05/21, Due 04/27)	11,970,628	11,724,033	11,724,021
			11,970,628	11,724,033	11,724,021

Contabo Finco S.À R.L(2)(10)	Internet Software & Services	First Lien Senior Secured Term Loan (EURIBOR + 4.75%, 4.8% Cash, Acquired 05/21, Due 10/26)	356,446	352,333	352,881
			356,446	352,333	352,881

Cosmelux International(2)(11)	Commodity Chemicals	First Lien Senior Secured Term Loan (EURIBOR + 5.75%, 5.8% Cash, Acquired 05/21, Due 07/24)	1,207,400	1,190,496	1,190,496
			1,207,400	1,190,496	1,190,496

CW Group Holdings, LLC(3)	High Tech Industries	First Lien Senior Secured Term Loan (LIBOR + 6.0%, 7.0% Cash, Acquired 05/21, Due 02/27)	4,159,604	4,066,013	4,066,013
			4,159,604	4,066,013	4,066,013

Dart Buyer, Inc.(5)	Aerospace & Defense	First Lien Senior Secured Term Loan (LIBOR + 5.0%, 6.0% Cash, Acquired 05/21, Due 04/25)	2,226,610	2,208,742	2,211,691
			2,226,610	2,208,742	2,211,691

Barings Private Credit Corporation
Unaudited Special Purpose Consolidated Schedule of Investments
as of May 12, 2021
Portfolio Company	Industry	Type of Investment(1)	Principal Amount	Cost	Fair Value
Davaso Holding Germany GMBH(2)(10)	Insurance Brokers	First Lien Senior Secured Term Loan (EURIBOR + 5.0%, 5.0% Cash, Acquired 05/21, Due 06/25)	1,443,241	1,430,252	1,430,252
			1,443,241	1,430,252	1,430,252

Direct Travel, Inc.(5)	Lodging & Casinos	First Lien Senior Secured Term Loan (LIBOR + 1.0%, 2.0% Cash, 7.5% PIK, Acquired 05/21, Due 10/23)	5,467,594	4,073,358	4,073,358
		First Lien Senior Secured Term Loan (LIBOR + 6.0%, 7.0% Cash, Acquired 05/21, Due 10/23)	334,155	334,155	334,155
			5,801,749	4,407,513	4,407,513

Discovery Education, Inc.(5)	Publishing	First Lien Senior Secured Term Loan (LIBOR + 4.75%, 5.8% Cash, Acquired 05/21, Due 10/26)	8,698,117	8,698,117	8,698,117
			8,698,117	8,698,117	8,698,117

Dragon Bidco(2)(11)	High Tech Industries	First Lien Senior Secured Term Loan (EURIBOR + 6.75%, 6.8% Cash, Acquired 05/21, Due 04/28)	603,700	588,607	588,607
			603,700	588,607	588,607

DRB Holdings, LLC(3)	Industrial Machinery	First Lien Senior Secured Term Loan (LIBOR + 5.5%, 6.5% Cash, Acquired 05/21, Due 10/23)	5,684,848	5,628,000	5,628,000
			5,684,848	5,628,000	5,628,000

DreamStart Bidco SAS (d/b/a SmartTrade)(2)(11)	Diversified Financial Services	First Lien Senior Secured Term Loan (EURIBOR + 4.5%, 4.5% Cash, 1.25% PIK, Acquired 05/21, Due 03/27)	870,444	849,872	854,949
			870,444	849,872	854,949

Dunn Paper, Inc.(3)	Forest Products & Paper	Second Lien Senior Secured Term Loan (LIBOR + 8.75%, 9.8% Cash, Acquired 05/21, Due 08/23)	2,481,025	2,441,329	2,441,329
			2,481,025	2,441,329	2,441,329

Electric Power Systems International, Inc.(4)	Electrical Components & Equipment	First Lien Senior Secured Term Loan (LIBOR + 5.75%, 6.8% Cash, Acquired 05/21, Due 04/28)	2,087,148	2,041,231	2,045,405
			2,087,148	2,041,231	2,045,405

Entact Environmental Services, Inc.(5)	Environmental Industries	First Lien Senior Secured Term Loan (LIBOR + 5.75%, 6.8% Cash, Acquired 05/21, Due 12/25)	1,869,375	1,850,681	1,850,681
			1,869,375	1,850,681	1,850,681

ERES Group(2)(10)	Banking, Finance, Insurance & Real Estate	First Lien Senior Secured Term Loan (EURIBOR + 5.25%, 5.3% Cash, Acquired 05/21, Due 07/26)	362,220	362,220	362,220
			362,220	362,220	362,220

F24 (Stairway BidCo Gmbh)(2)(10)	Software Services	First Lien Senior Secured Term Loan (EURIBOR + 6.5%, 6.5% Cash, Acquired 05/21, Due 08/27)	401,768	401,768	401,768
			401,768	401,768	401,768

Findex Group Limited(2)(16)	Banking, Finance, Insurance & Real Estate	First Lien Senior Secured Term Loan (BBSY + 5.25%, 5.3% Cash, Acquired 05/21, Due 05/24)	899,866	896,267	896,266
			899,866	896,267	896,266

Fineline Technologies, Inc.(5)	Consumer Services	First Lien Senior Secured Term Loan (LIBOR + 4.75%, 5.8% Cash, Acquired 05/21, Due 02/28)	3,505,447	3,435,736	3,444,102
			3,505,447	3,435,736	3,444,102

FitzMark Buyer, LLC(5)	Cargo & Transportation	First Lien Senior Secured Term Loan (LIBOR + 4.75%, 5.8% Cash, Acquired 05/21, Due 12/26)	3,055,763	2,977,350	3,000,454
			3,055,763	2,977,350	3,000,454

Flavor Producers, LLC.(5)	Packaged Foods & Meats	First Lien Senior Secured Term Loan (LIBOR + 4.75%, 5.8% Cash, 1.0% PIK, Acquired 05/21, Due 12/23)	890,621	850,543	850,543
			890,621	850,543	850,543

Barings Private Credit Corporation
Unaudited Special Purpose Consolidated Schedule of Investments
as of May 12, 2021
Portfolio Company	Industry	Type of Investment(1)	Principal Amount	Cost	Fair Value
Foundation Risk Partners, Corp.(5)	Financial Services	First Lien Senior Secured Term Loan (LIBOR + 4.75%, 5.8% Cash, Acquired 05/21, Due 11/23)	3,496,521	3,452,152	3,461,299
		Second Lien Senior Secured Term Loan (LIBOR + 8.50%, 9.5% Cash, Acquired 05/21, Due 11/24)	308,259	291,471	304,405
			3,804,780	3,743,623	3,765,704

GC EOS Buyer, Inc.(5)	Auto Parts & Equipment	Second Lien Senior Secured Term Loan (LIBOR + 8.5%, 8.6% Cash, Acquired 05/21, Due 08/26)	9,325,411	9,148,228	9,148,219
			9,325,411	9,148,228	9,148,219

Glacis Acquisition S.A.R.L.(2)(11)	Transportation Services	First Lien Senior Secured Term Loan (EURIBOR + 6.5%, 6.5% Cash, Acquired 05/21, Due 07/23)	1,375,686	1,375,686	1,375,686
			1,375,686	1,375,686	1,375,686

Golden West Packaging Group LLC(3)	Paper Packaging	First Lien Senior Secured Term Loan (LIBOR + 5.25%, 6.3% Cash, Acquired 05/21, Due 06/23)	2,316,987	2,316,987	2,316,987
			2,316,987	2,316,987	2,316,987

Graphpad Software, LLC(5)	Internet Software & Services	First Lien Senior Secured Term Loan (LIBOR + 6.0%, 7.0% Cash, Acquired 05/21, Due 12/23)	11,133,278	11,133,278	11,133,278
			11,133,278	11,133,278	11,133,278

Halo Technology Midco Limited(5)	Systems Software	First Lien Senior Secured Term Loan (LIBOR + 5.5%, 6.5% Cash, Acquired 05/21, Due 11/24)	517,478	517,478	517,478
			517,478	517,478	517,478

Healthe Care Speciality Pty Ltd(2)(14)	Healthcare & Pharmaceuticals	First Lien Senior Secured Term Loan (BBSY + 4.75%, 5.3% Cash, Acquired 05/21, Due 10/24)	1,167,362	1,134,676	1,134,676
			1,167,362	1,134,676	1,134,676

Heartland, LLC(5)	Commercial Services & Supplies	First Lien Senior Secured Term Loan (LIBOR + 4.75%, 5.8% Cash, Acquired 05/21, Due 08/25)	1,442,666	1,423,405	1,430,691
			1,442,666	1,423,405	1,430,691

Heilbron (f/k/a Sucsez (Bolt Bidco B.V.))(2)(11)	Insurance	First Lien Senior Secured Term Loan (EURIBOR + 5.50%, 5.5% Cash, Acquired 05/21, Due 09/26)	1,443,241	1,425,634	1,425,632
			1,443,241	1,425,634	1,425,632

HemaSource, Inc.(5)	Health Care Distributors	First Lien Senior Secured Term Loan (LIBOR + 5.0%, 6.0% Cash, Acquired 05/21, Due 07/23)	8,517,268	8,432,095	8,432,095
			8,517,268	8,432,095	8,432,095

Home Care Assistance, LLC(5)	Healthcare & Pharmaceuticals	First Lien Senior Secured Term Loan (LIBOR + 5.0%, 6.0% Cash, Acquired 05/21, Due 03/27)	1,181,488	1,150,121	1,157,858
			1,181,488	1,150,121	1,157,858

HW Holdco, LLC (Hanley Wood LLC)(5)	Advertising	First Lien Senior Secured Term Loan (LIBOR + 4.5%, 5.5% Cash, Acquired 05/21, Due 12/24)	6,145,672	6,121,089	6,121,083
			6,145,672	6,121,089	6,121,083

Hyperion Materials & Technologies, Inc.(5)	Industrial Machinery	First Lien Senior Secured Term Loan (LIBOR + 5.5%, 6.5% Cash, Acquired 05/21, Due 08/26)	2,269,232	2,255,617	2,255,617
			2,269,232	2,255,617	2,255,617

IGL Holdings III Corp.(5)	Commercial Printing	First Lien Senior Secured Term Loan (LIBOR + 5.75%, 6.8% Cash, Acquired 05/21, Due 11/26)	2,228,873	2,228,873	2,228,873
			2,228,873	2,228,873	2,228,873

IM Square(2)(10)	Banking, Finance, Insurance & Real Estate	First Lien Senior Secured Term Loan (EURIBOR + 5.25%, 5.3% Cash, Acquired 05/21, Due 05/28)	1,690,360	1,550,905	1,643,875
			1,690,360	1,550,905	1,643,875

Barings Private Credit Corporation
Unaudited Special Purpose Consolidated Schedule of Investments
as of May 12, 2021
Portfolio Company	Industry	Type of Investment(1)	Principal Amount	Cost	Fair Value
Image International Intermediate Holdco II, LLC(5)	Non-durable Consumer Goods	First Lien Senior Secured Term Loan (LIBOR + 5.0%, 6.0% Cash, Acquired 05/21, Due 07/23)	4,926,231	4,926,231	4,926,231
			4,926,231	4,926,231	4,926,231

IMIA Holdings, Inc.(5)	Aerospace & Defense	First Lien Senior Secured Term Loan (LIBOR + 5.5%, 7.0% Cash, Acquired 05/21, Due 04/27)	10,423,726	10,215,251	10,215,251
			10,423,726	10,215,251	10,215,251

Innovad Group II BV(2)(10)	Beverage, Food & Tobacco	First Lien Senior Secured Term Loan (EURIBOR + 5.75%, 5.8% Cash, Acquired 05/21, Due 04/28)	1,051,622	1,017,664	1,025,332
			1,051,622	1,017,664	1,025,332

INOS 19-090 GmbH(2)(10)	Aerospace & Defense	First Lien Senior Secured Term Loan (EURIBOR + 6.1%, 6.1% Cash, Acquired 05/21, Due 12/27)	738,848	718,891	722,519
			738,848	718,891	722,519

Ipsen International Holding GmbH(2)(11)	Capital Equipment	First Lien Senior Secured Term Loan (EURIBOR + 6.75%, 6.8% Cash, 0.5% PIK, Acquired 05/21, Due 08/24)	1,296,275	1,124,042	1,126,463
			1,296,275	1,124,042	1,126,463

Iridium Bidco Limited(2)(11)	Radio & Television	First Lien Senior Secured Term Loan (EURIBOR + 5.25%, 5.3% Cash, Acquired 05/21, Due 09/23)	1,056,143	1,036,247	1,036,247
			1,056,143	1,036,247	1,036,247

Isolstar Holding NV (IPCOM)(2)(10)	Trading Companies & Distributors	First Lien Senior Secured Term Loan (EURIBOR + 5.0%, 5.0% Cash, Acquired 05/21, Due 06/25)	982,251	971,642	982,251
			982,251	971,642	982,251

ISS#2, LLC (d/b/a Industrial Services Solutions)(6)	Commercial Services & Supplies	First Lien Senior Secured Term Loan (LIBOR + 5.5%, 6.5% Cash, Acquired 05/21, Due 02/26)	1,635,295	1,460,318	1,460,318
			1,635,295	1,460,318	1,460,318

Jade Bidco Limited (Jane's)(2)	Aerospace & Defense	First Lien Senior Secured Term Loan (LIBOR + 4.5%, 4.8% Cash, 2.0% PIK, Acquired 05/21, Due 12/26)(6)	1,161,211	1,149,599	1,149,599
		First Lien Senior Secured Term Loan (EURIBOR + 4.5%, 4.5% Cash, 2.0% PIK, Acquired 05/21, Due 12/26)(11)	223,666	221,429	221,429
			1,384,877	1,371,028	1,371,028

Jeeves Information Systems AB(2)	High Tech Industries	First Lien Senior Secured Term Loan (STIBOR + 5.25%, 5.8% Cash, Acquired 05/21, Due 12/22)(13)	180,767	180,767	180,767
		First Lien Senior Secured Term Loan (EURIBOR + 5.25%, 5.8% Cash, Acquired 05/21, Due 12/22)(11)	915,702	906,549	906,549
		First Lien Senior Secured Term Loan (CHF LIBOR + 5.25%, 5.8% Cash, Acquired 05/21, Due 12/22)(17)	201,188	201,188	201,188
			1,297,657	1,288,504	1,288,504

Kano Laboratories LLC(5)	Chemicals, Plastics & Rubber	First Lien Senior Secured Term Loan (LIBOR + 5.0%, 6.0% Cash, Acquired 05/21, Due 11/26)	1,569,030	1,569,030	1,569,030
			1,569,030	1,569,030	1,569,030

Kestrel Midco Limited(2)(7)	Health Care Distributors	First Lien Senior Secured Term Loan (GBP LIBOR + 5.0%, 5.5% Cash, Acquired 05/21, Due 12/24)	1,413,811	1,413,811	1,413,811
		First Lien Senior Secured Term Loan (GBP LIBOR + 6.0%, 6.5% Cash, Acquired 05/21, Due 12/24)	127,474	127,474	127,474
			1,541,285	1,541,285	1,541,285

Kona Buyer, LLC(5)	High Tech Industries	First Lien Senior Secured Term Loan (LIBOR + 5.5%, 6.3% Cash, Acquired 05/21, Due 12/27)	11,162,517	10,961,592	10,961,581
			11,162,517	10,961,592	10,961,581

KSLB Holdings, LLC(3)	Beverage, Food & Tobacco	First Lien Senior Secured Term Loan (LIBOR + 4.5%, 5.5% Cash, Acquired 05/21, Due 07/25)	6,071,828	5,707,518	5,707,518
			6,071,828	5,707,518	5,707,518

Barings Private Credit Corporation
Unaudited Special Purpose Consolidated Schedule of Investments
as of May 12, 2021
Portfolio Company	Industry	Type of Investment(1)	Principal Amount	Cost	Fair Value
LAC Intermediate, LLC (f/k/a Lighthouse Autism Center)(5)	Healthcare & Pharmaceuticals	First Lien Senior Secured Term Loan (LIBOR + 5.75%, 6.8% Cash, Acquired 05/21, Due 11/26)	10,984,066	10,736,924	10,736,924
			10,984,066	10,736,924	10,736,924

LAF International(2)(11)	Healthcare & Pharmaceuticals	First Lien Senior Secured Term Loan (EURIBOR + 6.0%, 6.0% Cash, Acquired 05/21, Due 03/28)	695,567	683,795	684,084
			695,567	683,795	684,084

Life Extension Institute, Inc.(3)	Healthcare & Pharmaceuticals	First Lien Senior Secured Term Loan (LIBOR + 7.0%, 8.0% Cash, Acquired 05/21, Due 02/22)	7,856,815	7,542,542	7,542,542
			7,856,815	7,542,542	7,542,542

Listrac Bidco Limited(2)(8)	Health Care	First Lien Senior Secured Term Loan (GBP LIBOR + 1.0%, 1.0% Cash, 4.3% PIK, Acquired 05/21, Due 11/22)	657,811	557,824	557,824
			657,811	557,824	557,824

LivTech Purchaser, Inc.(5)	Business Services	First Lien Senior Secured Term Loan (LIBOR + 4.75%, 5.8% Cash, Acquired 05/21, Due 12/25)	977,678	955,548	965,457
			977,678	955,548	965,457

Loftware, Inc.(5)	Application Software	First Lien Senior Secured Term Loan (LIBOR + 5.25%, 6.3% Cash, Acquired 05/21, Due 12/25)	11,162,517	11,162,517	11,162,517
			11,162,517	11,162,517	11,162,517

LSCS Holdings, Inc.(5)	Health Care	Second Lien Senior Secured Term Loan (LIBOR + 8.25%, 8.3% Cash, Acquired 05/21, Due 03/26)	6,456,790	6,392,222	6,392,222
			6,456,790	6,392,222	6,392,222

Media Recovery, Inc. (SpotSee)(2)(8)	Containers, Packaging & Glass	First Lien Senior Secured Term Loan (GBP LIBOR + 6.0%, 7.0% Cash, Acquired 05/21, Due 12/26)	988,669	971,367	971,367
			988,669	971,367	971,367
Medplast Holdings, Inc.(3)	Health Care	Second Lien Senior Secured Term Loan (LIBOR + 7.75%, 7.8% Cash, Acquired 05/21, Due 07/26)	9,325,412	8,498,248	8,498,248
			9,325,412	8,498,248	8,498,248

Mertus 522. GmbH(2)(11)	Health Care	First Lien Senior Secured Term Loan (EURIBOR + 6.25%, 6.3% Cash, Acquired 05/21, Due 05/26)	465,121	432,562	432,562
			465,121	432,562	432,562

Metis BidCo Pty Limited(2)(15)	Business Equipment & Services	First Lien Senior Secured Term Loan (BBSY + 5.25%, 5.3% Cash, Acquired 05/21, Due 04/26)	367,170	367,170	367,170
			367,170	367,170	367,170

Midnite Air Corp.(5)	Air Freight & Logistics	First Lien Senior Secured Term Loan (LIBOR + 4.75%, 5.8% Cash, Acquired 05/21, Due 07/24)	3,589,098	3,467,069	3,467,069
			3,589,098	3,467,069	3,467,069
Modern Star Holdings Bidco Pty Limited.(2)(14)	Non-durable Consumer Goods	First Lien Senior Secured Term Loan (BBSY + 6.25%, 6.8% Cash, Acquired 05/21, Due 12/26)	640,525	619,801	623,551
			640,525	619,801	623,551

Murphy Midco Limited(2)(8)	Media, Diversified & Production	First Lien Senior Secured Term Loan (GBP LIBOR + 5.5%, 5.6% Cash, Acquired 05/21, Due 11/27)	620,706	598,940	604,380
			620,706	598,940	604,380

Music Reports, Inc.(5)	Media & Entertainment	First Lien Senior Secured Term Loan (LIBOR + 6.25%, 7.3% Cash, Acquired 05/21, Due 08/26)	1,103,190	1,092,158	1,092,158
			1,103,190	1,092,158	1,092,158

Navia Benefit Solutions, Inc.(5)	Healthcare & Pharmaceuticals	First Lien Senior Secured Term Loan (LIBOR + 5.25%, 6.3% Cash, Acquired 05/21, Due 02/27)	4,074,915	3,956,063	4,003,604
			4,074,915	3,956,063	4,003,604

Barings Private Credit Corporation
Unaudited Special Purpose Consolidated Schedule of Investments
as of May 12, 2021
Portfolio Company	Industry	Type of Investment(1)	Principal Amount	Cost	Fair Value
NeoxCo(2)	Internet Software & Services	First Lien Senior Secured Term Loan (EURIBOR + 6.75%, 6.8% Cash, Acquired 05/21, Due 05/25)(11)	265,003	257,582	257,582
		Second Lien Senior Secured Term Loan (12.5% PIK, Acquired 05/21, Due 05/25)	37,327	35,983	35,983
			302,330	293,565	293,565

Net Health Acquisition Corp.(5)	Health Care Technology	First Lien Senior Secured Term Loan (LIBOR + 5.5%, 5.7% Cash, Acquired 05/21, Due 12/23)	4,610,484	4,518,274	4,518,274
		First Lien Senior Secured Term Loan (LIBOR + 5.75%, 6.8% Cash, Acquired 05/21, Due 12/25)	6,552,407	6,421,359	6,421,359
			11,162,891	10,939,633	10,939,633

NEWCO AH(2)(11)	Pharmaceuticals	First Lien Senior Secured Term Loan (EURIBOR + 6.25%, 6.3% Cash, Acquired 05/21, Due 10/25)	1,358,325	1,351,080	1,351,533
			1,358,325	1,351,080	1,351,533

Niacet B.V.(2)(9)	Commodity Chemicals	Second Lien Senior Secured Term Loan (EURIBOR + 8.75%, 9.8% Cash, Acquired 05/21, Due 08/24)	3,145,319	3,145,319	3,145,319
			3,145,319	3,145,319	3,145,319

Novotech Aus Bidco Pty Ltd(2)(14)	Publishing	First Lien Senior Secured Term Loan (BBSY + 5.5%, 6.0% Cash, Acquired 05/21, Due 09/23)	1,417,722	1,410,633	1,410,633
			1,417,722	1,410,633	1,410,633

Omni Intermediate Holdings, LLC(3)	Transportation	First Lien Senior Secured Term Loan (LIBOR + 5.0%, 6.0% Cash, Acquired 05/21, Due 12/26)	6,848,603	6,660,266	6,660,266
			6,848,603	6,660,266	6,660,266

Opale Group (In'Tech Medical)(2)	Health Care Equipment	First Lien Senior Secured Term Loan (LIBOR + 3.5%, 4.0% Cash, 1.5% PIK, Acquired 05/21, Due 07/25)(6)	540,173	539,755	539,755
		First Lien Senior Secured Term Loan (EURIBOR + 3.75%, 4.0% Cash, 1.5% PIK, Acquired 05/21, Due 07/25)(11)	59,448	59,448	59,448
			599,621	599,203	599,203

Options Technology Ltd.(5)	Computer Services	First Lien Senior Secured Term Loan (LIBOR + 4.5%, 5.5% Cash, Acquired 05/21, Due 12/25)	2,922,279	2,888,381	2,888,378
			2,922,279	2,888,381	2,888,378

Pacific Health Supplies Bidco Pty Limited(2)(15)	Healthcare & Pharmaceuticals	First Lien Senior Secured Term Loan (BBSY + 6.0%, 6.5% Cash, Acquired 05/21, Due 12/25)	1,140,365	1,107,574	1,109,803
			1,140,365	1,107,574	1,109,803

Panther Bidco Pty Ltd (Junior Adventures Group)(2)(16)	Consumer Services	First Lien Senior Secured Term Loan (BBSY + 5.5%, 6.5% Cash, Acquired 05/21, Due 06/23)	751,971	745,956	745,956
			751,971	745,956	745,956

Pare SAS (SAS Maurice MARLE)(2)(11)	Health Care Equipment	First Lien Senior Secured Term Loan (EURIBOR + 5.25%, 5.3% Cash, 1.5% PIK, Acquired 05/21, Due 12/26)	965,920	956,261	956,261
			965,920	956,261	956,261

Patriot Growth Insurance Services, LLC(5)	Independent Power Producers & Energy Traders	First Lien Senior Secured Term Loan (LIBOR + 6.5%, 7.5% Cash, Acquired 05/21, Due 01/25)	2,407,907	2,407,907	2,407,907
		First Lien Senior Secured Term Loan (LIBOR + 5.75%, 6.8% Cash, Acquired 05/21, Due 01/25)	9,183,098	8,857,073	8,870,974
			11,591,005	11,264,980	11,278,881

Patriot New Midco 1 Limited (Forensic Risk Alliance)(2)	Diversified Financial Services	First Lien Senior Secured Term Loan (LIBOR + 5.75%, 6.8% Cash, Acquired 05/21, Due 02/27)(5)	566,765	559,397	559,397
		First Lien Senior Secured Term Loan (EURIBOR + 5.75%, 5.8% Cash, Acquired 05/21, Due 02/27)(10)	514,121	507,437	507,437
			1,080,886	1,066,834	1,066,834

Barings Private Credit Corporation
Unaudited Special Purpose Consolidated Schedule of Investments
as of May 12, 2021
Portfolio Company	Industry	Type of Investment(1)	Principal Amount	Cost	Fair Value
PEGASUS TRANSTECH HOLDING, LLC(3)	Trucking	First Lien Senior Secured Term Loan (LIBOR + 6.25%, 7.5% Cash, Acquired 05/21, Due 11/24)	1,411,459	1,411,459	1,411,459
		First Lien Senior Secured Term Loan (LIBOR + 6.5%, 7.5% Cash, Acquired 05/21, Due 11/24)	6,932,306	6,932,306	6,932,306
			8,343,765	8,343,765	8,343,765

Perforce Software, Inc.(3)	Internet Software & Services	Second Lien Senior Secured Term Loan (LIBOR + 8.0%, 8.1% Cash, Acquired 05/21, Due 07/27)	6,497,376	6,416,159	6,416,159
			6,497,376	6,416,159	6,416,159

PerTronix, LLC(5)	Automotive	First Lien Senior Secured Term Loan (LIBOR + 5.25%, 6.3% Cash, Acquired 05/21, Due 10/26)	1,320,379	1,320,379	1,320,379
			1,320,379	1,320,379	1,320,379

Philip Holdco 3 Pty Ltd(2)(15)	Healthcare & Pharmaceuticals	First Lien Senior Secured Term Loan (BBSY + 5.25%, 5.8% Cash, Acquired 05/21, Due 06/25)	1,078,568	1,078,568	1,078,568
			1,078,568	1,078,568	1,078,568

Pilot Air Freight, LLC(5)	Transportation Services	First Lien Senior Secured Term Loan (LIBOR + 4.75%, 5.8% Cash, Acquired 05/21, Due 07/24)	9,805,771	9,638,066	9,658,684
			9,805,771	9,638,066	9,658,684

Premier Technical Services Group (Project Graphite)(2)(7)	Construction & Engineering	First Lien Senior Secured Term Loan (GBP LIBOR + 6.75%, 7.3% Cash, Acquired 05/21, Due 06/26)	840,809	828,590	830,550
			840,809	828,590	830,550

Premium Franchise Brands, LLC(5)	Research & Consulting Services	First Lien Senior Secured Term Loan (LIBOR + 6.25%, 7.3% Cash, Acquired 05/21, Due 12/26)	11,162,517	10,959,359	10,959,348
			11,162,517	10,959,359	10,959,348

Professional Datasolutions, Inc. (PDI)(6)	Application Software	First Lien Senior Secured Term Loan (LIBOR + 4.5%, 5.5% Cash, Acquired 05/21, Due 10/24)	11,941,332	11,873,266	11,873,266
			11,941,332	11,873,266	11,873,266

Protego Bidco B.V.(2)(10)	Aerospace & Defense	First Lien Senior Secured Term Loan (EURIBOR + 6.0%, 6.0% Cash, Acquired 05/21, Due 03/28)	576,982	549,576	559,673
			576,982	549,576	559,673

PSC UK Pty Ltd.(2)(7)	Insurance Services	First Lien Senior Secured Term Loan (GBP LIBOR + 6.0%, 6.5% Cash, Acquired 05/21, Due 10/24)	405,623	398,134	398,855
			405,623	398,134	398,855

Questel Unite(2)	Business Services	First Lien Senior Secured Term Loan (EURIBOR + 6.25%, 6.3% Cash, Acquired 05/21, Due 12/27)(10)	132,124	126,872	130,209
		First Lien Senior Secured Term Loan (LIBOR + 6.25%, 6.8% Cash, Acquired 05/21, Due 12/27)(5)	1,000,000	985,500	985,500
			1,132,124	1,112,372	1,115,709

Radwell International, LLC(5)	Wholesale	First Lien Senior Secured Term Loan (LIBOR + 4.75%, 5.8% Cash, Acquired 05/21, Due 12/26)	10,133,066	9,932,048	9,950,662
			10,133,066	9,932,048	9,950,662

Recovery Point Systems, Inc.(5)	Technology	First Lien Senior Secured Term Loan (LIBOR + 6.5%, 7.5% Cash, Acquired 05/21, Due 07/26)	2,472,847	2,472,847	2,472,847
			2,472,847	2,472,847	2,472,847

Renaissance Holding Corp.(3)	Application Software	Second Lien Senior Secured Term Loan (LIBOR + 7.0%, 7.1% Cash, Acquired 05/21, Due 05/26)	9,325,412	9,298,368	9,298,368
			9,325,412	9,298,368	9,298,368

REP SEKO MERGER SUB LLC(5)	Air Freight & Logistics	First Lien Senior Secured Term Loan (LIBOR + 5.0%, 6.0% Cash, Acquired 05/21, Due 12/26)	6,112,813	6,104,226	6,105,472
			6,112,813	6,104,226	6,105,472

Barings Private Credit Corporation
Unaudited Special Purpose Consolidated Schedule of Investments
as of May 12, 2021
Portfolio Company	Industry	Type of Investment(1)	Principal Amount	Cost	Fair Value
Resa Power, LLC(3)	Electric Utilities	First Lien Senior Secured Term Loan (LIBOR + 5.0%, 6.0% Cash, Acquired 05/21, Due 09/22)	2,041,540	2,025,208	2,025,208
			2,041,540	2,025,208	2,025,208

Resonetics, LLC(5)	Health Care Equipment	Second Lien Senior Secured Term Loan (LIBOR + 7.0%, 7.8% Cash, Acquired 05/21, Due 04/29)	5,365,277	5,257,971	5,257,971
			5,365,277	5,257,971	5,257,971

Retriever Medical/Dental Payments LLC(5)	Health Care Technology	First Lien Senior Secured Term Loan (LIBOR + 5.0%, 6.0% Cash, Acquired 05/21, Due 02/23)	1,956,863	1,956,863	1,956,863
			1,956,863	1,956,863	1,956,863

RevSpring, Inc.(3)	Business Services	Second Lien Senior Secured Term Loan (LIBOR + 8.25%, 8.4% Cash, Acquired 05/21, Due 10/26)	2,555,674	2,502,005	2,502,005
			2,555,674	2,502,005	2,502,005

Reward Gateway (UK) Ltd(2)(7)	Precious Metals & Minerals	First Lien Senior Secured Term Loan (GBP LIBOR + 5.5%, 6.0% Cash, Acquired 05/21, Due 05/24)	813,198	813,198	813,198
			813,198	813,198	813,198

ROI Solutions LLC(5)	Business Services	First Lien Senior Secured Term Loan (LIBOR + 5.0%, 6.0% Cash, Acquired 05/21, Due 08/24)	7,906,006	7,906,006	7,906,006
			7,906,006	7,906,006	7,906,006

RPX Corp(5)	Research & Consulting Services	First Lien Senior Secured Term Loan (LIBOR + 6.0%, 7.0% Cash, Acquired 05/21, Due 10/25)	5,433,494	5,400,893	5,400,893
			5,433,494	5,400,893	5,400,893

Safety Products Holdings, LLC(3)	Non-durable Consumer Goods	First Lien Senior Secured Term Loan (LIBOR + 6.0%, 7.0% Cash, Acquired 05/21, Due 12/26)	7,705,130	7,595,441	7,624,524
			7,705,130	7,595,441	7,624,524

Sandvine Corporation(3)	Communications Equipment	Second Lien Senior Secured Term Loan (LIBOR + 8.0%, 8.1% Cash, Acquired 05/21, Due 11/26)	8,684,942	8,651,071	8,651,071
			8,684,942	8,651,071	8,651,071

Sanoptis SARL(2)	Healthcare & Pharmaceuticals	First Lien Senior Secured Term Loan (EURIBOR + 5.5%, 5.5% Cash, Acquired 05/21, Due 05/26)(11)	1,207,298	1,181,945	1,181,945
		First Lien Senior Secured Term Loan (CHF LIBOR + 5.5%, 5.5% Cash, Acquired 05/21, Due 05/26)(17)	392,166	383,931	383,931
			1,599,464	1,565,876	1,565,876

SCSG EA Acquisition Company, Inc.(5)	Health Care Services	Second Lien Senior Secured Term Loan (LIBOR + 8.25%, 9.3% Cash, Acquired 05/21, Due 09/24)	4,476,198	4,476,198	4,476,198
			4,476,198	4,476,198	4,476,198

Sigmatek Systems, LLC(5)	High Tech Industries	First Lien Senior Secured Term Loan (LIBOR + 5.25%, 6.3% Cash, Acquired 05/21, Due 01/27)	5,756,431	5,645,467	5,645,467
			5,756,431	5,645,467	5,645,467

Simulation Software Investment Company Pty Ltd(2)	Business Services	First Lien Senior Secured Term Loan (LIBOR + 5.5%, 6.5% Cash, Acquired 05/21, Due 09/22)(5)	638,765	636,210	636,210
		First Lien Senior Secured Term Loan (BBSY + 5.5%, 6.5% Cash, Acquired 05/21, Due 09/22)(15)	695,524	692,742	692,741
			1,334,289	1,328,952	1,328,951

SISU ACQUISITIONCO., INC.(5)	Aerospace & Defense	First Lien Senior Secured Term Loan (LIBOR + 5.25%, 6.3% Cash, Acquired 05/21, Due 12/26)	2,563,827	2,517,165	2,517,165
			2,563,827	2,517,165	2,517,165

SMB Shipping Logistics, LLC (f/k/a RWP WWEX Acquisition Parent, LLC)(5)	Technology Distributors	Second Lien Senior Secured Term Loan (LIBOR + 8.0%, 9.0% Cash, Acquired 05/21, Due 02/25)	10,313,793	10,241,596	10,241,596
			10,313,793	10,241,596	10,241,596

Barings Private Credit Corporation
Unaudited Special Purpose Consolidated Schedule of Investments
as of May 12, 2021
Portfolio Company	Industry	Type of Investment(1)	Principal Amount	Cost	Fair Value
SN BUYER, LLC(5)	Health Care Services	First Lien Senior Secured Term Loan (LIBOR + 6.25%, 7.3% Cash, Acquired 05/21, Due 11/26)	5,581,241	5,503,104	5,503,104
			5,581,241	5,503,104	5,503,104

Springbrook Software (SBRK Intermediate, Inc.)(5)	Enterprise Software & Services	First Lien Senior Secured Term Loan (LIBOR + 5.75%, 6.8% Cash, Acquired 05/21, Due 12/26)	2,188,978	2,179,948	2,182,411
			2,188,978	2,179,948	2,182,411

SPT Acquico Limited(5)	High Tech Industries	First Lien Senior Secured Term Loan (LIBOR + 4.75%, 5.8% Cash, Acquired 05/21, Due 12/27)	1,807,007	1,761,832	1,761,832
			1,807,007	1,761,832	1,761,832

SSCP Pegasus Midco Limited(2)(8)	Healthcare & Pharmaceuticals	First Lien Senior Secured Term Loan (GBP LIBOR + 6.75%, 6.8% Cash, Acquired 05/21, Due 11/27)	790,860	756,220	770,060
			790,860	756,220	770,060

SSCP Spring Bidco Limited(2)(8)	Health Care	First Lien Senior Secured Term Loan (GBP LIBOR + 6.75%, 6.8% Cash, Acquired 05/21, Due 07/25)	1,154,613	1,142,143	1,142,143
			1,154,613	1,142,143	1,142,143

SSCP Thermal Bidco SAS(2)	Industrial Machinery	First Lien Senior Secured Term Loan (EURIBOR + 5.25%, 5.3% Cash, Acquired 05/21, Due 07/24)(10)	803,590	803,590	803,590
		First Lien Senior Secured Term Loan (LIBOR + 5.25%, 5.5% Cash, Acquired 05/21, Due 07/24)(5)	98,058	98,058	98,058
			901,648	901,648	901,648

Temple Midco Limited(2)(8)	Industrial Machinery	First Lien Senior Secured Term Loan (GBP LIBOR + 5.75%, 5.8% Cash, Acquired 05/21, Due 08/24)	1,026,259	1,009,963	1,009,963
			1,026,259	1,009,963	1,009,963

The Hilb Group, LLC(5)	Insurance Brokerage	First Lien Senior Secured Term Loan (LIBOR + 5.75%, 6.8% Cash, Acquired 05/21, Due 12/26)	2,311,924	2,215,404	2,232,977
		First Lien Senior Secured Term Loan (LIBOR + 6.25%, 7.3% Cash, Acquired 05/21, Due 12/26)	561,843	549,202	549,201
			2,873,767	2,764,606	2,782,178

The Octave Music Group, Inc. (fka TouchTones Interactive Networks, Inc.)(5)	Entertainment	First Lien Senior Secured Term Loan (LIBOR + 5.25%, 6.3% Cash, Acquired 05/21, Due 05/25)	3,164,232	3,100,947	3,100,947
			3,164,232	3,100,947	3,100,947

The Original Cakerie Ltd.(3)	Food Distributors	First Lien Senior Secured Term Loan (LIBOR + 4.5%, 5.5% Cash, Acquired 05/21, Due 07/22)	4,141,616	4,141,616	4,141,616
			4,141,616	4,141,616	4,141,616
Trident Maritime Systems, Inc.(5)	Aerospace & Defense	First Lien Senior Secured Term Loan (LIBOR + 5.5%, 6.5% Cash, Acquired 05/21, Due 02/27)	9,096,845	8,937,650	8,937,641
			9,096,845	8,937,650	8,937,641

Truck-Lite Co., LLC(5)	Automotive Parts & Equipment	First Lien Senior Secured Term Loan (LIBOR + 6.25%, 7.3% Cash, Acquired 05/21, Due 12/26)	6,992,966	6,978,980	6,978,980
			6,992,966	6,978,980	6,978,980

UKFast Leaders Limited(2)(7)	Technology	First Lien Senior Secured Term Loan (GBP LIBOR + 6.75%, 6.8% Cash, Acquired 05/21, Due 9/27)	1,110,851	1,103,075	1,103,075
			1,110,851	1,103,075	1,103,075

US Oral Surgery Management, LLC(5)	Healthcare & Pharmaceuticals	First Lien Senior Secured Term Loan (LIBOR + 6.0%, 6.8% Cash, Acquired 05/21, Due 01/24)	11,911,573	11,911,573	11,911,573
			11,911,573	11,911,573	11,911,573

USLS Acquisition, Inc. (f/k/a US Legal Support, Inc.)(5)	Legal Services	First Lien Senior Secured Term Loan (LIBOR + 5.75%, 6.8% Cash, Acquired 05/21, Due 11/24)	2,384,170	2,253,041	2,253,041
			2,384,170	2,253,041	2,253,041

Barings Private Credit Corporation
Unaudited Special Purpose Consolidated Schedule of Investments
as of May 12, 2021
Portfolio Company	Industry	Type of Investment(1)	Principal Amount	Cost	Fair Value
USRP Holdings, Inc.(5)	Human Resource & Employment Services	Second Lien Senior Secured Term Loan (LIBOR + 8.75%, 9.8% Cash, Acquired 05/21, Due 09/25)	10,429,540	10,147,942	10,147,942
			10,429,540	10,147,942	10,147,942

Utac Ceram(2)	Business Services	First Lien Senior Secured Term Loan (EURIBOR + 5.75%, 5.8% Cash, Acquired 05/21, Due 09/27)(10)	965,920	939,357	939,357
		First Lien Senior Secured Term Loan (LIBOR + 5.75%, 5.8% Cash, Acquired 05/21, Due 09/27)(5)	300,000	291,750	291,750
			1,265,920	1,231,107	1,231,107

Validity, Inc.(3)	IT Consulting & Other Services	First Lien Senior Secured Term Loan (LIBOR + 4.75%, 4.9% Cash, Acquired 05/21, Due 05/25)	939,397	893,367	893,367
			939,397	893,367	893,367

Vitalyst, LLC(5)	IT Consulting & Other Services	First Lien Senior Secured Term Loan (LIBOR + 6.5%, 7.5% Cash, Acquired 05/21, Due 08/22)	2,161,815	2,161,815	2,161,815
			2,161,815	2,161,815	2,161,815

VP Holding Company(5)	Transportation Services	First Lien Senior Secured Term Loan (LIBOR + 5.5%, 5.8% Cash, Acquired 05/21, Due 05/24)	7,123,233	6,994,157	6,995,015
			7,123,233	6,994,157	6,995,015

W2O Holdings, Inc.	Healthcare Technology	Undrawn Delayed Draw Term Loan (LIBOR + 5.0%, 5.0% Cash, Acquired 05/21, Due 06/25)	—	—	—
			—	—	—

World 50, Inc.(3)	Professional Services	First Lien Senior Secured Term Loan (LIBOR + 4.5%, 5.5% Cash, Acquired 05/21, Due 01/26)	2,227,043	2,182,502	2,182,502
		First Lien Senior Secured Term Loan (LIBOR + 4.75%, 5.8% Cash, Acquired 05/21, Due 01/26)	371,439	364,010	364,010
		First Lien Senior Secured Term Loan (LIBOR + 4.75%, 5.8% Cash, Acquired 05/21, Due 01/26)	696,313	696,313	696,313
			3,294,795	3,242,825	3,242,825

Zerochaos Parent, LLC(5)	Business Equipment & Services	Second Lien Senior Secured Term Loan (LIBOR + 8.25%, 8.4% Cash, Acquired 05/21, Due 10/23)	5,655,971	4,903,727	4,903,727
			5,655,971	4,903,727	4,903,727

Subtotal Non–Control / Non–Affiliate Investments			$615,856,126	$602,842,599	$603,387,277

Total Investments, May 12, 2021			$615,856,126	$602,842,599	$603,387,277
(1)
All debt investments are income producing, unless otherwise noted. In addition, all debt investments are variable rate investments unless otherwise noted. Index-based floating interest rates are generally subject to a contractual minimum interest rate. A majority of the variable rate loans in the Company’s investment portfolio bear interest at a rate that may be determined by reference to LIBOR, EURIBOR, GBP LIBOR, CHF LIBOR, BBSY, STIBOR or an alternate Base Rate (commonly based on the Federal Funds Rate or the Prime Rate), which typically reset semi-annually, quarterly, or monthly at the borrower’s option. The borrower may also elect to have multiple interest reset periods for each loan.

(2)	Investment is not a qualifying asset under section 55(a) of the 1940 Act.
(3)	The interest rate on these loans is subject to 1 Month LIBOR, which as of May 12, 2021 was 0.09813%.
(4)	The interest rate on these loans is subject to 2 Month LIBOR, which as of May 12, 2021 was 0.12850%.
(5)	The interest rate on these loans is subject to 3 Month LIBOR, which as of May 12, 2021 was 0.15413%.
(6)	The interest rate on these loans is subject to 6 Month LIBOR, which as of May 12, 2021 was 0.19013%.
(7)	The interest rate on these loans is subject to 3 Month GBP LIBOR, which as of May 12, 2021 was 0.08350%.
(8)	The interest rate on these loans is subject to 6 Month GBP LIBOR, which as of May 12, 2021 was 0.10625%.
(9)	The interest rate on these loans is subject to 1 Month EURIBOR, which as of May 12, 2021 was -0.55200%.
(10)	The interest rate on these loans is subject to 3 Month EURIBOR, which as of May 12, 2021 was -0.53900%.
(11)	The interest rate on these loans is subject to 6 Month EURIBOR, which as of May 12, 2021 was -0.51300%.
(12)	The interest rate on these loans is subject to 3 Month STIBOR, which as of May 12, 2021 was -0.03200%.
(13)	The interest rate on these loans is subject to 6 Month STIBOR, which as of May 12, 2021 was 0.01100%.
(14)	The interest rate on these loans is subject to 1 Month BBSY, which as of May 12, 2021 was 0.01000%.

Barings Private Credit Corporation
Unaudited Special Purpose Consolidated Schedule of Investments
as of May 12, 2021
(15)	The interest rate on these loans is subject to 3 Month BBSY, which as of May 12, 2021 was 0.04030%.
(16)	The interest rate on these loans is subject to 6 Month BBSY, which as of May 12, 2021 was 0.10130%.
(17)	The interest rate on these loans is subject to 6 Month CHF LIBOR, which as of May 12, 2021 was -0.70180%.
(18)
As defined in the 1940 Act, the Company is deemed to be an “affiliated person” of any portfolio company in which the Company owns between 5% and 25% (inclusive) of the outstanding voting securities. The Company is deemed to be an “affiliated person” and “control” any portfolio company in which the Company owns more than 25% of the outstanding voting securities or has the power to exercise control over the management or policies of such portfolio company (including through a management agreement). As of May 12, 2021, the Company had no affiliate investments or control investments.

Portfolio Company(1)	Investment Type	Unused Commitments as of May 12, 2021
Anju Software, Inc.	Delayed Draw Term Loan	$366,241
AWP Group Holdings, Inc.	Delayed Draw Term Loan	233,462
Bearcat Buyer, Inc.	Delayed Draw Term Loan	96,161
Bidwax(2)	Acquisition Capex Facility	241,480
BigHand UK Bidco Limited(3)	Acquisition Capex Facility	152,639
British Engineering Services Holdco Limited(3)	Bridge Revolver	47,839
Centralis Finco S.a.r.l.(2)	Acquisition Facility	77,473
Classic Collision (Summit Buyer, LLC)	Delayed Draw Term Loan	6,269,252
Contabo Finco S.À R.L(2)	CapEx Term Loan	54,838
Dart Buyer, Inc	Delayed Draw Term Loan	440,271
Direct Travel, Inc.	Delayed Draw Term Loan	264,998
DreamStart BidCo SAS (d/b/a SmartTrade)(2)	Acquisition Facility	285,290
Electric Power Systems International, Inc.	Delayed Draw Term Loan	208,715
F24 (Stairway BidCo GmbH)(2)	Acquisition Facility	100,442
FineLine Systems	Delayed Draw Term Loan	478,015
Fitzmark, Inc.	Delayed Draw Term Loan	1,276,425
Foundation Risk Partners, Corp.	Delayed Draw Term Loan	2,015,680
Heartland, LLC	Delayed Draw Term Loan	878,031
Home Care Assistance, LLC	Delayed Draw Term Loan	386,859
IGL Holdings III Corp.	Delayed Draw Term Loan	942,242
IM Square(2)	Delayed Draw Term Loan	3,380,720
Innovad Group II BV(2)	Acquisition Facility	306,723
INOS 19-090 GmbH(2)	Delayed Draw Term Loan	164,188
Ipsen International Holding GmbH(2)	Acquisition Facility	18,480
Isolstar Holding NV (IPCOM)(2)	Acquisition Facility	353,643
Kano Laboratories LLC	Accordion Facility	723,934
LAF International(2)	Delayed Draw Term Loan	28,873
LivTech Purchaser, Inc.	Acquisition Facility	792,682
Metis BidCo Pty Limited(4)	Delayed Draw Term Loan	73,434
Modern Star Holdings Bidco Pty Limited(4)	CapEx Term Loan	141,511
Murphy Midco Limited(3)	CapEx Term Loan	206,901
Navia Benefit Solutions, Inc.	Delayed Draw Term Loan	2,716,610
NEWCO AH(2)	Delayed Draw Term Loan	90,555
Pacific Health Supplies Bidco Pty Limited(4)	Acquisition Capex Facility	83,176
Patriot Growth Insurance Services, LLC	CapEx Term Loan	868,861
Philip Holdco 3 Pty Ltd(4)	Delayed Draw Term Loan	134,821
Pilot Air Freight, LLC	CapEx Term Loan	1,374,549
Premier Technical Services Group (PTSG, Project Graphite)(3)	Delayed Draw Term Loan	160,753
Protego Bidco B.V.(2)	Acquisition Facility	240,409
Protego Bidco B.V.(2)	Delayed Draw Term Loan	144,246

Barings Private Credit Corporation
Unaudited Special Purpose Consolidated Schedule of Investments
as of May 12, 2021
Portfolio Company(1)	Investment Type	Unused Commitments as of May 12, 2021
PSC UK Pty Ltd.(3)	Revolver	34,354
Questel Unite(2)	Acquisition Facility	230,096
Radwell International, LLC	Acquisition Capex Facility	1,034,624
REP SEKO MERGER SUB LLC	Delayed Draw Term Loan	1,043,086
ROI Solutions LLC	Delayed Draw Term Loan	1,278,198
Safety Products Holdings, LLC	Delayed Draw Term Loan	1,432,896
Springbrook Software (SBRK Intermediate, Inc.)	Delayed Draw Term Loan	820,995
SSCP Pegasus Midco Limited(3)	Delayed Draw Term Loan	526,245
The Hilb Group, LLC	Delayed Draw Term Loan	781,041
VP Holding Company	Delayed Draw Term Loan	47,677
W2O Holdings, Inc.	Delayed Draw Term Loan	1,113,522
Total unused commitments to extend financing	Delayed Draw Term Loan	$35,164,156
(1)	The Company’s estimate of the fair value of the current investments in this portfolio company includes an analysis of the fair value of any unfunded commitments.
(2)	Actual commitment amount is denominated in Euros. Commitment was translated into U.S. dollars based on the spot rate on May 12, 2021.
(3)	Actual commitment amount is denominated in British pounds sterling. Commitment was translated into U.S. dollars based on the spot rate on May 12, 2021.
(4)	Actual commitment amount is denominated in Australian dollars. Commitment was translated into U.S. dollars based on the spot rate on May 12, 2021.

SIGNATURES
Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized.
BARINGS PRIVATE CREDIT CORPORATION

Date:	June 23, 2021	By:	/s/ Jonathan Bock
		Name:	Jonathan Bock
		Title:	Co-Chief Executive Officer and President